Exhibit 10.1

LOAN AND SECURITY AGREEMENT

by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lead Arranger,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

NEWSTAR BUSINESS FUNDING 2012-1, LLC,

as Borrower,

NEWSTAR BUSINESS CREDIT, LLC,

as Servicer,

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collection Account Bank

Dated as of December 7, 2012

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(CONTINUED)

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(CONTINUED)

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(CONTINUED)

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Collateral Receipt
Exhibit P-1	Form of Perfection Certificate
Exhibit R-1	Form of Revolving Credit Note
Exhibit R-2	Form of Request for Release
Exhibit T-1	Form of Transferee Letter

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule A-3	Approved Appraisers
Schedule A-4	Approved Issuers
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 2.18(a)	Cash Management Banks and Cash Management Accounts
Schedule 3.3	Conditions Subsequent
Schedule 4.1(a)(ii)	Capitalization of Borrower
Schedule 4.1(a)(iii)	Capitalization of Borrower’s Subsidiaries
Schedule 4.1(f)(ii)	Names and Jurisdictions
Schedule 4.1(f)(iii)	Chief Executive Offices
Schedule 4.1(f)(iv)	Organizational and Tax Identification Numbers
Schedule 4.1(f)(v)	Commercial Tort Claims
Schedule 4.1(g)(ii)	Litigation
Schedule 4.1(l)	Environmental Matters
Schedule 4.1(m)	Intellectual Property
Schedule 4.1(o)	Deposit and Securities Accounts
Schedule 4.1(y)	Location of Collateral
Schedule 5.3(c)	Location of Trustee
Schedule 6.1(f)	Nature of Business

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LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 7, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Provider (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as lead arranger (in such capacity, together with its successors and assigns in such capacity, the “Lead Arranger”), NEWSTAR BUSINESS FUNDING 2012-1, LLC, a Delaware limited liability company (“Borrower”), NEWSTAR BUSINESS CREDIT, LLC, a Delaware limited liability company, as servicer (in such capacity together with its successors in such capacity as further described below, “Servicer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (in such capacity together with its successors in such capacity as further described below, “Trustee”) and Collection Account Bank (as such term is defined below).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions . As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Change” means a change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Additional Borrower Documents” has the meaning specified therefor in Section 11.4(c) of this Agreement.

“Additional Loan Party Documents” has the meaning specified therefor in Section 5.1(g) of this Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 15.1(a)(ii)(H) of this Agreement.

“Advance” and “Advances” have the meanings specified therefor in Section 2.1(b) of this Agreement.

“Advance Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Advances and Letter of Credit Exposure of such Lender.

“Affected Lender” has the meaning specified therefor in Section 2.16(b) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of Eligible Portfolio Loan, Eligible Split-Funded Loan, and Concentration Limits or any of the defined terms that are used in any such definition, and Section 6.1(k) of this Agreement: (a) any Person that owns directly or indirectly 20% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 20% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) or that otherwise has the right to exercise or otherwise exercises control (excluding, for the avoidance of doubt, as the result of customary covenants made by Portfolio Companies under any Portfolio Loan Documents) of the finances or operations of such Person shall be deemed an Affiliate of such Person, except that no Portfolio Company shall be considered an Affiliate of any Loan Party if (i) the related Portfolio Loan was originated in accordance with the Required Procedures and (ii) such Loan Party has no equity interest in such Portfolio Company other than warrants of the Portfolio Company taken as Portfolio Loan Collateral, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent Fee Letter” means that certain letter agreement, dated as of the date hereof, executed by Borrower in connection with the payment of fees to Agent and Issuing Bank under this Agreement, in form and substance reasonably satisfactory to Agent, and as amended, restated, supplemented or otherwise modified from time to time.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower, Servicer, and the Lenders).

“Agreement” means this Loan and Security Agreement.

“Applicable Margin” has the meaning specified therefor in the Loan Pricing Agreement.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.7(b)(ii) of this Agreement.

“Approved Appraiser” means the Persons listed on a schedule to the Required Procedures, as such list may be amended from time to time in the sole discretion of Borrower in accordance with the Required Procedures.

“Approved Forms” means the standard forms of Portfolio Loan Documents provided to Agent attached as an exhibit to the Closing Certificate, together with such changes and modifications or additions thereto from time to time as are approved by Servicer in accordance with the Required Procedures and Section 6.1(n) of this Agreement.

“Approved Issuer” means any Federally chartered, FDIC insured commercial bank that is designated by Borrower in accordance with the Required Procedures.

“Assignee” has the meaning specified therefor in Section 15.1(a) of this Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

“Authorized Person” means (i) with respect to any Loan Party, any one of the individuals identified on Schedule A-2 to this Agreement in the capacities set forth thereon, as such schedule is updated from time to time by written notice from Borrower or Servicer to Agent, and (ii) with respect to any other Person, any duly authorized officer or representative of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer or representative of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1(b) of this Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $75,000,000 minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.2 of this Agreement.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, or (e) Cash Management Services.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Trustee for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or its Subsidiaries.

“Bank Product Provider” means Wells Fargo or any of its Affiliates,

“Bank Product Provider Agreement” means a letter agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrower, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) 1% per annum, (b) the Federal Funds Rate plus  1/2%, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Books” means all of Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information) and all of Servicer’s now owned or hereafter acquired books and records relating to Portfolio Loans, Purchased Participations, and Portfolio Loan Collateral in which Borrower or any of its Subsidiaries has any interest.

“Borrower” has the meaning specified therefor in the preamble to this Agreement.

“Borrower Materials” has the meaning specified therefor in Section 18.9(c) of this Agreement.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the aggregate outstanding balance of Eligible Portfolio Loans; provided, that, with respect to any request for a Pre-Funded Advance, the applicable proposed Portfolio Loan or Purchased Participation shall be assumed to be an Eligible Portfolio Loan for purposes of calculating the Borrowing Base as of the Funding Date for such Advance (but for the avoidance of doubt, from and after the Portfolio Loan Origination Date for such Portfolio Loan or Purchased Participation, it shall not continue to qualify as an Eligible Portfolio Loan unless it has met the criteria therefor), plus

(b) 80% (or such lower advance rate as may be required by the Intercreditor Agreement) of the aggregate outstanding balance of Eligible Split-Funded Loans; provided, that, with respect to any request for a Pre-Funded Advance, such proposed Portfolio Loan or Purchased Participation shall be assumed to be an Eligible Split-Funded Loan for purposes of calculating the Borrowing Base as of the Funding Date for such Advance (but for the avoidance of doubt, from and after the Portfolio Loan Origination Date for such Portfolio Loan or Purchased Participation, it shall not continue to qualify as an Eligible Split-Funded Loan unless it has met the criteria therefor), minus

(c) the aggregate amount of reserves, if any, established by Agent under Section 2.1(d) of this Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Broker/Provider means with respect to a Life Insurance Policy, the broker or provider (other than Servicer or Borrower) through which the related Life Insurance Policy was sourced or originated or through which payments to or by the owner of such Life Insurance Policy were or are to be made, directly or indirectly.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the cities of New York, New York, Boston, Massachusetts, St. Paul, Minnesota, or Dallas, Texas, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Canadian Dollars” means Canadian dollars, the lawful currency of Canada.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit

Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Account” has the meaning specified therefor in Section 2.18(b) of this Agreement.

“Cash Management Bank” has the meaning specified therefor in Section 2.18(a) of this Agreement.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) Permitted Holders, and (ii) any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) becomes the “beneficial owner” (as defined under Rule 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in Parent having more than seventy-five percent (75%) of the voting power for the election of directors of Parent, if any, under ordinary circumstances;

(b) Parent fails to own and control, directly or indirectly, 100% of the Equity Interests of Servicer;

(c) Servicer fails to directly own and control 100% of the Equity Interests of Borrower; or

(d) Except as expressly permitted pursuant to Section 6.1(c), of this Agreement, Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each of its Subsidiaries.

“Charge-Off” means, with respect to any Portfolio Loan or Purchased Participation, any charge-off, bad debt write-down, discount, or unrecoverable amount in respect thereof that has been implemented or determined in accordance with the Required Procedures within 180 days of such determination.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Closing Certificate” means the Closing Certificate executed and delivered by Borrower, in form and substance satisfactory to Agent, dated as of the Closing Date.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under this Agreement.

“Closing Date Business Plan” means the set of Projections of Servicer for the period commencing on the Closing Date and ending December 31, 2013 (on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the Uniform Commercial Code in effect in the State of New York, or the Uniform Commercial Code as in effect in any other applicable jurisdiction, as context may require, in each case as amended and in effect from time to time.

“Collateral” means all of Borrower’s now owned or hereafter acquired right, title and interest in and to all property, including, without limitation, each of the following:

(a) all of its Accounts;

(b) all of its Books;

(c) all of its Chattel Paper;

(d) all of its Deposit Accounts;

(e) all of its Equipment and Fixtures;

(f) all of its General Intangibles;

(g) all of its Inventory;

(h) all of its Investment Related Property;

(i) all of its Negotiable Collateral (including all of its Portfolio Loan Notes);

(j) all of its Supporting Obligations;

(k) all of its Commercial Tort Claims;

(l) all of its money, Cash Equivalents, or other assets that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other member of the Lender Group; and

(m) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” (i) includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to Borrower or Agent from time to time with respect to any of the Investment Related Property but (ii) excludes any and all fees (including syndication, upfront and similar fees earned at closing and agency fees paid by Portfolio Companies directly to Servicer but not agency fees charged to the loan account for the applicable Portfolio Loan or Purchased Participation or unused line, commitment, or other fees earned after closing) and any warrants retained by Servicer pursuant to the Sale Agreement in connection with the origination and closing of any Portfolio Loan.

“Collateral Receipt” has the meaning specified therefor in Section 10.2(b)(i) of this Agreement.

“Collection Account” means a segregated corporate deposit account established with the Collection Account Bank maintained in the name of Borrower entitled “Collection Account for Newstar Business Funding 2012-1, LLC, subject to lien of U.S. Bank National Association, as Trustee for each member of the Lender Group”, which account shall be subject to the Trustee’s Lien, over which Trustee shall have control, and from which neither Borrower nor Servicer nor any Loan Party shall have any right of withdrawal.

“Collection Account Bank” means U. S. Bank, National Association, in its capacity as the bank that maintains the Collection Account.

“Collection Costs” means professional fees and cost reimbursement obligations to attorneys and other professionals, court costs, filing fees, service or other process fees, garnishment fees and other out-of-pocket costs payable to third parties incurred by Borrower or Servicer in respect of or in connection with servicing the Loan Portfolio.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds, payments and prepayments of principal, interest, fees, premiums, penalties, payments under supporting obligations and other payments paid with respect to or in connection with Portfolio Loans, Purchased Participations, or Portfolio Loan Collateral).

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 4.1(f)(iv).

“Commitment” means, with respect to each Lender, (a) prior to the Maturity Date, such Dollar amount as is set forth beside such Lender’s name on Schedule C-1 to this Agreement, as the same may be updated by Agent to reflect an increase in the Maximum Revolver Amount after the Closing Date in accordance with Section 2.2 or a decrease in accordance with Section 2.4(b), or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 15.1 of this Agreement, and (b) from and after the Maturity Date, $0.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer of Servicer to Agent.

“Concentration Limits” means, on each date of determination of the Borrowing Base, the exclusion from Eligible Portfolio Loans and Eligible Split-Funded Loans (except to the extent that a Portfolio Loan or Purchased Participation is specifically determined, on a case-by-case basis, to be an Eligible Portfolio Loan by Agent in its Permitted Discretion, following a review by Agent of such Portfolio Loan or Purchased Participation and related credit analysis of such the applicable Portfolio Company and collateral, on a case-by-case basis, to the extent of such eligibility) of the following:

(a) that portion of each Portfolio Loan or Purchased Participation owing by any Portfolio Company, to the extent that, when the unpaid principal balance thereof, to the extent payable to Borrower, is added to the then-outstanding aggregate unpaid principal balance of all Portfolio Loans owing by such Portfolio Company or an Affiliate of such Portfolio Company, to the extent payable to Borrower, such unpaid principal balance (i) during the Ramp-Up Period exceeds $10,000,000 and (ii) after the Ramp-Up Period exceeds the lesser of (A) the Portfolio Company Concentration Limit or (B) twelve and one-half percent (12.5%) of the Preliminary Eligible Portfolio Loans; provided, that for purposes of this clause (a), Portfolio Companies shall not be considered Affiliates solely as a result of a private equity investor and its Affiliates having Equity Interests in each such Portfolio Company so long as (1) the Equity Interests that such private equity investor and its Affiliates hold, directly or indirectly, in each such Portfolio Company do not exceed 50% of all outstanding Equity Interests with respect thereto, or (2) in the event that subclause (1) of this clause (a) is not satisfied, so long as (I) at all times when the Maximum Revolver Amount is less than $100,000,000, such group of Affiliates consists of 3 or fewer Portfolio Companies, (II) at all times when the Maximum Revolver Amount is equal to or greater than $100,000,000 but less than $150,000,000, such group of Affiliates consists of 4 or fewer Portfolio Companies and (III) at all times when the Maximum Revolver Amount is equal to or greater than $150,000,000, such group of Affiliates consists of 5 or fewer Portfolio Companies.

(b) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported by Inventory collateral in excess of 45% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(c) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported by Equipment collateral in excess of 25% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(d) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported by Real Property collateral in excess of 5% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(e) the aggregate amount of all Portfolio Loans and Purchased Participations for which the Portfolio Company is subject to an Insolvency Proceeding in excess of 10% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(f) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported only by Inventory collateral in excess of 15% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(g) the aggregate amount of all Portfolio Loans and Purchased Participations (i) for which the applicable Portfolio Company maintains its chief executive office or principal residence in Canada, (ii) for which the applicable Portfolio Company is organized under the laws of Canada or any province thereof, or (iii) denominated in Canadian Dollars, in excess of 15% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(h) to the extent any Portfolio Loan or Purchased Participation or portion thereof is denominated in Canadian Dollars, any portion thereof in excess of its Dollar Equivalent, calculated in accordance with this Agreement and the other Loan Documents;

(i) the aggregate amount of all Purchased Participations that are not Eligible Split-Funded Loans in excess of 15% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(j) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent an overadvance in accordance with the Required Procedures in excess of 5% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(k) the aggregate amount of all Portfolio Loans and Purchased Participations with respect to which the Portfolio Company is an Affiliate of a Loan Party or a shareholder or employee or agent of a Loan Party or a member, employee or agent of any Affiliate of a Loan Party or a member of the family of any of the foregoing in excess of 10% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(l) the aggregate amount of all Portfolio Loans and Purchased Participations that are a refinancing of a loan previously made or acquired by Borrower or any of its Affiliates to a maker other than the applicable Portfolio Company or refinancing any property previously financed by Borrower or any of its Affiliates that in either case are not a refinancing less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with any of their other Affiliates or that is not otherwise in the ordinary course of business or consistent with industry practice in excess of 10% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans;

(m) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported only by Seasonal Accounts in excess of 20% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans; and

(n) the aggregate amount of all portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported only by the Eligible Life Insurance in excess of 5% of the unpaid principal balance of all Preliminary Eligible Portfolio Loans.

“Confidential Information” has the meaning specified therefor in Section 18.9(a) of this Agreement.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Trustee, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Custodian’s Acknowledgement” means, with respect to a Purchased Participation with respect to which the Portfolio Company’s obligations are supported by a guaranty that is held by a custodian for the benefit of Borrower, a written acknowledgement that such custodian holds such guaranty for the benefit of Trustee, for the benefit of the Lender Group, as Collateral for the Obligations.

“Death Benefit” means, with respect to any Life Insurance Policy, the amount payable to the policy beneficiary or the policy beneficiaries, as the case may be, upon the death of the Insured.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning given to such term in the Loan Pricing Agreement.

“Defaulted Loan” means any Portfolio Loan or Purchased Participation (a) that has any contractually required payment past due at any time for 91 days or more or that has not received any payments to the collection account or lockbox, if applicable, for the applicable Portfolio Company for 91 days or more, (b) with respect to which any portion of the aggregate outstanding balance has been reduced, written off, or otherwise excused, or (c) with respect to which Borrower or Servicer is no longer accruing interest.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrower, Trustee, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i)

becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances (inclusive of the Applicable Margin).

“Deficiency” has the meaning specified therefor in Section 10.2(b)(i) of this Agreement.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Disbursement Letter” means an instructional letter executed and delivered by Borrower to Agent regarding the disbursements of the proceeds of an Advance on a Funding Date, the form and substance of which is satisfactory to Agent.

“Discretionary Sale” has the meaning specified therefor in Section 2.19(g) of this Agreement.

“Discretionary Sale Date” means the Business Day identified by Borrower to Agent in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice” has the meaning specified therefor in Section 2.19(g)(i) of this Agreement.

“Disqualified Equity Interests” shall mean any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollar Equivalent” means at any time, as to any amount denominated in Canadian Dollars, the equivalent amount in Dollars as determined by Agent at such time on the basis of the Exchange Rate.

“Dollars” or “$” means United States dollars.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Duties” means all covenants and duties of any kind and description of any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“DZ Agent” has the meaning specified therefor in the Intercreditor Agreement.

“DZ Borrower” means NewStar Business Funding 2010-1, LLC, a Delaware limited liability company.

“DZ Borrower Portfolio Loan Amounts” has the meaning specified therefor in the Intercreditor Agreement.

“DZ Loan Documents” has the meaning specified therefor in the Intercreditor Agreement.

“DZ Secured Parties” has the meaning specified therefor in the Intercreditor Agreement.

“EBITDA” means, with respect to any fiscal period, Borrower’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains, plus Interest Expense, plus income taxes, plus depreciation and amortization for such period, in each case not otherwise defined herein, as determined in accordance with GAAP.

“Eligible Life Insurance” means each Life Insurance Policy that satisfies the following criteria:

(a) the Servicer or Borrower monitors the cash value on such Life Insurance Policy via quarterly statements provided by the Issuing Insurance Company to ensure that such Life Insurance Policy has not lapsed;

(b) such Life Insurance Policy is freely assignable, and either Borrower is listed as loss-payee under such Life Insurance Policy or such Life Insurance Policy has been validly assigned to Borrower, in each case providing Borrower the right to receive the proceeds of the Death Benefit as loss-payee under such Life Insurance Policy in case of a default by the applicable Portfolio Company under the applicable Portfolio Loan or Purchased Participation secured by such Life Insurance Policy;

(c) the Issuing Insurance Company is not an Affiliate of Borrower or Servicer and has a financial strength rating of at least “A-”/“A3” by S&P and Moody’s, respectively; provided if the Issuing Insurance Company is rated by one of S&P or Moody’s, but not both, a minimum rating of “A” by Fitch, or “A-“ by A.M. Best, may be substituted;

(d) such Life Insurance Policy is denominated in Dollars;

(e) such Life Insurance Policy is in force and enforceable by Servicer or Borrower, as applicable, against the Issuing Insurance Company in accordance with its terms, including the ability to liquidate such Life Insurance Policy for the cash surrender value, and not (as of any date of determination on which such Life Insurance Policy is included in the calculation of the Borrowing Base) subject to any defense or counterclaim (including, without limitation, any defense or counterclaim based on failure of non-insurability periods to pass, fraud, deceit, misconduct of a Broker/Provider, an Insured, the owner of such Life Insurance Policy, viator, Borrower or Servicer, or lack of insurable interest or a challenge of the sale of the Life Insurance Policy by an heir, or on behalf of the heirs, of the Insured or the owner of such Life Insurance Policy); and such Life Insurance Policy is a universal life, whole life or term policy (but each term policy must be convertible into permanent insurance) and may be a survivorship or second-to-die policy;

(f) if the Insured or the owner of such Life insurance Policy is an individual, such individual is either (x) a citizen of the United States or (y) currently residing in the United States and, in each case, has documented social security information;

(g) if the owner of such Life insurance Policy is an entity, such entity maintains its chief executive office or principal residence in the United States or Canada and is organized under the laws of the United States or any state thereof or Canada or any province thereof; provided, that with respect to any such Life Insurance Policy governed by the laws of Canada or any province thereof, Borrower shall have received an opinion of legal counsel that its security interest in and rights to enforce such Life insurance Policy are valid, enforceable, and perfected;

(h) the Insured for such Life Insurance Policy is a current or former officer, employee, board member or direct or indirect equity owner of the applicable Portfolio Company;

(i) such Life Insurance Policy is free of any Lien imposed in favor of any Person, other than liens on favor of Borrower or Permitted Liens;

(j) Borrower shall have delivered notice to the Issuing Insurance Company of its and Trustee’s interest in the related Life Insurance Policy, and such notice shall be substantially in the form required by the Issuing Insurance Company or such other form as shall have been approved in writing by Agent,;

(k) if required by such Life Insurance Policy, the related Issuing Insurance Company shall have acknowledged the lien in favor of Borrower on such Life Insurance Policy and the Trustee’s Lien on Borrower’s interest therein, and if necessary under the terms of such Life Insurance Policy or by law, acknowledged by the applicable Issuing Insurance Company;

(l) the terms of such Life Insurance Policy have not been modified in a manner which violates the Loan Documents or the applicable Portfolio Loan Documents;

(m) such Life Insurance Policy is in full force and effect and has not lapsed, and such Life Insurance Policy is not in a grace or non-insurability period;

(n) a complete original counterpart copy of such Life Insurance Policy is delivered to Trustee within 3 Business Days of the date the initial advance to the applicable Portfolio Company supported by such Life Insurance Policy is made (or the date such advance is first included in the Borrowing Base, if later); and

(o) such Life Insurance Policy requires payment of the net cash surrender value to Borrower or Trustee within 60 days of its surrender of such Life Insurance Policy to the Issuing Insurance Company.

“Eligible Loan” means any Eligible Portfolio Loan or Eligible Split-Funded Loan.

“Eligible Portfolio Loans” means, on each date of determination of the Borrowing Base, after determining Preliminary Eligible Portfolio Loans and Preliminary Eligible Split-Funded Loans, to determine additional ineligible portions, if any, and thus determine the final aggregate amount thereof, the Preliminary Eligible Portfolio Loans after applying the Concentration Limits.

“Eligible Split-Funded Loans” means, on each date of determination of the Borrowing Base, after determining Preliminary Eligible Portfolio Loans and Preliminary Eligible Split-Funded Loans, to determine additional ineligible portions, if any, and thus determine the final aggregate amount thereof, the Preliminary Eligible Split-Funded Loans after applying the Concentration Limits; provided, that (a) so long as the Maximum Revolver Amount is equal to or greater than $75,000,000, there shall be no more than two Eligible Split-Funded Loans, (b) so long as the Maximum Revolver Amount is equal to or greater than $115,000,000, there shall be no more than three Eligible Split-Funded Loans; and (c) so long as the Maximum Revolver Amount is equal to or greater than $150,000,000, there shall be no more than four Eligible Split-Funded Loans.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses onto any properties of Borrower, any Subsidiary of Borrower, or any of their predecessors in interest, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 7 of this Agreement.

“Exception Report” has the meaning specified therefor in Section 10(b)(ii) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in The Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which The Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes) and any franchise tax imposed on any Lender or any Participant, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Sections 2.17(b), (c), or (d) of this Agreement, and (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 2.17(a) of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Executive Officer” means each of Michael D. Haddad and Paul E. Martin.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

“Fee Letters” means the Agent Fee Letter, the Trustee Fee Letter, and any other letter agreement executed by Borrower in connection with the payment of fees under this Agreement (other than the Servicer Fee Letter), in each case, in form and substance reasonably satisfactory to Agent, and as amended, restated, supplemented or otherwise modified from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Filing Authorization Letter” means a letter duly executed by Borrower, Servicer, and any other Loan Parties granting security interests, if any, authorizing Trustee or Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents.

“FIRREA-Compliant Appraisal” means with respect to any real property, the estimated current “as is” fair market value of such real property based on an appraisal determined by Agent, following a review thereof on a case-by-case basis, to meet the minimum standards set forth in the regulations set forth in 12 C.F.R. §323, as though Borrower were an institution regulated by the Federal Deposit Insurance Corporation, from an Approved Appraiser, such value to be determined (a) with respect to any real property securing a Portfolio Loan, as of any date of determination, assuming a sale within a commercially reasonable period after such date of determination in “as is” condition, and (b) with respect to any Foreclosed Property acquired by Borrower or any of its Subsidiaries, as of any date of determination, assuming a sale within ninety (90) days of such determination in “as-is” condition.

“Fitch” means Fitch, Inc. or any successor thereto.

“Fixtures” means fixtures (as that term is defined in the Code).

“Force Majeure” means, with respect to any Person, an event beyond the control of Person, which prevents such Person from complying with any of its obligations under this Agreement, including but not limited to, acts of God (including, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods), war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilization, requisition, or embargo, rebellion, revolution, insurrection, or military or usurped power, civil war, riot, commotion, strikes, lockouts or disorder, and acts or threats of terrorism.

“Foreclosed Property” means Real Property or personal property owned by Borrower or a Subsidiary of Borrower that previously secured a Portfolio Loan and was acquired by Borrower or such Subsidiary as a result of foreclosure, deed-in-lieu-of-foreclosure, acceptance of collateral in full or partial satisfaction of an Portfolio Loan or other similar process in which Borrower or such Subsidiary obtained legal title to such Real Property or personal property following a default under such Portfolio Loan, together with all of Borrower’s or such Subsidiary’s now owned or hereafter acquired proceeds thereof or interests in the improvements thereon, the fixtures attached thereto, the personal property located thereon and the easements and other appurtenances appurtenant thereto.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, provided, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Subsidiary of Borrower, (b) Parent in its capacity as a guarantor under the Parent Guaranty, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 6.1(p) of this Agreement.

“Guaranty” means any guaranty executed and delivered by one or more of the Guarantors to Agent, including without limitation the Parent Guaranty.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Highest Required Investment Category” means (i) with respect to ratings assigned by Moody’s, “Aa3”, (ii) with respect to ratings assigned by S&P, “AA-”, and (iii) with respect to ratings assigned by Fitch, “AA-”.

“Increase” has the meaning specified therefor in Section 2.2(a).

“Increase Date” has the meaning specified therefor in Section 2.2(b)(iv).

“Increase Joinder” has the meaning specified therefor in Section 2.2(b)(i).

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), and (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (e) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 12.3 of this Agreement.

“Indemnified Person” has the meaning specified therefor in Section 12.3 of this Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Initial Servicer” means Newstar Business Credit, LLC, a Delaware limited liability company.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insured” means, with respect to any Life Insurance Policy, each Person whose life is insured by such Life Insurance Policy.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among Borrower, Agent, the DZ Agent, the DZ Borrower, Initial Servicer, Parent, and U.S. Bank National Association, together with any amendments, restatements, supplements or other modifications thereof.

“Interest Coverage Ratio” means, with respect to Borrower and its Subsidiaries for any period, the ratio of (i) EBITDA for such period, to (ii) Interest Expense for such period.

“Interest Expense” means, for any period, the aggregate of the interest expense and fees paid by Borrower to the Lender Group for such period, as determined in accordance with GAAP.

“Interest Period” means a period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Investment Related Property” means any and all investment property (as that term is defined in the Code), and (ii) any and all Pledged Interests (regardless of whether classified as investment property under the Code).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.14 of this Agreement and the Issuing Bank, in such capacity, shall be deemed to be a Lender.

“Issuing Insurance Company” means, with respect to any Life Insurance Policy, the insurance company that is obligated to pay the related Death Benefit upon the death of the related Insured by the terms of such Life Insurance Policy (or the successor to such obligation).

“Judgment Currency” has the meaning specified therefor in Section 18.12(b) of this Agreement.

“Lender” has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 2.2 or Section 15.1 of this Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank, the Swing Lender, and the Bank Product Provider) and Agent, or any one or more of them.

“Lender Group Expenses” means, without duplication, all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, including without limitation any Trustee Fees, the Servicing Fee, and any fees and expenses payable to Agent in its capacity as Designated Account Bank in connection with the establishment and maintenance of the Designated Account, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuation of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, electronic reporting and valuation fees and expenses (including travel, meals and lodging) of Agent related to any field examinations, valuations, and appraisals (subject to the limitations in Section 2.13(e) of this Agreement applicable thereto) and costs and expenses incurred in connection with establishment of electronic reporting or valuation, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred by the Lender Group, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Trustee’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral. It is understood and agreed that, if more than one member of the Lender Group shall be party to any one lawsuit or other adverse proceeding described in clause (j) of the immediately preceding sentence (or in related lawsuits or adversarial proceedings in the same jurisdiction) and no conflict of interests exists among the members of the Lender Group party to such lawsuit or proceeding, then neither Borrower nor its Subsidiaries shall be liable for the fees and expenses of more than one firm (in addition to any special or local counsel) for the members of the Lender Group.

“Lender Group Representatives” has the meaning specified therefor in Section 18.9(a) of this Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) that is issued or is to be issued by Issuing Bank under this Agreement.

“Letter of Credit Cash Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.14(k) of this Agreement (including any usage charges) will continue to accrue while the Letters of Credit are outstanding) to be held by Trustee for the benefit of the Issuing Bank in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Trustee with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from an Approved Issuer in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in the Loan Pricing Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.14(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.14(f) of this Agreement.

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to 10% of the aggregate Commitments of all Lenders in effect on such date.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of unreimbursed Letter of Credit Disbursements.

“LIBOR Rate” means, for any Interest Period, the rate per annum appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR—USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of such Interest Period, for a term of 30 days and in the amount of $1,000,000 (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Life Insurance Policy” means, with respect to any Portfolio Company, an entire life insurance policy issued by an insurance company that is licensed in at least one state in the United States, or the District of Columbia, Puerto Rico, or the U.S. Virgin Islands or that is a Canadian insurer operating through its United States branch.

“Loan” means, without duplication, any Advance, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.12 of this Agreement.

“Loan Checklist” means the list delivered by or on behalf of Borrower to Trustee that identifies the following with respect to each Portfolio Loan or Purchased Participation: (i) the Portfolio Company name, (ii) original balance of such Portfolio Loan or Purchased Participation, (iii) loan number assigned to such Portfolio Loan, if any, (iv) advance rates, (v) applicable interest rate payable in cash, (vi) the maturity date (vii) the underlying Portfolio Company Collateral subject to the borrowing base, (viii) if there are any other lenders with respect to such Portfolio Loan or Purchased Participation, and (ix) each of the Portfolio Loan Documents and the Loan Schedule (as such term is defined in the Sale Agreement) with respect thereto.

“Loan Documents” means this Agreement, the Revolving Credit Notes, any Borrowing Base Certificate, the Control Agreements, the Loan Pricing Agreement, the Fee Letters, the Parent Guaranty, any Issuer Documents, the Letters of Credit, the Mortgages, the Intercreditor Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party and any member of the Lender Group in connection with this Agreement.

“Loan Party” means Servicer, Borrower, each of Borrower’s Subsidiaries, or any Guarantor in its capacity as Guarantor.

“Loan Portfolio” means all of Borrower’s Portfolio Loans and Purchased Participations, all Portfolio Loan Collateral, the Books relating to the Portfolio Loans and Purchased Participations, all Collections and other proceeds in respect thereof, and all rights to payment and enforcement, and all remedies and powers related thereto.

“Loan Pricing Agreement” means that certain Loan Pricing Agreement, dated as of the date hereof, by and among Agent and Borrower, together with any amendments, restatements, supplements, or other modifications thereof.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent or at the direction of the Lenders), or (c) a material impairment of the enforceability or priority of Trustee’s Liens with respect to all or a material portion of the Collateral.

“Material Default” means any Event of Default:

(a) described in Sections 7.1, 7.4, 7.5, 7.6(b), 7.8, 7.9, 7.10, 7.16, 7.17 or 7.19;

(b) described in Section 7.2(a) solely as a result of failure to comply with Sections 5.1(a) (solely as a result of Borrower ceasing to exist), 5.2(a) (solely as a result of Servicer ceasing to exist), 5.2(n)(ii), or 6.1(t); or

(c) unless otherwise agreed by Agent in its sole discretion, any other Event of Default that continues to exist unremedied five (5) days after the expiration of any cure periods in respect thereof.

“Maturity Date” means the earliest of (a) the date that is the third anniversary of the Closing Date, (b) the date that Borrower terminates the Commitments pursuant to Section 2.4(a) of this Agreement, or (c) the date that Agent or Required Lenders declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations) to be immediately due and payable pursuant to Section 8.1 of this Agreement.

“Maximum Revolver Amount” means (a) prior to the Maturity Date, $75,000,000, as such amount may be increased by the amount of increases in the Commitments made in accordance with Section 2.2 of this Agreement or decreased in accordance with Section 2.4(b), and (b) from and after the Maturity Date, $0.

“Minimum Excess Availability” means Availability in an amount equal to $1,000,000.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by Borrower or its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber Collateral.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Net Income” means, for a Person for any period, the net income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Non-Consenting Lender” has the meaning specified therefor in Section 16.2(a) of this Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Obligations” means, without duplication, (a) all loans (including the Advances (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect of Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), other payment obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and guaranties, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Advances, (ii) interest accrued on the Advances, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall also include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 15.1(e) of this Agreement.

“Overadvance” has the meaning specified therefor in Section 2.8(a).

“Parent” means Newstar Financial, Inc., a Delaware corporation.

“Parent Guaranty” means that certain Limited Continuing Guaranty, dated as of the date hereof, executed by Parent in favor of Agent, collectively with any amendments, restatements, supplements, or other modifications thereof.

“Participant” has the meaning specified therefor in Section 15.1(e) of this Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.1(q) of this Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to this Agreement.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means: (a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrower and its Subsidiaries, (b) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (d) the granting of Permitted Liens, (e) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group, (f) the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement, (g) the making of Permitted Investments, (h) dispositions of Portfolio Loans and Permitted Participations in accordance with Section 2.19 of this Agreement, and (i) the sale of Foreclosed Property so long as Agent receives all of the cash proceeds, net of reasonable and customary costs and expenses, of such sale as payment in respect of the Obligations.

“Permitted Holder” means (a) any of Corsair Capital, LLC and Capital Z Partners, Ltd., or (b) any Person or group of Persons that controls, is controlled by, or is under common control with, any of the foregoing, including without limitation, any fund that is an Affiliate of Corsair Capital, LLC or Capital Z Partners, Ltd. and/or managed by Corsair Capital, LLC or Capital Z Partners, Ltd. or any of their Affiliates.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents,

(b) Permitted Purchase Money Indebtedness,

(c) endorsement of instruments or other payment items for deposit,

(d) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(e) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”), or Cash Management Services, and

(f) Indebtedness composing Permitted Investments.

“Permitted Investments” means: (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving a Portfolio Company or Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (e) Investments owned by Borrower or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement, (f) guarantees permitted under the definition of Permitted Indebtedness, (g) deposits of cash made in the ordinary course of business to secure performance of operating leases, (h) Portfolio Loans and Purchased Participations, and (i) Investments resulting from entering into Bank Product Agreements.

“Permitted Liens” means (a) Liens granted to, or for the benefit of, Trustee, for the benefit of the Lender Group or any member thereof, to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Trustee’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 7.3 of this Agreement, (d) Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date, (e) the interests of lessors under operating leases and non-exclusive licensors under license agreements, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited to secure Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited to secure Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (m) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business, and (n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness.

“Permitted Participation Agent” means any administrative agent or lead lender for Purchased Participations approved by Agent in its Permitted Discretion.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Trustee’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $100,000.

“Permitted Stretch Loan” means any Stretch Loan (a) that has been expressly approved by Agent in its sole discretion, (b) with respect to which Agent has completed its review and related credit analysis of such Stretch Loan’s Portfolio Company and Portfolio Loan Collateral, and (c) to the extent the applicable Portfolio Company has excess availability under its borrowing base equal to or greater than the amount of such Stretch Loan.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 18.9(c) of this Agreement.

“Pledged Companies” means each Person, all or a portion of whose Stock has been or is acquired or otherwise owned by Borrower or any of its Subsidiaries.

“Pledged Interests” means all of Borrower’s or any of its Subsidiary’s right, title and interest in and to all of the Stock now owned or hereafter acquired by such Person, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

“Pledged Operating Agreements” means all of Borrower’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of Borrower’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

“Portfolio Acquisition and Disposition Requirements”: With respect to any acquisition (whether by purchase or substitution) or disposition of a Portfolio Loan or Purchased Participation, each of the following conditions: (a) such Portfolio Loan or Purchased Participation, if being acquired by Borrower, is an “eligible asset” as defined in Rule 3a-7; (b) such Portfolio Loan or Purchased Participation is being acquired or disposed of in accordance with the terms and conditions set forth in this Agreement; and (c) such Portfolio Loan or Purchased Participation is not being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; provided that, at any time, Borrower may elect by written notice to Agent to cease compliance with Rule 3a-7 and rely on another exemption from being an investment company under the Invesment Company Act of 1940, in which case these Portfolio Acquisition and Disposition Requirements will no longer be applicable under this Agreement at such time as such notice is given and such other exemption then applies to Borrower.

“Portfolio Company” means a Person that is obligated on a Portfolio Loan or Purchased Participation held by Borrower.

“Portfolio Company Concentration Limit” means (a) for so long as the aggregate amount of Commitments is less than to $80,000,000, $10,000,000, and (b) for so long as the aggregate amount of Commitments is equal to or greater than $80,000,000, $15,000,000.

“Portfolio Loan” means an obligation of a Person arising from an asset-based loan, advance, or other extension of credit to such Person owed only to Borrower or one of its Subsidiaries.

“Portfolio Loan Collateral” means any collateral securing a Portfolio Loan or Purchased Participation.

“Portfolio Loan Documents” means a Portfolio Loan Note, if any, loan agreement, conditional sale agreement, or other written binding agreement evidencing a Portfolio Loan or Purchased Participation, and all guarantees, mortgages, security agreements, pledge agreements, certificates, financing statements, opinions, side letters, fee letters, and other agreements and instruments evidencing, securing or executed in connection any of the foregoing, collectively with any amendments, restatements, supplements and other modifications of any of the foregoing.

“Portfolio Loan Note” means a promissory note or other negotiable payment instrument, if any, evidencing an existing or to be created Portfolio Loan or Purchased Participation, collectively with any amendments, restatements, supplements and other modifications thereof.

“Portfolio Loan Report” means, with respect to any Portfolio Loan or Purchased Participation, the “Trend Card Monthly Reporting Package” (as defined in the Required Procedures) of such Portfolio Loan or Purchased Participation.

“Portfolio Loan Origination Date” means (i) with respect to any Portfolio Loan or Purchased Participation acquired or entered into by Borrower on or before the Closing Date, the Closing Date, and (ii) with respect to any Portfolio Loan or Purchased Participation acquired or entered into by Borrower after the Closing Date, as context requires, the date on which Servicer or Borrower enters into or is assigned a binding agreement committing Servicer or Borrower to make loans to the applicable Portfolio Company or increase the amount of loans to be made to the applicable Portfolio Company (in each case even where funding is subject to conditions precedent not yet satisfied); provided, however, that with respect to any increase, the Portfolio Loan Origination Date for such increase shall not change the Portfolio Loan Origination Date for the original underlying Portfolio Loan or Purchased Participation or result in additional or new required approvals or consents by Agent or the Lender Group with respect thereto.

“Post-Increase Lenders” has the meaning specified therefor in Section 2.2(d) of this Agreement.

“Pre-Increase Lenders” has the meaning specified therefor in Section 2.2(d) of this Agreement.

“Pre-Funding Advance” means an Advance with respect to the initial disbursement of a proposed Portfolio Loan or Purchased Participation made prior to such proposed Portfolio Loan or Purchased Participation constituting Collateral.

“Preliminary Credit Review Memorandum” means, with respect to each Portfolio Loan or Purchased Participation, a Preliminary Credit Review Memorandum in substantially the same form as Preliminary Credit Review Memorandum attached as an exhibit to the Closing Certificate.

“Preliminary Eligible Portfolio Loan” means each Portfolio Loan or Purchased Participation that is not a Split-Funded Loan, that complies with each of the representations and warranties respecting Eligible Portfolio Loans made in the Loan Documents (regardless of any cure or grace periods with respect to the same pursuant to Section 7.7 of this Agreement), and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Portfolio Loans shall not include the following:

(a) any Portfolio Loan or portion thereof that does not conform to the Required Procedures in effect on its Portfolio Loan Origination Date and is not otherwise determined to be a Eligible Portfolio Loan by Agent;

(b) any Portfolio Loan or Purchased Participation that was not originated in compliance with, is not as of any date of determination in compliance with, or with respect to which the Portfolio Loan Documents evidencing or securing such Portfolio Loan fail to comply with, all applicable laws in all material respects, including without limitation, Credit Protection Laws, federal, state and local laws and regulations, including usury, securities laws, equipment lending and credit disclosure laws and regulations;

(c) any Portfolio Loan or Purchased Participation or portion thereof that does not represent a valid and legally enforceable obligation of the applicable Portfolio Company to make payments to Borrower pursuant to the terms thereof for the amount outstanding in respect thereof without defense (whether actual or alleged);

(d) any Portfolio Loan or portion thereof that is not evidenced by authenticated (as such term is defined in the Code) Approved Forms (unless specifically approved to be an Eligible Portfolio Loan by Agent or Required Lenders, in writing, following a review thereof on a case-by-case basis);

(e) any Portfolio Loan or Purchased Participation or portion thereof that represents extensions of credit in respect of any pre-billed Accounts, purchase orders, or progress billings;

(f) any Portfolio Loan or Purchased Participation with respect to which the Portfolio Company is an Affiliate of a Loan Party or a shareholder or employee or agent of a Loan Party or a member, employee or agent of any Affiliate of a Loan Party or a member of the family of any of the foregoing, unless approved by Agent in writing in Agent’s sole discretion;

(g) unless such refinancing is no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with any of their other Affiliates and is otherwise in the ordinary course of business and consistent with industry practice or such refinancing is otherwise consented to by Agent in its Permitted Discretion, any Portfolio Loan or Purchased Participation that is a refinancing of a loan previously made or acquired by Borrower or any of its Affiliates to a maker other than the applicable Portfolio Company or refinancing any property previously financed by Borrower or any of its Affiliates;

(h) any Portfolio Loan or Purchased Participation with respect to which the applicable Portfolio Company (i) does not maintain its chief executive office or principal residence in the United States or Canada, (ii) is not organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(i) any Portfolio Loan or Purchased Participation with respect to which the Portfolio Company maintains its chief executive office or principal residence in Canada for which Borrower or, if such Portfolio Loan was originated by Servicer, Servicer, has not received an opinion of Portfolio Company’s counsel opining that Borrower has a perfected security interest in all collateral for such

Portfolio Loan where Canadian law governs creation and/or perfection of such security interest and opining that any Portfolio Loan Documents or other documents executed in connection with such Portfolio Loan or Purchased Participation that are governed by Canadian law are valid and enforceable obligations of the relevant parties thereto;

(j) any Portfolio Loan or Purchased Participation or portion thereof that is not payable in Dollars or Canadian Dollars;

(k) any Purchased Participation or portion thereof (i) excluded by Agent, in its sole discretion, based on Agent’s review thereof and related credit analysis of such Purchased Participation’s Portfolio Company and collateral, (ii) that does not conform to the Required Procedures in effect on its Portfolio Loan Origination Date or that is not evidenced by authenticated (as such term is defined in the Code) legal documentation acceptable to Agent in its Permitted Discretion, or (iii) for which Agent has not received a copy of the applicable participation agreement in form and substance satisfactory to Agent in its Permitted Discretion, certified to be a true and correct copy in full force and effect by Borrower;

(l) any Portfolio Loan that is not originated by Servicer or Borrower or any Purchased Participation for which the agent or lead lender is not a Permitted Participation Agent;

(m) any portion of any Portfolio Loan or Purchase Participation advanced against (i) other than as set forth in subclause (ii) or (iii) of this clause (m), Accounts that remain outstanding and unpaid, in whole or in part, for more than 60 days past the date such Account became due and payable or 90 days after the date of invoice, (ii) other than as set forth in subclause (iii) of this clause (m), Accounts from governments, government agencies, or political subdivisions thereof that remain outstanding and unpaid, in whole or in part, for more than 120 days after the date of invoice, or (iii) Seasonal Accounts that remain outstanding and unpaid, in whole or in part, for more than 210 days after the date of invoice;

(n) any portion of any Portfolio Loan or Purchased Participation (other than Permitted Stretch Loans) that represents extensions of credit (i) in excess of the advance rates and concentration limits prescribed by the Required Procedures or (ii) otherwise in excess of (1) 85% of eligible Accounts, (2) 65% of eligible Inventory at cost or 85% of the net orderly liquidation value of eligible Inventory based on a current appraisal from an Approved Appraiser, (3) 85% of the net orderly liquidation value of eligible Equipment based on a current appraisal from an Approved Appraiser or 85% of the hard costs with respect to such eligible Equipment, (4) 75% of the fair market value of Real Property based on a current appraisal from an Approved Appraiser, or (5) 100% of certificates of deposit, letters of credit, or other liquid assets in accordance with the Required Procedures.

(o) if any portion of any Portfolio Loan or Purchased Participation is secured by a letter of credit, such portion to the extent that the issuer of such letter of credit is not a Federally chartered, FDIC insured financial institution;

(p) any portion of any Portfolio Loan or Purchased Participation that represents an overadvance pursuant to the Required Procedures unless (i) such Portfolio Loan or Purchased Participation remains adequately collateralized in accordance with the Required Procedures, (ii) with the exception of such overadvance, such Portfolio Loan or Purchased Participation complies with all other eligibility criteria set forth in this Agreement and the other Loan Documents, (iii) such overadvance is documented in accordance with the Required Procedures, and (iv) such overadvance does not exceed 7.5% of the borrowing base for such Portfolio Loan or Purchased Participation;

(q) unless otherwise approved by Agent in its sole discretion, any portion of any Portfolio Loan or Purchased Participation advanced against Accounts from an Account Debtor subject to an Insolvency Proceeding;

(r) any Portfolio Loan or Purchased Participation for which the applicable Portfolio Company is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Portfolio Company, unless such Portfolio Loan or Purchased Participation (i) is the result of a debtor-in-possession financing or a pre-petition financing for which the liens and security interests in favor of Borrower have been reaffirmed by the applicable Governmental Authority, and (ii) such Portfolio Loan or Purchased Participation remains adequately collateralized in accordance with the Required Procedures;

(s) any Portfolio Loan a portion of which has been sold to any third-party unless (i) Servicer or Borrower serves as administrative agent or lead lender with respect to such Portfolio Loan and actively manages the administration thereof, and (ii) such Portfolio Loan is documented with Approved Forms;

(t) any Portfolio Loan or Purchased Participation or portion thereof for which extensions of credit have been made for the benefit of a Portfolio Company supported by collateral other than Accounts, Inventory, Equipment, Real Property, certificates of deposit, letters of credit issued by an Approved Issuer, Eligible Life Insurance, or liquid assets in accordance with the Required Procedures;

(u) with respect to extensions of credit made for the benefit of any Portfolio Company supported by Real Property collateral, any Portfolio Loan or Purchased Participation or portion thereof (i) with respect to which there have not been delivered collateral assignments of note and lien or other appropriate assignment (in a form appropriate for recording in the real property records of the jurisdiction where such Real Property is located), evidencing the assignment to Trustee of such Portfolio Loan and the Liens securing such Portfolio Loan, and (ii) if such Portfolio Loan or Purchased Participation represents more than $250,000 of Availability, for which Agent has not received FIRREA-Compliant Appraisals for all such Real Property collateral;

(v) with respect to extensions of credit made for the benefit of any Portfolio Company supported by Real Property collateral, the portion of the unpaid principal balance of any such Portfolio Loan or Purchased Participation or portion thereof that is greater than 75% of the fair market value of the Real Property (provided, that with respect to any such portion of a Portfolio Loan or Purchased Participation supported by Real Property in excess of $250,000, fair market value shall be determined by an Approved Appraiser in accordance with the Required Procedures as of the applicable Portfolio Loan Origination Date and at least once per calendar year thereafter);

(w) any Portfolio Loan or Purchased Participation for which control of cash collateral and cash management arrangements have not been established in accordance with the Required Procedures;

(x) with respect to any portions of Portfolio Loans and Purchased Participations that represent extensions of credit made for the benefit of any Portfolio Company supported only by the cash surrender value of life insurance policies, any such portions that are not Eligible Life Insurance;

(y) except with respect to Portfolio Loans or Purchased Participations supported by Inventory collateral that is primarily retail Inventory, any portion of any Portfolio Loan or Purchased Participation that represents the amount by which extensions of credit made for the benefit of a Portfolio

Company supported by Inventory collateral exceeds extensions of credit made for the benefit of such Portfolio Company supported by Accounts collateral; provided, that such portion of any Portfolio Loan or Purchased Participation that represents extensions of credit made for the benefit of such Portfolio Company supported by Inventory collateral may be eligible to the extent that (i) it does not represent an amount in excess of 65% of the total amount available to the applicable Portfolio Company for extensions of credit (including existing extensions of credit) in connection with the applicable Portfolio Loan or Purchased Participation, and (ii) such excess is the result of seasonal adjustments in accordance with the Required Procedures;

(z) with respect to extensions of credit made for the benefit of any Portfolio Company supported by Equipment collateral, any Portfolio Loan or Purchased Participation or portion thereof in excess of 25% of the total outstanding commitment to the applicable Portfolio Company in connection with the applicable Portfolio Loan or Purchased Participation;

(aa) with respect to extensions of credit made for the benefit of any Portfolio Company supported by Real Property collateral, any Portfolio Loan or Purchased Participation or portion thereof in excess of 25% of the total outstanding commitment to the applicable Portfolio Company in connection with the applicable Portfolio Loan or Purchased Participation;

(bb) with respect to extensions of credit made for the benefit of any Portfolio Company supported by Real Property and Equipment collateral, any Portfolio Loan or Purchased Participation or portion thereof in excess of 45% of the total outstanding commitment to the applicable Portfolio Company in connection with the applicable Portfolio Loan or Purchased Participation;

(cc) any Portfolio Loan or Purchased Participation supported only by Real Property or Equipment collateral or only a combination thereof;

(dd) any Portfolio Loan or Purchased Participation with respect to which the Portfolio Company is in default of any payment due to Borrower for more than 30 days past the date such payment became due and payable according to the original face and tenor of such Portfolio Loan, unless and until such default has been cured or, with the consent of Agent, waived;

(ee) any Portfolio Loan or Purchased Participation that (i) either Borrower or Servicer (in accordance with the Required Procedures or otherwise) deems to be non-performing or non-collectible, or (ii) either Borrower or Servicer has commenced litigation against any Portfolio Company with respect to such Portfolio Loan or Purchased Participation or any collateral securing such Portfolio Loan or Purchased Participation;

(ff) any Portfolio Loan or Purchased Participation or portion thereof amended, restated, supplemented, extended, or otherwise modified, unless amended, restated, supplemented, extended, or otherwise modified in accordance with the Required Procedures;

(gg) any Portfolio Loan or Purchased Participation for which the Portfolio Company is a finance company, unless approved by Agent in its sole discretion;

(hh) any Portfolio Loan or Purchased Participation or portion thereof with a Risk Rating of 7 or greater as of the date originated or acquired by Borrower or the date first included in the Borrowing Base;

(ii) any Portfolio Loan or Purchased Participation or portion thereof with a Risk Rating 8 or greater, unless approved by Agent in its sole discretion;

(jj) if Borrower requests that such Portfolio Loan or Purchased Participation be included in the Borrowing Base on the Closing Date or during the Ramp-Up Period, any Portfolio Loan, Purchased Participation, or portion thereof excluded by Agent in its sole discretion, based on Agent’s review thereof and related credit analysis of such Portfolio Loan’s or Purchased Participation’s Portfolio Company and collateral, on a case-by-case basis, but in each case subject to Section 3.2;

(kk) any Portfolio Loan or Purchased Participation or portion thereof not subject to a valid and perfected first-priority Trustee’s Lien (other than with respect to Permitted Liens);

(ll) any Portfolio Loan or Purchased Participation that does not provide for scheduled payments of accrued interest on the unpaid principal amount thereof as provided in the Required Procedures and monthly or quarterly, in each case in cash or by charge to the Portfolio Company’s revolving Portfolio Loan,

(mm) any Portfolio Loan or Purchased Participation or portion thereof to the extent, and only to the extent, that the unpaid balance thereof and any information relating thereto as reported by Borrower to Agent is, to the best of Borrower’s or Servicer’s knowledge, not true and correct in all material respects;

(nn) any Portfolio Loan or Purchased Participation with respect to which the Portfolio Company or any collateral securing such Portfolio Loan or Purchased Participation is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that Borrower or Servicer may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent or the Required Lenders to be significant in amount in their Permitted Discretion, and such later qualification satisfies all conditions to access to such courts to enforce payment of such Loan Receivable;

(oo) any Portfolio Loan or Purchased Participation or portion thereof for which (1) Trustee has not received (A) all originally executed Portfolio Loan Notes, if any, evidencing such Portfolio Loan or Purchased Participation, together with an original endorsement on, or originally executed allonge affixed to, each such originally executed Portfolio Loan Note or, in each case, the acknowledgment of a custodian in writing that such Portfolio Loan Note and endorsement (together with the endorsement or allonge effecting the transfer of such Portfolio Loan Note from Servicer to Borrower or any of its Subsidiaries, as applicable) is held for the benefit of Trustee on behalf of Agent and the Lender Group as Collateral for the Obligations, and (B) all original guaranties, if applicable; provided, that in the event that the applicable Portfolio Loan Origination Date is less than 3 Business Days prior to the date that such Portfolio Loan or Purchased Participation or portion thereof is first included in the Borrowing Base as an Eligible Portfolio Loan, the items to be delivered pursuant to this clause (oo) may be delivered within 3 Business Days after the applicable Portfolio Loan Origination Date; provided, further, that in the event that Trustee’s receipt of the Portfolio Loan Documents identified in clauses (A) and (B) above shall in no way be invalidated by Trustee’s identification of exceptions with respect to such Portfolio Loan Documents in the exceptions report Trustee delivers with respect thereto that the Agent in its sole discretion determines to be immaterial so long as such exceptions are remedied within 30 days following the Portfolio Loan Purchase Date, or (2) in the event that an original guaranty with respect to a Purchased Participation is held by a custodian for the benefit of Borrower and only to the extent that Borrower has received a Custodian’s Acknowledgement with respect thereto, Agent has not received such original Custodian’s Acknowledgement (which acknowledgement Agent hereby agrees to hold as bailee for Trustee);

(pp) unless and until Borrower may elect by written notice to Agent to cease compliance with Rule 3a-7 and rely on another exemption from being an investment company under the Investment Company Act of 1940, any Portfolio Loan or Purchased Participation acquired (i) that was not acquired pursuant to the Portfolio Acquisition and Disposition Requirements, (ii) that would cause Borrower or the Loan Portfolio to register as an investment company under the Investment Company Act of 1940 or (iii) if the applicable Portfolio Company is excepted from the definition of an “investment company” solely by reason of Section 3(c)(1) of the Investment Company Act of 1940, for which either (A) such security constitutes a “voting security” for purposes of the Investment Company Act of 1940 or (B) the aggregate amount of such security held by Borrower is equal to or greater than 10% of the entire issue of such security; and

(qq) any Stretch Loan that is not a Permitted Stretch Loan.

“Preliminary Eligible Split-Funded Loan” means, so long as the Intercreditor Agreement remains in full force and effect and so long as the first Eligible Split-Funded Loan is a WF Borrower Originated Portfolio Loan (as such term is defined in the Intercreditor Agreement), each Split-Funded Loan:

(a) that would otherwise be an Eligible Portfolio Loan under this Agreement but for the fact that it is a Split-Funded Loan;

(b) that meets the criteria for Split-Funded Loans in the Intercreditor Agreement, including without limitation satisfaction of all conditions applicable thereto in Section 5 of the Intercreditor Agreement;

(c) with respect to which no portion has been sold to any third-party other than the DZ Borrower;

(d) with respect to which the applicable Portfolio Loan Documents are in form and substance acceptable to Agent in its reasonable discretion;

(e) with respect to which Agent has received the notice required pursuant to Section 9.12(h)(i);

(f) with respect to which Agent has not received the notice required pursuant to Section 9.12(h)(ii) prior to the date of the initial extension of credit in connection with such Split-Funded Loan and, from and after receipt of the notice required pursuant to Section 9.12(h)(ii) after the making of the initial extension of credit in connection with such Split-Funded Loan, excluding any portion of such Split-Funded Loan not supporting Revolver Usage or Minimum Excess Availability;

(g) that does not permit or require the issuance of letters of credit under the applicable Portfolio Loan Documents; and

(h) with respect to which all Collections are paid directly to the Split-Funded Loan Collection Account in the case of any WF Borrower Originated Portfolio Loan (as such term is defined in the Intercreditor Agreement) and to the account designated therefor in the Intercreditor Agreement in the case of any DZ Borrower Originated Portfolio Loan (as such term is defined in the Intercreditor Agreement).

“Projections” means Servicer’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Servicer’s and Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Advances, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Advances, and with respect to all other computations and other matters related to the Commitments or the Advances, the percentage obtained by dividing (i) the sum of the Advance Exposure of such Lender by (ii) the sum of the aggregate Advance Exposure of all Lenders (as such percentage may be adjusted as permitted or required by the Agreement),

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the sum of the Advance Exposure of such Lender by (ii) the sum of the aggregate Advance Exposure of all Lenders (as such percentage may be adjusted as permitted or required by the Agreement); provided, that if all of the Advances have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 17.7 of this Agreement), the percentage obtained by dividing (i) the Advance Exposure of such Lender by (ii) the sum of the aggregate Advance Exposure of all Lenders (as such percentage may be adjusted as permitted or required by the Agreement); provided, that if all of the Advances have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Cash Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Advance Exposures had not been repaid, collateralized, or terminated and shall be based upon the Advance Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.

“Public Lender” has the meaning specified therefor in Section 18.9(c) of this Agreement.

“Purchased Participation” means an obligation of a Person arising from an asset-based loan, advance, or other extension of credit to such Person (i) in which Borrower holds a participation or (ii) with respect to which Borrower is a co-lender but not an agent.

“Qualified Institution” means a depository institution or trust company reasonably acceptable to Agent and Borrower, that is organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) that has a debt rating equivalent to at least the Highest Required Investment Category or is otherwise acceptable to Agent and (ii) the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the earlier of (a) the date that is 6 months from the Closing Date or (b) the first date on which the aggregate outstanding principal amount of Eligible Loans is equal to or greater than $75,000,000.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replaced Loan” has the meaning specified therefor in Section 2.19(a)(i) of this Agreement.

“Replacement Lender” has the meaning specified therefor in Section 2.16(b) of this Agreement.

“Report” has the meaning specified therefor in Section 17.16 of this Agreement.

“Request for Release” has the meaning specified therefor in Section 10.8(a) of this Agreement.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of the aggregate Advance Exposures of all Lenders; provided, that (i) the Advance Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Required Loan File” means, with respect to each Portfolio Loan or Purchased Participation, the following documents or instruments to the extent identified in the applicable Loan Checklist:

(a) all originally executed Portfolio Loan Notes, if any, evidencing such Portfolio Loan or Purchased Participation, together with an original endorsement on, or originally executed allonge affixed to, each such originally executed Portfolio Loan Note or, in each case, the acknowledgment of a custodian in writing that such Portfolio Loan Note and endorsement (together with the endorsement or allonge effecting the transfer of such Portfolio Loan Note from Servicer to Borrower or any of its Subsidiaries, as applicable) is held for the benefit of Trustee on behalf of Agent and the Lender Group as Collateral for the Obligations, or, in the event that a Portfolio Loan or Purchased Participation does not have a Portfolio Loan Note, as indicated on the applicable Loan Checklist, a certification executed by an Authorized Person that such Portfolio Loan or Purchased Participation does not have a Portfolio Loan Note;

(b) all original executed guaranties;

(c) copies of executed (other than with respect to Form UCC-1 financing statements) versions of each loan agreement, conditional sale agreement, or other written binding agreement evidencing such Portfolio Loan or Purchased Participation and all mortgages, security agreements, pledge agreements, certificates, financing statements, opinions, side letters, fee letters, and other agreements and instruments evidencing or securing any of the foregoing, collectively with any amendments, restatements, supplements and other modifications of any of the foregoing; and

(d) complete original counterpart copies of any Life Insurance Policy.

“Required Procedures” means the written policies, procedures and guidelines of Borrower and Servicer, as set forth in the written Credit Policy Manual, Underwriting Guidelines and Standard Lending Procedures of Servicer delivered to Agent and approved by Agent prior to the Closing Date, and attached to the Closing Certificate, as amended from time to time, in accordance with the terms and conditions of this Agreement.

“Responsible Officer” means, (a) with respect to Parent, any Authorized Person thereof, (b) with respect to Servicer, any Authorized Person thereof, any Executive Officer, or any Person having managerial responsibility with respect to the Loan Portfolio or the Collateral, including without limitation any account executives and portfolio managers, and (c) with respect to Borrower or any of its Subsidiaries, any Authorized Person thereof, any Executive Officer, or any Person having managerial responsibility with respect to the Loan Portfolio or the Collateral.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Borrower (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Borrower) any Equity Interests issued by Borrower, or (d) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Borrower now or hereafter outstanding.

“Review Criteria” has the meaning specified therefor in Section 10.2(b)(i) of this Agreement.

“Revolving Credit Note” means each revolving credit note in substantially the form attached hereto as Exhibit R-1.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Risk Rating” means, with respect to any Portfolio Loan, Purchased Participation, the “Risk Rating” or “Customer Rating” of such Portfolio Loan or Purchased Participation determined in accordance with the Required Procedures (or such other substantially similar terms as maybe used from time to time in the Required Procedures in lieu thereof).

“Rule 3a-7”: Rule 3a-7 under the Investment Company Act of 1940.

“Sale Agreement” means that certain Sale and Contribution Agreement, dated as of the date hereof, by and among Borrower and Initial Servicer, together with any amendments, restatements, supplements or other modifications thereof.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Seasonal Accounts” means Accounts from Account Debtors engaged in seasonal businesses for which extended seasonal payment terms are underwritten and allowed in accordance with the Required Procedures.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Servicer” means Newstar Business Credit, LLC, a Delaware limited liability company, together with its successors and permitted assigns in such capacity, including without limitation the Special Servicer in accordance with the Intercreditor Agreement if and when applicable.

“Servicer Fee Letter” “means that certain letter agreement, dated as of the date hereof, executed by Borrower in connection with the payment of fees to the initial Servicer under this Agreement, in form and substance reasonably satisfactory to Agent, and as amended, restated, supplemented or otherwise modified from time to time.

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) other than as a result of Force Majeure, any failure by Servicer to make any payment, transfer or deposit into the Collection Account or the Split-Funded Loan Collection Account, as applicable, as required by this Agreement;

(b) any Material Default,

(c) other than as otherwise set forth in this definition, any failure on the part of Servicer to duly observe or perform in any material respect any other covenants or agreements of Servicer set forth in this Agreement or the other Loan Documents to which Servicer is a party and the same continues unremedied after the expiration of the cure period, if any, with respect thereto under Section 7 of this Agreement;

(d) the commencement of an Insolvency Proceeding with respect to Servicer or the Servicer ceasing to be Solvent;

(e) Servicer fails in any material respect to comply with the Required Procedures and the same continues unremedied for a period of 15 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to Servicer by Agent, any Lender or Trustee and (ii) the date on which a Responsible Officer of Servicer acquires knowledge thereof;

(f) Servicer consents or agrees to, or otherwise permits to occur, any material amendment, modification, change, supplement or rescission of or to the Required Procedures except as permitted by the terms of this Agreement;

(g) the occurrence or existence of any change with respect to Servicer which results in a Material Adverse Effect; or

(h) any representation, warranty or certification made by Servicer in any Loan Document or in any certificate delivered pursuant to any Loan Document shall prove to have been incorrect in any materially adverse respect when made which continues to be unremedied after the expiration of the cure period, if any, with respect thereto under Section 7 of this Agreement.

“Servicing Fee” has the meaning specified therefor in Section 9.4 of this Agreement.

“Servicing Termination Date” has the meaning specified therefor in Section 9.2(a) of this Agreement

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

“Single Portfolio Company Loan Exposure Amount” means, with respect to any Portfolio Company and any Affiliates, if any, as of any date of determination, the aggregate outstanding principal balance of the Advances supported by Portfolio Loans or Purchased Participations with respect to such Portfolio Company and any Affiliates, if any, plus the Letter of Credit Usage with respect to the Letters of Credit issued for the account of such Portfolio Company and any Affiliates, if any; provided, that for purposes of this definition, Portfolio Companies shall not be considered Affiliates solely as a result of a private equity investor and its Affiliates having Equity Interests in each such Portfolio Company so long as (a) the Equity Interests that such private equity investor and its Affiliates hold, directly or indirectly, in each such Portfolio Company do not exceed 50% of all outstanding Equity Interests with respect thereto, or (b) in the event that clause (a) of this definition is not satisfied, so long as (I) at all times when the Maximum Revolver Amount is less than $100,000,000, such group of Affiliates consists of 3 or fewer Portfolio Companies, (II) at all times when the Maximum Revolver Amount is equal to or greater than $100,000,000 but less than $150,000,000, such group of Affiliates consists of 4 or fewer Portfolio Companies and (III) at all times when the Maximum Revolver Amount is equal to or greater than $150,000,000, such group of Affiliates consists of 5 or fewer Portfolio Companies.

“Special Servicer” has the meaning specified therefor in the Intercreditor Agreement.

“Split-Funded Loan” means any (i) Portfolio Loan originated by Servicer or Borrower with respect to which Borrower is the administrative agent or lead lender and with respect to which the DZ Borrower has purchased a 50% participation, or (ii) Purchased Participation with respect to which the DZ Borrower is the administrative agent or lead lender and with respect to which Borrower has purchased a 50% participation, in each case to the extent such Portfolio Loans or Purchased Participations are subject to the Intercreditor Agreement.

“Split-Funded Loan Collection Account” means a segregated deposit account established with the Collection Account Bank maintained in the name of Borrower entitled or to be entitled “Split-Funded Loan Collection Account for Newstar Business Funding 2012-1, LLC, subject to lien of U.S. Bank National Association, as Trustee for each member of the Lender Group”, which account shall be subject to the Trustee’s Lien, over which Trustee shall have control, and from which neither Borrower nor Servicer nor any Loan Party shall have any right of withdrawal.

“Solvent” means, with respect to any Person as of any date of determination, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), (d) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured, and (e) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Stretch Loan” means any advance under a Portfolio Loan or Purchased Participation or portion thereof where the advance rates used to determine the borrowing base exceed the concentration limits and advance rates set forth in clause (n)(ii) of the definition of Preliminary Eligible Portfolio Loan or where such advance is secured by Portfolio Loan Collateral but the amount of such advance is not determined in accordance with a collateral advance rate.

“Subsidiary” of a Person means, if any, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Advance Exposure of all Lenders; provided, that (i) the Advance Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Substitute Loan” has the meaning specified therefor in Section 2.19(a) of this Agreement.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of this Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Tangible Net Worth” means, with respect to any Borrower and its Subsidiaries as of any date of determination, the result of (a) the sum of Borrower’s total members’ or partner’s equity and the principal amount of all Indebtedness and Disqualified Equity Interests of Borrower that have been contractually subordinated in right of payment to the payment of the Obligations, minus (b) the sum of (i) that portion of the book value of all of Borrower’s and its Subsidiaries’ assets that would be treated as intangibles under GAAP, (ii) all amounts due to Borrower or any of its Subsidiaries from their Affiliates and (iii) all unrealized gains or appreciation from Investments or equity securities, in each instance as determined on a consolidated basis in accordance with GAAP.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 16.2(a) of this Agreement.

“Transferee Letter” means a letter in substantially the form of Exhibit T-1 attached hereto, executed by each Lender or Participant.

“Transition Completion Date” has the meaning specified therefor in Section 9.2(a) of this Agreement.

“Trust Account” means a segregated securities trust account established with the Collection Account Bank maintained in the name of Borrower entitled “U.S. Bank National Association as Trustee for Newstar Business Funding 2012-1, Wells Fargo as Agent and additional Lenders to the Loan and Security Agreement”, which account shall be subject to the Trustee’s Lien, over which Trustee shall have control, and from which neither Borrower nor Servicer nor any Loan Party shall have any right of withdrawal.

“Trustee” means U.S. Bank National Association, in its capacity as trustee under this Agreement and any successor trustee pursuant to Section 10.5 that satisfies the criteria in Section 10.10.

“Trustee-Related Persons” means Trustee, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Trustee’s Fee” means the fees and other amounts due to Trustee pursuant to the Trustee Fee Letter.

“Trustee’s Fee Letter” “means that certain letter agreement, dated as of the date hereof, executed by Borrower in connection with the payment of fees and expenses to Trustee under this Agreement, in each case, in form and substance reasonably satisfactory to Trustee and Agent, and as amended, restated, supplemented or otherwise modified from time to time.

“Trustee’s Liens” means the Liens securing the Obligations granted by Borrower or its Subsidiaries to Trustee for the benefit of the Lender Group and the Trustee.

“Trustee Termination Notice” has the meaning specified therefor in Section 10.5 of this Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.13(b) of this Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 18.8 of this Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include any notes and schedules thereto. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated as required by GAAP for public companies required to report financial information to the SEC under the Exchange Act, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, prepayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Cash Collateralization, (c) in the case of obligations with respect to Bank Products, providing Bank Product Collateralization, (d) the receipt by Agent or Trustee, for the benefit of the Lender Group or any member thereof, of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations then due and payable (that, for the avoidance of doubt, the parties hereto agree (i) excludes (1) unasserted contingent indemnification, contingent liability, contingent guaranty, contingent reimbursement or other similar contingent Obligations, and (2) any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, but (ii) includes cash collateral as set forth in clauses (b), (c), and (d) above), and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns, but, if applicable, only if such successors and assigns are permitted by the Loan Documents. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5	Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York, on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6	Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.

2.1	Revolver Advances.

(a) On the terms and conditions hereinafter set forth, Borrower shall deliver, on the date that each Lender’s Commitment becomes effective, to each such Lender a duly executed Revolving Credit Note, dated as of the date its Commitment becomes effective, and otherwise duly completed. The face amount and maximum principal balance of each Revolving Credit Note shall be the amount of such Lender’s Commitment. Interest shall accrue, and any amounts due and owing in respect of any Revolving Credit Note shall be payable, as described herein.

(b) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make aggregate advances (each, an “Advance” and, collectively, the “Advances”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the amount equal to (1) the Maximum Revolver Amount minus (2) the Revolver Usage, and

(B) the amount equal to (1) the Borrowing Base at such time (based upon the most recent Borrowing Base Certificate delivered by Borrower to Agent) minus (2) the sum of (y) the Revolver Usage.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date.

(d) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), to establish, increase, reduce, eliminate or otherwise adjust reserves from time to time against the Borrowing Base, in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) without duplication, reserves with respect to (A) sums that

Borrower or its Subsidiaries are required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, (B) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Trustee’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (C) the valuation of any Eligible Loan, and (D) estimated expenses necessary to facilitate the orderly disposition of Collateral and wind-down of Borrower’s business after the occurrence and during the continuation of an Event of Default; provided, that, so long as no Event of Default has occurred and is continuing, the aggregate amount of such reserves for the valuation of Collateral as of any date of determination under this Section 2.1(d) shall not exceed 5% of the Maximum Revolver Amount as of such date. The amount of any reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Notwithstanding the foregoing, Borrower may, at its option, replace any reserves established pursuant to this Section 2.1(d) with Availability (but only to the extent Borrower is in compliance with Section 6.1(s) after giving effect thereto), or cash collateral in amount, form and substance satisfactory to Agent.

2.2 Accordion.

(a) At any time during the period from and after the Closing Date and so long as Borrower has at no time reduced the Commitments pursuant to Section 2.4(b), at the option of Borrower (but subject to the conditions set forth in Section 2.2(b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Commitments (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed $75,000,000 and the Maximum Revolver Amount shall not exceed $150,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount:

(i) Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrower, and Agent are party,

(ii) each of the conditions precedent set forth in Sections 2.1(a), 3.2, and 15.1 is satisfied and Borrower shall not at any time prior thereto have exercised its right to reduce the Commitments pursuant to Section 2.4(b),

(iii) Borrower has delivered to Agent updated pro forma Projections in accordance with Section 9.12(c) for Servicer, Borrower and Borrower’s Subsidiaries evidencing compliance on a pro forma basis with Sections 6.1(q), 6.1(r), and 6.1(s), for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and

(iv) Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to Advances to be made pursuant to the increased Commitments (which interest margins may be higher than or equal to the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the effectiveness of the increased Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent.

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.2.

(d) Each of the Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Lenders”), and such Post-Increase Lenders shall purchase from each Pre-Increase Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit and Swing Loans on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit and Swing Loans will be held by Pre-Increase Lenders and Post-Increase Lenders ratably in accordance with their respective Pro Rata Shares after giving effect to such increased Commitments.

(e) The Advances, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.2 shall constitute Advances, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by this Agreement and the other Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by this Agreement and the other Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitments and Maximum Revolver Amount.

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan or a request for an Advance at any time when there is only one Lender (excluding the Swing Lender and the Issuing Bank), and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, (B) the requested Funding Date (which shall be a Business Day), (C) whether the applicable Advance is to be a Pre-Funded Advance, and (D) whether the applicable Advance is with respect to a Split-Funded Loan; provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed, as of any date of determination, 20% of the aggregate Commitments of all Lenders in effect on such date (unless such Swing Loan is an Advance to cover any DZ Borrower Portfolio Loan Amounts as set forth below), or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance (any such Advance made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Advances being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Notwithstanding anything to the contrary contained in this Agreement, in any other Loan Document, or otherwise and regardless of any event or circumstance, including without limitation the existence of any Default, Event of Default, or Servicer Termination Event, the occurrence of the Maturity Date, the occurrence of an Overadvance, or the termination of the Commitments or any portion thereof, Swing Lender is hereby authorized at any time to make one or more Swing Loans to pay any DZ Borrower Portfolio Loan Expenses required to be paid pursuant to the Intercreditor Agreement. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (y) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (z) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Trustee’s Liens, constitute Advances and Obligations, and bear interest at the rate applicable from time to time to Advances.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Advances from the Lenders, Agent shall promptly make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Advance, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to

Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 1:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Advance for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrower and the Lenders, from time to time, in Agent’s sole discretion, to make Advances to, or for the benefit of, Borrower, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed, as of any date of determination, 10% of the aggregate Commitments of all Lenders in effect on such date (unless such Protective Advances are to cover any DZ Borrower Portfolio Loan Expenses).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% (unless such Overadvance is to cover any DZ Borrower Portfolio Loan Expenses as set forth below), and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount (unless such Overadvance is to cover any DZ Borrower Portfolio Loan Expenses as set forth below). In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.8. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses. Notwithstanding anything to the contrary contained in this Agreement, in any other Loan Document, or otherwise and regardless of any event or circumstance, including without limitation the existence of any Default, Event of Default, or Servicer Termination Event, the occurrence of the Maturity Date, or the termination of the Commitments or any portion thereof, Swing Lender is hereby authorized at any time to make one or more Overadvances to pay any DZ Borrower Portfolio Loan Expenses required to be paid pursuant to the Intercreditor Agreement.

(iii) Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be an Advance hereunder, except that prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account, except for payments on Extraordinary Advances that consist of Overadvances resulting from a decline in the value of the Collateral or the charging to the Loan Account of interest, fees, or Lender Group Expenses, which shall be payable to Agent for the account of the Lenders, based on their Pro Rata Shares of such amounts. The Extraordinary Advances shall be repayable on demand, secured by Trustee’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.7(b).

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date, or, in the case of the first Settlement Date, since the Closing Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Advances (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances (including Swing Loans, and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to reduction of the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, payments or other amounts of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Advances other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable, such amount adjusted on a daily basis to reflect payments from Borrower deemed (in accordance with Section 2.10) received in good funds by Agent with respect to principal, interest and fees payable by Borrower and allocable to the Lenders, without regard to when such amounts are actually distributed by Agent to the Lenders.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Notwithstanding the provisions of Section 2.7(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (N) of Section 2.7(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.13(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 16.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrower shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Borrower, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Trustee pursuant to Section 2.3(g)(ii) shall be released to Borrower at the written request of Agent). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all Non-Defaulting Lenders’ Advance Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, provide Letter of Credit Cash Collateralization for such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to provide Letter of Credit Cash Collateralization any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C) if Borrower provides Letter of Credit Cash Collateralization for any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit can not be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrower to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G) Agent may release or cause Trustee to release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.14(c).

(h) Independent Obligations. All Advances (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Early Termination or Reduction by Borrower; Optional Prepayment of Advances.

(a) Termination. Borrower has the option, at any time upon 10 Business Days’ prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrower may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness and Disqualified Equity Interests if the closing for such issuance or incurrence does not happen on or before the date of the proposed repayment in full (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrower may extend the date of repayment in full and termination of the Commitments at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed) so long as such extension is not beyond the Maturity Date.

(b) Partial Reduction. Borrower has the option, at any time upon 10 Business Days’ prior written notice to Agent, which notice shall be irrevocable, to reduce in part the Commitments hereunder; provided, that (i) the Maximum Revolver Amount is not less than the Revolver Usage after giving effect to such reduction, (ii) Borrower shall have paid any fees or other amounts due in respect thereof pursuant to any Fee Letter, (iii) any such reduction shall be irrevocable, (iv) such partial reduction shall be in an amount equal to $5,000,000 and in integral multiples of $1,000,000 in excess thereof, and (v) such reduction shall be allocated so as to reduce the Commitment of each Lender by an amount equal to its Pro Rata Share (prior to giving effect to the requested reduction) of the aggregate amount of such reduction.

(c) Partial Repayment. In accordance with Section 2.1(c), Advances may be prepaid prior to the Maturity Date without premium or penalty so long as the Maturity Date has not occurred.

2.5 Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

2.6 Effect of Maturity. On the Maturity Date, all Commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand, and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document, and Trustee’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will or will cause Trustee to execute and deliver, at Borrower’s sole expense, any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Trustee’s Liens and all notices of security interests and liens previously filed by Trustee or Agent.

2.7	Payments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein (including without limitation with respect to any amounts paid to the Collection Account or the Split-Funded Loan Collection Account, as applicable, and then to the Trust Account), all payments by or on behalf of Borrower shall be made to the Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2 p.m. on the date specified herein. Any payment received by Agent later than 2 p.m. on any Business Day shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until but excluding such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.7(b)(iv), all payments to be made hereunder by or on behalf of Borrower shall be remitted to Agent (either directly or through the Collection Account or the Split-Funded Loan Collection Account, as applicable, and then the Trust Account as required herein) and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Advances with respect to DZ Borrower Portfolio Loan Expenses,

(B) second, to pay, pro rata, any Trustee Fees and Special Servicer Fees and Expenses (as such term is defined in the Intercreditor Agreement), until paid in full,

(C) third, to pay any Servicing Fees, until paid in full,

(D) fourth, to pay any Lender Group Expenses (including cost or expense reimbursements and any Trustee Fees not paid by Borrower) or indemnities then due to Agent under the Loan Documents, until paid in full,

(E) fifth, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(F) sixth, to pay interest due in respect of all Extraordinary Advances until paid in full,

(G) seventh, to pay the principal of all Extraordinary Advances until paid in full,

(H) eighth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(I) ninth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(J) tenth, to pay interest accrued in respect of the Swing Loans until paid in full,

(K) eleventh, to pay the principal of all Swing Loans until paid in full,

(L) twelfth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(M) thirteenth, ratably

(1) to pay the principal of all Advances until paid in full,

(2) to Trustee, to be held by Trustee, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as Letter of Credit Cash Collateralization (to the extent permitted by applicable law, all such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Trustee in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.7(b)(ii), beginning with tier (A) hereof),

(3) ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (3) during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve Amount to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Trustee, to be held by Trustee, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral Trustee may release at the written direction of Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Trustee in respect of such Bank Product Obligations shall be remitted to Agent and reapplied pursuant to this Section 2.7(b)(ii), beginning with tier (A) hereof,

(N) fourteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(O) fifteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e); provided, that for the avoidance of doubt, Borrower shall not be liable for interest relating to any period occasioned by such a Settlement delay between the time Agent is deemed (in accordance with Section 2.10) to receive payment in good funds from Borrower with respect to principal, interest or fees and the time such amounts are distributed to the Lenders.

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.7(b)(i) shall not apply to any payment made by or on behalf of Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.7(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.7(b) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.7(b), then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.7(b) shall control and govern.

2.8 Overadvances; Promise to Pay.

(a) Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations but including Letter of Credit Usage) owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.14 is greater than any of the limitations set forth in Section 2.1 or Section 2.14, as applicable (an “Overadvance”), Borrower, within 1 Business Day, shall either (i) pay to the Collection Account, in cash, the amount of such excess, which amount shall be used by Agent, when received, to reduce the Obligations in accordance with the priorities set forth in Section 2.7(b), or (ii) acquire additional Eligible Loans sufficient to ensure that the amount of Obligations (other than Bank Product Obligations but including Letter of Credit Usage) owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.14 is equal to or less than any of the limitations set forth in Section 2.1 or Section 2.14, as applicable . In the event that after giving effect to any such payment, an Overadvance continues to exist, Borrower immediately shall provide Letter of Credit Cash Collateralization to Trustee with respect to such remaining excess.

(b) Promise to Pay. Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.9(c) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that its obligations contained in the first sentence of this Section 2.8(b) shall survive payment or satisfaction in full of all other Obligations.

2.9 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.13(c) and Section 2.15(a), all Obligations (except for the undrawn portion of the face amount of Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin, or (ii) the maximum rate of interest allowed by applicable laws; provided, that following notice to Borrower in accordance with Section 2.15(a) hereof, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal, during the duration of the circumstances described in Section 2.15(a), to the lesser of (A) the Base Rate plus the Applicable Margin as calculated pursuant to Section 2.15(a) or (B) the maximum rate of interest allowable by applicable laws.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at the Default Rate, and

(ii) the Letter of Credit Fee shall be increased as set forth in the Loan Pricing Agreement.

(c) Payment. Except to the extent provided to the contrary in Section 2.13, Section 2.14(k), or Section 2.16(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month; and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Advances hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.13(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.13(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.14(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). Agent shall provide a summary of amounts charged to the Loan Account. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Advances hereunder, shall constitute Obligations hereunder, and shall accrue interest at the rate then applicable to Advances.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or any other Loan Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.10 Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 2 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.11 Designated Account. Agent is authorized to make the Advances, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if permitted pursuant to the terms of this Agreement (including without limitation Section 2.3(d)). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Advance or Swing Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account; provided, that all Pre-Funded Advances shall be made to the Designated Account at all times.

2.12 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.10, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including any transfers to the Agent’s Account from the Collection Account or the Split-Funded Loan Collection Account, as applicable, or the Trust Account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Advances, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.13 Fees.

(a) Agent Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Agent Fee Letter, the fees set forth in the Agent Fee Letter.

(b) Unused Line Fee. Borrower shall pay to Agent, for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in accordance with the Loan Pricing Agreement.

(c) Lender Fees. Borrower shall pay to Agent, for the account of Lenders, as and when due and payable under the terms of the Loan Pricing Agreement and this Agreement, the fees set forth in the Loan Pricing Agreement.

(d) Trustee Fees. Borrower shall pay to Trustee, for the account of Trustee, as and when due and payable under the terms of the Trustee Fee Letter, the fees set forth in the Trustee Fee Letter.

(e) Field Examination and Other Fees. Borrower shall pay to Agent, for the account of Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Servicer, Borrower, or Borrower’s Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Servicer’s, Borrower’s, or Borrower’s Subsidiaries’ business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be obligated to reimburse Agent for (i) more than 3 field examinations, appraisals of the Collateral, or valuations, during any calendar year performed by or at the direction of Agent or (ii) more than $35,000 in the aggregate for all such examinations, appraisals, and valuations for any calendar year performed by or at the direction of Agent. In conducting such field examinations, appraisals, or valuations, Agent shall be acting on its own behalf and on behalf of Trustee and the Lenders; Borrower shall permit Trustee and any Lender, and each of their respective duly authorized representatives or agents to accompany Agent on any such field examination, appraisal, or valuation, but, shall not be required to permit such additional Persons to conduct separate or simultaneous field examinations, appraisals, or valuations and, so long as no Event of Default shall have occurred and be continuing, shall not pay any fees, costs or expenses of such additional Persons.

2.14 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower (or at the request of Borrower for the account of a Portfolio Company that is not a Portfolio Company with respect to a Split-Funded Loan) in aggregate face amounts not to exceed the Letter of Credit Sublimit. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request shall be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrower or its Subsidiaries (including indirectly the obligations of any Portfolio Company) in respect of (A) a lease of real property, or (B) an employment contract.

(b) Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans), or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding amount of Advances (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (x) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (II) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (III) such Letter of Credit is to be issued in connection with a Split-Funded Loan.

(d) Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under any Letter of Credit, Borrower shall pay to Agent, directly or through the Collection Account, an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3 or otherwise in this Agreement) and, initially, shall bear interest at the rate then applicable to Advances. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Advance. Promptly following receipt by Agent of any payment from or on behalf of Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.14(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank as their interests may appear.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.14(d), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.14(d) on the same terms and conditions as if Borrower had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.14(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.14(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 or otherwise in this Agreement. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant (including any Portfolio Company), beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(x) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; or

(xi) any act or omission of any Portfolio Company;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xi) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrower hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.14(f). If and to the extent that the obligations of Borrower under this Section 2.14(f) are unenforceable for any reason, Borrower agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.14(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of

Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h) Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i) Borrower’s reimbursement and payment obligations under this Section 2.14 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i) any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii) payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii) Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv) Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v) the existence of any claim, set-off, defense or other right that Borrower or any other Person may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi) any act or omission of any Portfolio Company;

(vii) any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.14(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, Borrower’s reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(viii) the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.14(g) above, the foregoing shall not release Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Bank arising under, or in connection with, this Section 2.14 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower or any Portfolio Company for, and Issuing Bank’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft, or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any Portfolio Company, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any Portfolio Company or between Borrower and any Portfolio Company or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrower shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.9(c) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.10(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit in accordance with the Agent Fee Letter, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii) there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, that (A)

Borrower shall not be required to provide any compensation pursuant to this Section 2.14(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.14(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n) In the event of a direct conflict between the provisions of this Section 2.14 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.14 shall control and govern.

2.15 LIBOR Rate Provisions.

(a) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any Eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including, without duplication of other amounts under due under this Section 2.15, any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (A) require such Lender to furnish to Borrower a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.15(a)(ii)).

(ii) In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates based on the LIBOR Rate, (x) such Lender shall give notice of such changed circumstances to Agent and Borrower and Agent promptly shall transmit such notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at a per annum rate equal to (A) the Base Rate as in effect from time to time, minus (B) the amount by which such Base Rate exceeds the LIBOR Rate as of the last date that the LIBOR Rate was used to calculate interest hereunder, plus (C) the Applicable Margin, until such Lender determines that it would no longer be unlawful or impractical to do so. Any Lender that has given Borrower and Agent the notice described in the immediately preceding sentence shall, promptly following the termination of the circumstances to which such notice relates, give notice of the termination of such circumstances to Agent and Borrower and interest upon the LIBOR Rate Loans of such Lender shall, in accordance with Section 2.9(a), thereafter accrue interest at a per annum rate equal to the LIBOR Rate plus the Applicable Margin.

(b) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire Eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

2.16 Capital Requirements.

(a) If, after the date hereof, and without duplication of Section 2.14(l), 2.15(a)(i) or 2.17(a), Issuing Bank or any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender or their respective parent bank holding companies with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding company’s capital as a consequence of Issuing Bank or such Lender’s commitments hereunder to a level below that which Issuing Bank, such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital in accordance with such policies) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of a Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.14(l) or 2.15(a)(i) or amounts under Section 2.16(a) or sends a notice under Section 2.14(l) or 2.11(a)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.14(l), 2.15(a)(i) or 2.16(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected

Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.14(l), 2.15(a)(i) or 2.16(a), as applicable, or to enable Borrower to obtain LIBOR Rate Loans, then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.14(l), 2.15(a)(i) or 2.16(a), as applicable) may (unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.14(l), 2.15(a)(i) or 2.16(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans) designate a different Issuing Bank or substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement. In connection with the designation of such a Replacement Lender, the Affected Lender shall, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.14(l), 2.15(a)(i) or 2.16(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit).

(c) Notwithstanding anything herein to the contrary, the protection of Sections 2.14, 2.15 and 2.16 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to Section 2.14(l), 2.15(a)(i) or 2.16(a) if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.17 Withholding Taxes.

(a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 2.17(a). If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 2.17(a) after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein; provided, that Borrower shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(b) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(c) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 2.17(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 2.17(b) or 2.17(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 2.17(b) or 2.17(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 2.17 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 2.17 with respect thereto.

(f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 2.17(b) or 2.17(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 2.17, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h) If Agent or a Lender determines, in its Permitted Discretion, that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 2.17, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 2.17 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 2.17 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

2.18 Cash Management.

(a) Servicer shall (i) establish Deposit Accounts in the name of Borrower and each of its Subsidiaries and maintain with respect to Borrower and each of its Subsidiaries Cash Management Services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.18(a) (each, a “Cash Management Bank”), including lock-box arrangements, with respect to such Deposit Accounts, (ii) request in writing and otherwise take such reasonable steps to ensure that all Portfolio Companies forward payment of the amounts owed by them to Borrower or any of its Subsidiaries directly to the Collection Account or, in the case of payments in respect of any Split-Funded Loan, the Split-Funded Loan Collection Account, and (iii) deposit daily or cause to be deposited daily all Collections (including those sent directly by Portfolio Companies to Servicer, Borrower or any of Borrower’s Subsidiaries or to a Cash Management Account that is not the Collection Account) into the Collection Account or the Split-Funded Loan Collection Account, as applicable.

(b) Each Deposit Account of Borrower shall be subject to a Control Agreement or other method of perfection, in each case in form and substance reasonably acceptable to Agent and Trustee (each such Deposit Account, a “Cash Management Account”). Each Control Agreement relating to each such Cash Management Account shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Trustee directing the disposition of the funds in such Cash Management Account without further consent by Borrower, Servicer, or any of their respective Subsidiaries or Affiliates, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, (iii) in the case of the Cash Management Account which is the Collection Account, the Collection Account Bank will forward or permit Agent to forward, by daily sweep to be received the same Business Day, all good funds in the Collection Account to the Trust Account and the Collection Account Bank will forward or permit Agent to forward, by daily sweep to be received the same Business Day, all good funds in the Trust Account to the Agent’s Account for application as required by the terms of Section 2.7(b) of this Agreement, and (iv) in the case of the Cash Management Account which is the Split-Funded Loan Collection Account, the Collection Account Bank will forward or permit Agent to forward, by daily sweep to be received the same Business Day, 50% of all good funds in the Split-Funded Loan Collection Account to the Trust Account and 50% of all good funds in the Split-Funded Loan Collection Account to the account specified therefor by the DZ Agent in accordance with the Intercreditor Agreement, and the Collection Account Bank will forward or permit Agent to forward, by daily sweep to be received the same Business Day, all good funds in the Trust Account to the Agent’s Account for application as required by the terms of Section 2.7(b) of this Agreement.

(c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.18(a) to add or replace a Cash Management Bank or a Cash Management Account; provided, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent and Agent shall have consented in writing in advance to the establishment of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to making a deposit in such Cash Management Account, Borrower (or Servicer or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Trustee (with a copy to Agent) a Control Agreement. Borrower (or Servicer or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement Cash Management Accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s Permitted Discretion, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to any Cash Management Account is no longer acceptable in Agent’s Permitted Discretion.

(d) Borrower hereby grants a Lien to Trustee, for the benefit of the Lender Group, in each of Borrower’s Deposit Accounts and Securities Accounts, including the Collection Account, the Split-Funded Collection Account, and each Cash Management Account, and each such Deposit Account and Securities Account shall be subject to a Control Agreement or the Trustee’s Liens thereon shall be otherwise perfected to the satisfaction of Agent.

(e) All sums received in the Collection Account, when available as good funds, shall be transmitted directly to and received in the Trust Account each Business Day. Fifty percent of all sums received in the Split-Funded Collection Account, when available as good funds, shall be transmitted directly to and received in the Trust Account each Business Day and fifty percent of all sums received in the Split-Funded Collection Account, when available as good funds, shall be transmitted directly to the account specified therefor by the DZ Agent in accordance with the Intercreditor Agreement. All sums received in the Trust Account, when available as good funds, shall be transmitted directly to and received in the Agent’s Account each Business Day for application to the Obligations in accordance with the terms of this Agreement. Whenever sums are transmitted to the Agent’s Account, Borrower or Servicer shall identify the portions that are payments with respect to Portfolio Loans, Purchase Participations, Split-Funded Loans or other Collateral (which shall then be applied to payment of the Obligations in accordance herewith).

2.19 Substitution of Loans; Voluntary Repurchases of Loans; Defaulted Loan Restrictions.

(a) Substitution of Loans. On any day so long as an Event of Default has not occurred (or, if an Event of Default has occurred, Agent has consented in its sole discretion), Initial Servicer may, subject to the conditions set forth in this Section 2.19 and subject to the other restrictions contained herein, replace any Portfolio Loan or Purchased Participation with one or more Eligible Loans (each, a “Substitute Loan”); provided that no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(i) Initial Servicer has identified to Borrower, Servicer, and Agent (with a copy to Trustee) in writing the Portfolio Loan or Purchased Participation to be replaced (each a “Replaced Loan”) and each Substitute Loan that Initial Servicer intends to use to replace the Replaced Loan and Agent and Borrower have each consented in writing to such Substitute Loan(s)s in their sole discretion;

(ii) each Substitute Loan is an Eligible Loan on the date of substitution;

(iii) the aggregate outstanding balance of such Substitute Loan(s) shall be equal to or greater than the aggregate outstanding balance of the Replaced Loan, in each case determined after giving effect to the limitations and exclusion in the definition of “Eligible Portfolio Loan” and “Eligible Split-Funded Loan”;

(iv) after giving effect to any such substitution, the Availability is greater than or equal to the Minimum Excess Availability;

(v) all representations and warranties of Borrower contained in Section 4.1 shall be true and correct as of the date of substitution of any such Substitute Loan;

(vi) the inclusion of any such Substitute Loan does not result in a Default or an Event of Default;

(vii) such substitution shall be subject to the provisions of Section 2.19(d);

(viii) each such substitution satisfies the Portfolio Acquisition and Disposition Requirements; and

(ix) Servicer, on behalf of the Borrower, shall deliver to Agent and Trustee on the date of such substitution a certificate of an Authorized Person certifying that each of the foregoing conditions has been complied with as of the substitution date;

On the substitution date, Trustee, on behalf of the Lender Group, shall, at the expense of Borrower and upon receipt of a certificate signed by an Authorized Person of Servicer that all applicable provisions of this Section 2.19 have been complied with, (i) execute such instruments of release with respect to such Collateral being so substituted, in recordable form if necessary, in favor of Initial Servicer or its designee, as applicable, as Initial Servicer may reasonably request, (ii) deliver any portion of the Collateral to be so substituted in the possession of Trustee to Servicer or its designee as Initial Servicer may reasonably request and (iii) otherwise take such actions as requested by Initial Servicer and as are reasonably necessary and appropriate to release the Trustee’s Lien on the portion of the Collateral to be so substituted.

(b) Substitution of Defaulted Loans. Initial Servicer, at its option, may substitute a Replaced Loan that is or is reasonably expected to become Defaulted Loans with one or more Substitute Loans so long as such substitution satisfies the conditions set forth in Section 2.19(a) and such substitution, when taken together with all substitutions previously made pursuant to this Section 2.19(b) and all repurchases made pursuant to Section 2.19(c), satisfies the conditions applicable thereto set forth in Section 2.19(d).

(c) Repurchases. Initial Servicer, at its option, may purchase from Borrower Portfolio Loans or Purchased Participations that are or are reasonably expected to become Defaulted Loans so long as (i) such purchase is without recourse to Borrower or any of its Subsidiaries for a cash purchase price of not less than the unpaid principal thereof and accrued but unpaid interest thereon, (ii) immediately upon consummation of such sale, Trustee receives all of the cash proceeds of such sale in the Collection Account, (iii) such sale satisfies the Portfolio Acquisition and Disposition Requirements and (iv) such sale, when taken together with all sales previously made pursuant to this Section 2.19(c) and all substitutions made pursuant to Section 2.19(b), satisfies the condition set forth in Section 2.19(d). On the purchase date, Trustee, on behalf of the Lender Group, shall, at the expense of Borrower and upon receipt of a certificate signed by an Authorized Person of Servicer that all applicable provisions of this Section 2.19 have been complied with, (i) execute such instruments of release with respect to such Collateral being so purchased, in recordable form if necessary, in favor of Initial Servicer or its designee, as applicable, as Initial Servicer may reasonably request, (ii) deliver any portion of the Collateral to be so purchased in the possession of Trustee to Servicer or its designee as Initial Servicer may reasonably request and (iii) otherwise take such actions as requested by Initial Servicer and as are reasonably necessary and appropriate to release the Trustee’s Lien on the portion of the Collateral to be so purchased.

(d) Limitation on Initial Servicer Substitutions and Repurchases. In no event may (i) the aggregate outstanding principal balance of the Portfolio Loans and Purchased Participations substituted pursuant to Sections 2.19(a) and (b) or repurchased pursuant to Section 2.19(c) by the Initial Servicer during the twelve month period preceding the proposed date of substitution or repurchase (or such lesser number of months as shall have elapsed since the Closing Date as of such date) exceed 20% of the highest aggregate outstanding principal balance of the Portfolio Loans and Purchased Participations during such period or (ii) the aggregate outstanding principal balance of the Portfolio Loans and/or Purchased Participations substituted pursuant to Section 2.19(b) or repurchased pursuant to Section 2.19(c) during the twelve-month period preceding the proposed date of substitution or repurchase (or such lesser number of months as shall have elapsed since the Closing Date as of such date) exceed 10% of the highest aggregate outstanding principal balance of the Portfolio Loans and Purchased Participations during such period.

(e) Defaulted Portfolio Loans. On any date of determination on which (i) there are at least two (2) Defaulted Loans in the Loan Portfolio or (ii) in the event that any Defaulted Loan has been substituted or repurchased pursuant to this Section 2.19 during the 12-month period ending on such date of determination, there is at least one (1) Defaulted Loan in the Loan Portfolio, the aggregate outstanding principal balance of all Defaulted Loans (after taking into account the substitution or sale of any Portfolio Loans or Purchased Participations pursuant to Sections 2.19(a), (b) and (c)) shall not exceed an amount equal to, as of any date of determination, 10% of the aggregate outstanding principal balance of all Portfolio Loans and Purchased Participations on such day.

(f) Charge-Offs. On any date of determination on which there are at least two (2) Portfolio Loans or Purchased Participations in the Loan Portfolio with respect to which there has been a Charge-Off, the aggregate Charge-Offs in respect of all Portfolio Loans and Purchased Participations originated or acquired by Borrower on or after the Closing Date and owned by Borrower shall not at any time be in excess of 5% of the aggregate principal amount advanced with respect to all Portfolio Loans and Purchased Participations for the twelve month period ending on such date of determination.

(g) Discretionary Sale or Disposition. Prior to the occurrence of a Default or an Event of Default, Borrower shall have the right to sell or otherwise dispose of Eligible Loans (each, a “Discretionary Sale”), subject to the following terms and conditions (provided, that the terms and conditions set forth in clauses (ii), (iii) and (vi) of this Section 2.19(g) shall not apply to any Discretionary Sale which will result in the payment in full of all Obligations and termination of the Commitments pursuant to Section 2.4(a)):

(i) At least one Business Day prior to each Discretionary Sale Date, Borrower (or Servicer on its behalf) shall have given Agent (with a copy to Trustee) written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date and including a list of all Eligible Loans to be sold and assigned or otherwise disposed of pursuant to such Discretionary Sale;

(ii) Agent shall have each consented in writing to such Discretionary Sale in its sole discretion;

(iii) Any Discretionary Sale shall be made in a transaction reflecting arm’s-length market terms;

(iv) Any Discretionary Sale shall be without recourse to Borrower or any of its Subsidiaries;

(v) Servicer shall deliver to Agent (with a copy to Trustee) a certificate and evidence to the reasonable satisfaction of Agent (which evidence may consist solely of a certificate from Servicer) that Borrower shall have sufficient funds on the related Discretionary Sale Date to effect the contemplated Discretionary Sale in accordance with this Agreement. In effecting any Discretionary Sale, Borrower may use the Proceeds of sales of the Collateral to satisfy its remittance obligations hereunder;

(vi) After giving effect to the Discretionary Sale and the assignment to Borrower of the applicable Eligible Loans on any Discretionary Sale Date, (a) the representations and warranties contained in Section 4.1 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date, and (b) no Default or Event of Default shall have resulted;

(vii) On the related Discretionary Sale Date, Trustee shall have received for distribution to the applicable recipients referred to below, in immediately available funds, an amount equal to the sum of (a) the portion, if any, of the Advances outstanding to be prepaid in connection with such Discretionary Sale plus (b) an amount equal to all unpaid interest to the extent reasonably determined by Agent to be attributable to that portion, if any, of the Advances outstanding to be paid in connection with such Discretionary Sale plus (c) an aggregate amount equal to the sum of all other amounts due and owing to Agent, Trustee and the Lenders, as applicable, under this Agreement and the other Loan Documents, to the extent accrued to but excluding such date and to accrue to the last day of the current Interest Period, in each case, to the extent attributable to the Eligible Loans to be sold by Borrower pursuant to this Section 2.19(g); provided that Agent shall have the right to determine whether the amount paid (or proposed to be paid) by Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements of clauses (i) and (v) above and is sufficient to reduce the Obligations to the extent requested by Borrower in connection with the Discretionary Sale; and

(viii) On the related Discretionary Sale Date, any proceeds from such Discretionary Sale required to be applied against the Advances outstanding to ensure that Availability is equal to or greater than the Minimum Excess Availability and any additional proceeds as elected by Borrower, shall have been deposited directly into the Collection Account.

2.20 Assignment of Sale Agreement.

Borrower hereby assigns to Trustee, for the benefit of the Lender Group, all of Borrower’s right, title and interest in and to, but none of its obligations under, the Sale Agreement and any UCC financing statements filed under or in connection therewith. In furtherance and not in limitation of the foregoing, Borrower hereby assigns to Trustee, for the benefit of the Lender Group, its right to indemnification under the Sale Agreement. Borrower confirms that at any time on or after the occurrence of an Event of Default, Trustee, for the benefit of the Lender Group, shall have the sole right (at the written direction of Agent) to enforce Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or for the benefit of the Lender Group.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent):

(a) Agent shall have received a Filing Authorization Letter, duly executed by Borrower and Servicer, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Trustee’s Liens in and to the Collateral;

(b) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) a Revolving Credit Note for each Lender listing a principal sum equal to such Lender’s Commitment as of the Closing Date and a Transferee Letter from each such Lender,

(ii) the Closing Certificate, certifying as to the accuracy and completeness, as of the Closing Date, of (A) the Required Procedures, (B) the Approved Forms, (C) the Closing Date Business Plan, and (D) Borrower’s licenses and approvals,

(iii) Control Agreements with respect to all Deposit Accounts and Securities Accounts maintained by, or for the benefit of, Borrower (or Servicer, for the account of Borrower),

(iv) the Disbursement Letter for the initial Advance,

(v) the Fee Letters,

(vi) the Parent Guaranty,

(vii) the Perfection Certificate,

(viii) releases and terminations of all security interests, liens and encumbrances on the Collateral (other than Permitted Liens), together with such UCC financing statement amendments terminating or partially releasing such security interests as may be required by Lender, and

(ix) the Loan Pricing Agreement.

(c) Agent shall have received a certificate from an Authorized Person of each Loan Party (i) attesting to the resolutions of such Person’s Board of Directors authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents to which such Person is a party, (ii) authorizing specific officers of such Person to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Person;

(d) Agent shall have received copies of the Governing Documents of each Loan Party, as amended, modified, or supplemented to the Closing Date, certified by an Authorized Person;

(e) Agent shall have received a certificate of status with respect to each Loan Party, each dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Person, which certificate shall indicate that such Person is in good standing in such jurisdiction;

(f) Agent shall have received certificates of status with respect to Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of each jurisdiction (other than such Person’s jurisdiction of organization) in which Borrower’s failure to be duly qualified or licensed would cause a Material Adverse Effect, which certificates shall indicate that Borrower is in good standing in such other jurisdiction;

(g) [INTENTIONALLY OMITTED]

(h) Agent shall have received an opinion of counsel to each Loan Party, in form and substance satisfactory to Agent;

(i) Agent shall have received the Approved Forms and Required Procedures, all in form and substance satisfactory to Agent, which shall also be attached as exhibits to the Closing Certificate;

(j) Agent shall have received satisfactory evidence (including a certificate of an Authorized Person) that all tax returns required to be filed by each Loan Party have been timely filed and all taxes upon any Loan Party, or their respective properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(k) Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of each of Borrower’s, Servicer’s, and Borrower’s Subsidiaries’ Books, a review of Servicer’s and Borrower’s collateral valuation methods, verification of each of Loan Party’s representations and warranties to Agent, and audit of each of Borrower’s and Servicer’s systems and controls, the results of which shall be satisfactory to Agent;

(l) Agent shall have received completed reference checks (including personal credit reports, tax lien and litigation histories) with respect to the Loan Parties and each of the Executive Officers and of specified officers of the Loan Parties (including without limitation Michael D. Haddad, Paul E. Martin, John Bray, John Frishkopf, and Brian Forde), the results of which are satisfactory to Agent in its sole discretion;

(m) Agent shall have received the Closing Date Business Plan;

(n) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and all fees payable in accordance with the Fee Letters and this Agreement, in each case, to the extent then due and payable;

(o) Other than with respect to qualifications to conduct business in jurisdictions (other than such Person’s jurisdiction of organization) in which such Person’s failure to be duly qualified or licensed would not cause a Material Adverse Effect, each of Borrower, Borrower’s Subsidiaries and Servicer shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Person of the Loan Documents or with the consummation of the transactions contemplated thereby or for the conduct of their respective businesses as contemplated by this Agreement and Agent shall have received evidence, in form and substance satisfactory to Agent, that Servicer holds a currently effective California Lender’s Finance Licenses authorizing it to make and hold loans in California and to conduct its business;

(p) Agent shall have received evidence, in form and substance satisfactory to Agent, of the establishment of the Collection Account and the Trust Account, and the perfection of the Trustee’s Liens;

(q) Agent shall have received an irrevocable initial request for an Advance or issuance of Letters of Credit in an aggregate amount equal to or greater than $25,000,000;

(r) Agent shall have received evidence, in form and substance satisfactory to Agent, that as of the Closing Date, all Portfolio Loans and Purchased Participations are owned by Borrower free and clear of any liens or encumbrances other than Permitted Liens, including, without limitation, (i) a fully-executed payoff letter evidencing (A) the release by the DZ Trustee (as defined in the Intercreditor Agreement), on behalf of the DZ Secured Parties, of the DZ Trustee’s lien on, and security interest in and to, all Portfolio Loans and Purchased Participations owned by Borrower as of the Closing Date, and (B) the agreement by the DZ Trustee to deliver possession of the Portfolio Loan Documents evidencing the Portfolio Loans and Purchased Participations owned by Borrower as of the Closing Date, to the Trustee, for the benefit of each member of the Lender Group, in each case, upon receipt by the DZ Trustee of the payoff amount specified therein, and (ii) that certain Assignment Agreement, dated as of the date hereof, by and between Servicer and the DZ Borrower, whereby the DZ Borrower assigned, conveyed, and transferred to Servicer, all of the DZ Borrower’s right, title, and interest in and to the Purchased Loans (as defined therein); and

(s) all other documents and legal matters in connection with the transactions contemplated by this Agreement to be completed prior to the initial Advance hereunder shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent (the approval of Agent of such documents and legal matters under this Section 3.1(v) to be evidenced by the initial Advance or initial issuance of a Letter of Credit hereunder).

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrower, its Subsidiaries, or Servicer contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) with respect to each Portfolio Loan or Purchased Participation that is not an Eligible Loan but that Borrower desires to consider as an Eligible Loan on the applicable Funding Date or date of issuance for the requested Letter of Credit, prior to funding the applicable Advance or issuing the applicable Letter of Credit, Borrower shall have delivered to Agent the Preliminary Credit Review Memorandum with respect thereto; provided, that:

(i) during the Ramp-Up Period, in the case of any Portfolio Loan or Purchased Participation that is expected to meet all eligibility criteria to be an Eligible Loan, Agent will use reasonable efforts to notify Borrower within 3 Business Days after such documents and information are provided to Agent whether Agent will continue to consider such Portfolio Loan or Purchased Participation for inclusion as an Eligible Loan; provided further, that if Agent fails to provide a response within such 3 Business Day period, so long as, as of the applicable Portfolio Loan Origination Date, such Portfolio Loan or Purchased Participation meets all other eligibility criteria to be an Eligible Loan, such Portfolio Loan or Purchased Participation shall be deemed to be an Eligible Loan, and

(ii) at any time, in the case of any Portfolio Loan or Purchased Participation that is not expected to meet all eligibility criteria to be an Eligible Loan and Borrower is requesting an exception to any such criteria, Agent will use reasonable efforts to notify Borrower within 5 Business Days after such documents and information are provided to Agent whether Agent will make such exception and continue to consider such Portfolio Loan or Purchased Participation for inclusion as an Eligible Loan; provided further, that if Agent fails to provide a response within such 5 Business Day period, so long as, as of the applicable Portfolio Loan Origination Date, such Portfolio Loan or Purchased Participation meets all other eligibility criteria to be an Eligible Loan (other than those criteria for which an exception has been requested), such Portfolio Loan or Purchased Participation shall be deemed to be an Eligible Loan;

(c) with respect to each Eligible Loan added to the Borrowing Base since the most recent Borrowing Base Certificate (or to be added in connection with such Advance or Letter of Credit) delivered to Agent pursuant to this Agreement, Borrower shall have delivered to Agent and Trustee (and Agent and Lenders acknowledge that Agent will be reviewing such information solely to determine whether such proposed Portfolio Loan or Purchased Participation satisfies the requirements of an Eligible Loan):

(i) at least 3 Business Days (or such lesser amount of time as Agent, in its sole discretion, may agree) prior to the applicable Funding Date or date of issuance for the requested Letter of Credit (A) the applicable Loan Checklist, (B) the applicable written approval of Servicer’s or Borrower’s investment or credit committee (however captioned, styled, or identified) issued in accordance with the Required Procedures for such Eligible Loan, (C) final or substantially final unexecuted drafts of all related Portfolio Loan Documents in Microsoft Word format (.doc or .docx), and (D) a certificate from a Responsible Officer of Borrower or Servicer (1) describing all changes from the proposed transaction described in the Preliminary Credit Review Memorandum and the applicable written approval of Servicer’s or Borrower’s investment or credit committee for such proposed Portfolio Loan or Purchased Participation, including, without limitation, any changes in the financial or business condition of the proposed Portfolio Company, the terms of the credit facilities, and the collateral therefor, and (2) certifying that there shall be no further change in the terms of the proposed Portfolio Loan after the date of such certification, provided, that if the foregoing indicates that no material change has occurred with respect to the proposed transaction described in the applicable Preliminary Credit Review Memorandum then such Portfolio Loan or Purchased Participation will, so long as all conditions for eligibility are in fact met or otherwise waived as of the applicable Funding Date, become an Eligible Loan upon such Funding Date, but if the foregoing indicates that a material change has occurred with respect to the proposed transaction described in the applicable Preliminary Credit Review Memorandum and Agent determines that such proposed Portfolio Loan or Purchased Participation will not be an Eligible Loan, such proposed Portfolio Loan or Purchased Participation shall not be included as an Eligible Loan,

(ii) at least 1 Business Day (or such lesser amount of time as Agent, in its sole discretion, may agree) prior to the applicable Funding Date or date of issuance for the requested Letter of Credit, the pre-close memorandum (however captioned, styled, or identified) issued in connection with the closing and funding of such Eligible Loan in accordance with the Required Procedures, and

(iii) prior to funding the applicable Advance (or in the case of Pre-Funded Advances, immediately upon closing of the applicable Portfolio Loan or Purchased Participation) or issuing the applicable Letter of Credit, (1) legible copies of all executed Portfolio Loan

Documents for such Eligible Loan together with versions marking the changes from the unexecuted versions previously delivered, (2) legible copies of an endorsement on, or executed allonge affixed to, each executed Portfolio Loan Note, if any, or, in each case, the acknowledgment of a custodian in writing that such Portfolio Loan Note, if any, and endorsement is held for the benefit Trustee on behalf of Agent and the Lender Group as Collateral for the Obligations (together with copies of any endorsement or allonge effecting the transfer of such Portfolio Loan Note from Servicer to Borrower or one of its Subsidiaries, as applicable), (3) a copy of the applicable Loan Schedule (as such term is defined in the Sale Agreement) with respect to such Portfolio Loan or Purchased Participation, and (4) such other documents as Agent shall have requested in its Permitted Discretion and such evidence as Agent may reasonably request to confirm compliance with this Agreement and the other Loan Documents;

(d) Agent shall have received Borrowing Base Certificate which includes a detailed calculation of the Borrowing Base as of the Funding Date for the requested Advance (or in the case of Pre-Funded Advances, a calculation of the Borrowing Base on a pro-forma basis after giving to the inclusion of the applicable Portfolio Loan or Purchased Participation in the Borrowing Base) or date of issuance for the requested Letter of Credit (including detail regarding all Portfolio Loans and Purchased Participations of Borrower and its Subsidiaries, with respect to aging, Collections, delinquency, concentration, eligibility, Dollar Equivalents, details with respect to Foreclosed Property, and other relevant information, including Portfolio Loans and Purchased Participations that are not Eligible Loans), with a reconciliation to the most recently provided Borrowing Base;

(e) with respect to the issuance of any Letter of Credit for the account of a Portfolio Company, Borrower shall have implemented reserves against the borrowing base under the applicable Portfolio Loan Documents in accordance with the Required Procedures;

(f) in the case of any Pre-Funded Advance, Agent and Trustee shall have received a copy of a fully executed payoff or paydown letter, if any, evidencing the release, upon payment at closing, of any liens on or security interests in the applicable Portfolio Loan Collateral (other than liens in favor of Borrower and liens permitted under the applicable Portfolio Loan Documents);

(g) in the case of any Advance with respect to any Split-Funded Loan (i) Agent has received the notice required by Section 9.12(h)(i) and has not received the notice required by Section 9.12(h)(ii), (ii) the Initial Servicer has not been terminated as servicer under the DZ Loan Documents and no Defaulting Lender Group (as such term is defined in the Intercreditor Agreement) or Special Servicer Period (as such term is defined in the Intercreditor Agreement) exists, (iii) the Intercreditor Agreement remains in full force and effect, and (iv) Agent shall have received evidence, in form and substance satisfactory to Agent, of the establishment of the Split-Funded Collection Account and the perfection of the Trustee’s Liens therein; and

(h) no Default, Event of Default, or Servicer Termination Event shall have occurred and be continuing on the date of such extension of credit, nor shall any such event result from the making thereof.

3.3 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.3 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).

3.4 Custodianship and Transfers of Portfolio Loans.

(a) In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral or complete original counterpart copies of any Life Insurance Policy that is Eligible Life Insurance supporting any portions of Portfolio Loans and Purchased Participations, and, with respect to Negotiable Collateral if and to the extent that perfection or priority of Trustee’s Liens is dependent on or priority is enhanced by possession, Borrower, immediately upon the request of Trustee or Agent, shall endorse or provide endorsements and, promptly but in any event not more than 3 Business Days after the applicable Portfolio Loan Origination Date (or, if later, the date the applicable Portfolio Loan or Purchased Participation is first included in the Borrowing Base), deliver physical possession of any such Negotiable Collateral or Life Insurance Policy, to Trustee for the benefit of the Lender Group. Any Portfolio Loan Notes shall be delivered to Trustee, for the benefit of the Lender Group, duly endorsed as follows on the back of the signature page thereof or on a separate allonge affixed thereto:

Pay to the order of U.S. Bank National Association, as Trustee

NEWSTAR BUSINESS FUNDING 2012-1, LLC, a Delaware limited liability company, as Borrower

By:	NEWSTAR FINANCIAL, INC.,
its designated manager

By:
Name:
Title:

(b) All Collateral held by Trustee on behalf of the Lender Group shall be held in its possession at the office of Trustee in Minneapolis (or in the case of any Life Insurance Policy, the office of Trustee in Wisconsin). Any successor Trustee shall be a state or national bank or trust company which is not an affiliate (as such term is defined in Rule 405 of the Securities Act) of Borrower or of any Person involved in the organization or operation of Borrower, which is a Qualified Institution and which meets the requirements of Section 10.10.

(c) Borrower will maintain or cause to be maintained all Portfolio Loan Documents (other than Negotiable Collateral which has been delivered to Trustee pursuant to Section 3.4(a)) in a secure manner in a location with fire, casualty and theft protection reasonably satisfactory to Agent. To the extent not already provided, Borrower will provide to Agent and Trustee copies of any Portfolio Loan Documents as Agent or Trustee may request.

(d) When a Portfolio Loan Note is repaid in its entirety, Trustee shall return such Portfolio Loan Note to Borrower (or at Borrower’s direction, Servicer) upon receipt of a Request for Release to facilitate its payment, and Trustee shall release the Trustee’s Liens in such Portfolio Loan Note promptly upon receipt of the final payment with respect to such Portfolio Loan Note. When a Portfolio Loan Note is sold by Borrower in accordance with the terms of this Agreement, Trustee shall release the Trustee’s Liens in such Portfolio Loan Note and shall transfer, without representation or warranty, such Portfolio Loan Note to the purchaser thereof or as otherwise directed by such purchaser against payment of the agreed amount therefor. In the event Borrower’s collateral assignment to Trustee of any Instrument evidencing a Portfolio Loan, Purchased Participation or Lien on Portfolio Loan Collateral and any other loan documents relating to a Portfolio Loan or Purchased Participation has been recorded and such Portfolio Loan or Purchased Participation is (i) repaid in its entirety, (ii) sold by Borrower in accordance with the terms of this Agreement or (iii) in default and Borrower (or Servicer, an agent or lead lender) is commencing foreclosure proceedings against the Portfolio Loan Collateral securing such Portfolio Loan or Purchased Participation, then Trustee shall execute a reassignment or release of such Lien Instrument and any other related loan documents for the benefit of Borrower on forms prepared by Borrower and reasonably acceptable to Agent. When Portfolio Loan Collateral that becomes owned by Borrower or one of its Subsidiaries is sold by such Person in accordance with the terms of this Agreement, Trustee shall release the Trustee’s Liens in such property upon acceptable arrangements being made for Trustee to receive (i) the cash proceeds from such sale (net of reasonable and customary costs and expenses incurred in connection therewith) in the Collection Account or the Split-Funded Collection Account, as applicable, for transfer to the Trust Account and then the Agent’s Account for application to the Obligations and (ii) any Portfolio Loan or Purchased Participation delivered in connection therewith, duly endorsed in accordance with Section 3.4.

(e) Borrower represents to Trustee, Agent, and the Lender Group that: (a) all necessary financing statements and (b) all related financing statement amendments or assignments in order to cause Borrower (or a representative of Borrower in accordance with the terms of an effective written secured party representative agreement approved, in writing, by Agent) to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Portfolio Loan Documents with respect to all Portfolio Loan Collateral existing as of the Closing Date and as of the date of each Advance (or other extension of credit hereunder) thereafter, and that such filings remain effective as of such date. Unless otherwise expressly agreed by Agent, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Portfolio Loans or Purchased Participations or any sum remains owing under such Portfolio Loan or Purchased Participation. Borrower and Servicer, on Borrower’s behalf, agree to file any UCC-3 statements of continuation, assignment or amendment requested by Agent as Agent may reasonably determine to be necessary to enable it to protect and maintain its interests under this Agreement. If Borrower or Servicer, as applicable, refuses or fails to file any such UCC-3 statements within a reasonable period (as determined by Agent in its sole discretion) of time following the request of Agent or Trustee to do so, Trustee is authorized to, and at the written direction of Agent (and at the expense of Borrower) shall, file any UCC-3 statements of continuation, assignment or amendment as may be determined by Agent to be necessary to enable Trustee to protect and maintain its interests under this Agreement. Borrower represents to Agent and Trustee that all filings and recordations, and all related assignments, have been filed or recorded in all jurisdictions as may be required to perfect and protect in favor of Borrower all of Borrower’s liens or security interests evidenced by Portfolio Loan Documents existing as of the Closing Date and on the date of each Advance (or other extension of credit) hereunder, and that such filings and recordations remain effective as of such date.

(f) Each time that Borrower (or the initial Servicer on behalf of Borrower) shall direct or cause the acquisition of any Permitted Investment, Borrower shall (or the initial Servicer on behalf of Borrower) cause such Permitted Investment to be subject to the Trustee’s Lien in accordance with the terms of this Agreement. The security interest of Trustee, for the benefit of the Lender Group, in the funds or other property utilized in connection with such acquisition shall, immediately and without further action on the part of Trustee or any member of the Lender Group, be released. The security interest of Trustee, for the benefit of the Lender Group, shall nevertheless come into existence and continue in the Permitted Investment so acquired, including all rights of Borrower in and to any contracts related to and proceeds of such Permitted Investment.

(g) Borrower (or the initial Servicer on behalf of Borrower) shall cause all Portfolio Loan Documents consisting of Negotiable Collateral, and other Collateral for which perfection or priority of Trustee’s Liens is dependent on or enhanced by possession, acquired by Borrower to be delivered to

Trustee, for the benefit of the Lender Group, and shall take any and all other actions necessary to create in favor of Trustee, for the benefit of the Lender Group, a valid, perfected, first priority security interest in each Portfolio Loan, Purchased Participation, or other Permitted Investment granted to Trustee, for the benefit of the Lender Group, under laws and regulations (including without limitation Articles 8 and 9 of the Code, as applicable) in effect at the time of such grant).

(h) Borrower agrees that (a) it will take any and all reasonable steps for Trustee, for the benefit of the Lender Group, to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the Code with respect to all of Borrower’s Securities Accounts, Deposit Accounts, electronic chattel paper, Investment Related Property and letter-of-credit rights, and (b) it will not transfer assets out of any Deposit Account or Securities Account other than as permitted under this Agreement, and, if to another depositary institution or securities intermediary, unless Borrower, Trustee, and the substitute depository institution or securities intermediary, as applicable, have entered into a Control Agreement with respect to the applicable Deposit Account or Securities Account. No arrangement contemplated hereby or by any Control Agreement in respect of any Deposit Account, Securities Accounts or other Investment Related Property shall be modified by Borrower or Trustee without the prior written consent of Agent. Upon the occurrence and during the continuation of a Material Default, Agent may direct Trustee in writing to, and upon such written direction Trustee will, notify any depository institution or securities intermediary to liquidate the applicable Deposit Account, Securities Account or any related Investment Related Property maintained or held thereby and remit the proceeds thereof to the Collection Account (or, if required by the Intercreditor Agreement, the Split-Funded Collection Account).

4. REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of Borrower.

In order to induce Trustee, Agent, and the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to Trustee, Agent, and the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Due Organization and Qualification; Subsidiaries.

(i) Borrower and each of its Subsidiaries (A) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (B) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (C) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(ii) Set forth on Schedule 4.1(a)(ii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(iii) Set forth on Schedule 4.1(a)(iii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (A) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (B) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(iv) There are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

(b) Due Authorization; No Conflict.

(i) As to Borrower and its Subsidiaries, the execution, delivery, and performance by Borrower and its Subsidiaries of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and its Subsidiaries.

(ii) As to Borrower and its Subsidiaries, the execution, delivery, and performance by Borrower and its Subsidiaries of the Loan Documents to which it is a party do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or its Subsidiaries, the Governing Documents of Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or any of its Subsidiaries, other than Permitted Liens, or (D) require any approval of any holder of any Equity Interest of Borrower or any approval or consent of any Person under any material agreement of Servicer or any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) Governmental Consents. The execution, delivery, and performance by Borrower and its Subsidiaries of the Loan Documents to which each is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

(d) Binding Obligations; Perfected Liens.

(i) Each Loan Document has been duly executed and delivered by Borrower or any of its Subsidiaries party thereto and is the legally valid and binding obligation of Borrower or such Subsidiary, enforceable against Borrower or such Subsidiary in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(ii) Trustee’s Liens are validly created, perfected (other than (A) in respect of motor vehicles that are subject to a certificate of title, (B) money, (C) letter-of-credit rights (other than supporting obligations), (D) commercial tort claims (other than those that, by the terms hereof, are required to be perfected), (E) Real Property, and (E) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 3.4(h)), and subject only to the filing of financing statements and first-priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

(e) Title to Assets; No Encumbrances. Each of Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 9.12, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

(f) Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(i) Each of Borrower and its Subsidiaries has good and marketable title to (in the case of all other personal property), all of their respective assets reflected in the most recent financial statements delivered pursuant to Section 9.12, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

(ii) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of Borrower and each of Borrower’s Subsidiaries is set forth on Schedule 4.1(f)(ii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement, it being agreed that Borrower’s delivery of written notice of any such change to Agent shall be deemed to automatically update such Schedule).

(iii) The chief executive office of Borrower and each of Borrower’s Subsidiaries is located at the address indicated on Schedule 4.1(f)(iii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(iv) Borrower’s and each of Borrower’s Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.1(f)(iv) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(v) As of the Closing Date, neither Borrower nor any of its Subsidiaries holds any commercial tort claims, except as set forth on Schedule 4.1(f)(v).

(g) Litigation.

(i) Except as expressly disclosed to Agent in writing by Servicer or Borrower, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(ii) Schedule 4.1(g)(ii) (as such Schedule may be updated from time to time to reflect changes thereto) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that could reasonably be expected to result in liabilities in excess of, $250,000 with respect to Borrower or any of its Subsidiaries that is pending or, to the knowledge of Borrower, after due inquiry, threatened against any such Person, of (1) the parties to such actions, suits, or proceedings, (2) the nature of the dispute that is the subject of such actions, suits, or proceedings, (3) the procedural status with respect to such actions, suits, or proceedings, and (4) whether any liability of Borrower or any of its Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

(h) Compliance with Laws. Neither Borrower nor any of its Subsidiaries (i) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Borrower’s Approved Forms, Required Procedures, Portfolio Loan Documents and other standard forms and documents evidencing and executed in connection with Portfolio Loans or Purchased Participations and all actions and transactions by Borrower in connection therewith comply in all material respects with all applicable laws.

(i) No Material Adverse Effect. Since the Closing Date, no event, circumstance, or change has occurred that has resulted in a Material Adverse Effect with respect to Borrower or, unless Borrower has given Agent notice thereof within 3 Business Days of any Responsible Officer of Borrower having knowledge thereof, could reasonably be expected to result in a Material Adverse Effect with respect to Borrower or any of its Subsidiaries.

(j) Solvency.

(i) Borrower and each of its Subsidiaries is Solvent.

(ii) No transfer of property is being made by Borrower or any of its Subsidiaries and no obligation is being incurred by Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or any of its Subsidiaries.

(k) Employee Benefits. None of Borrower, its Subsidiaries, or any of their respective ERISA Affiliates maintains or contributes to any Benefit Plan.

(l) Environmental Condition. Except as set forth on Schedule 4.1(l) (as such Schedule may be updated from time to time to reflect changes thereto), (i) to Borrower’s knowledge, neither Borrower’s nor any of its Subsidiaries’ properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (ii) to Borrower’s knowledge, after due inquiry, neither Borrower nor any of its Subsidiaries’ properties, if any, or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (iii) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (iv) neither Borrower nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(m) Intellectual Property. Except as expressly disclosed to Agent in writing by Servicer or Borrower, Servicer, Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses, if any, that are necessary to the conduct of its business as currently conducted, and attached hereto as Schedule 4.1(m) (as updated from time to time) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses, if any, as to which Servicer (with respect to such property used in connection with the servicing of the Loan Portfolio), Borrower or one of its Subsidiaries is the owner or is an exclusive licensee; provided, that Borrower may amend Schedule 4.1(m) to add additional intellectual property so long as such amendment occurs by written notice to Agent and Trustee not less than 30 days after the date on which Servicer(with respect to such property used in connection with the servicing of the Loan Portfolio), Borrower or Borrower’s Subsidiary acquires any such property after the Closing Date at the time that Borrower provides its Compliance Certificate pursuant to Section 9.12.

(n) Leases. Borrower will and will cause its Subsidiaries to enjoy peaceful and undisturbed possession under all leases, if any, material to the business of Borrower and its Subsidiaries and to which Borrower or any of its Subsidiaries are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by Borrower or any of Borrower’s Subsidiaries exists under any of them that could reasonably be expected to result in a Material Adverse Effect.

(o) Deposit Accounts and Securities Accounts. Set forth on Schedule 4.1(o) (as updated from time to time to reflect changes permitted under this Agreement) is a listing of all of Borrower’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

(p) Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of Borrower or its Subsidiaries in writing to Trustee, Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Trustee, Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, that neither Borrower nor any of its Subsidiaries makes any representations with respect to, and shall have no responsibility for, the truth or accuracy of or omissions from any of the foregoing to the extent any of the foregoing incorporate information provided by a Person other than Borrower or one of its Affiliates relating to a Person that is not the Borrower or one of its Affiliates unless a Responsible Officer had knowledge of such inaccuracy or omission.

(q) Patriot Act. To the extent applicable, Borrower and each of its Subsidiaries is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by Borrower or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(r) Indebtedness. Except for the Obligations and other Permitted Indebtedness, neither Borrower nor any of its Subsidiaries has any Indebtedness or Disqualified Equity Interests.

(s) Payment of Taxes. Except as otherwise permitted under Section 5.1(b), all tax returns and reports of Borrower and each of its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower or any of its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Borrower and each of its Subsidiaries has made adequate provision in accordance with GAAP for all taxes not yet due and payable. Borrower knows of no proposed tax assessment against Borrower or any of its Subsidiaries that is not being actively contested by such Person diligently, in good faith, and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(t) Margin Stock. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

(u) Governmental Regulation. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Disqualified Equity Interests or which may otherwise render all or any portion of the Obligations or Duties unenforceable. Neither Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(v) OFAC. Neither Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(w) Employee and Labor Matters. Neither Borrower nor any of its Subsidiaries has any employees.

(x) Eligible Loans. As to each Portfolio Loan or Purchased Participation that is identified by Borrower or Servicer as an Eligible Loan in the most recent Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate: (i) such Portfolio Loan or Purchased Participation is a bona fide existing payment obligation of the applicable Portfolio Company created in the ordinary course of Borrower’s business or, in the case of a Portfolio Loan or Purchased Participation acquired by Borrower, created in the ordinary course of the business of Servicer or the seller of such Portfolio Loan or Purchased Participation, (ii) such Portfolio Loan or Purchased Participation is owed to Borrower without any known defenses, material disputes, offsets, counterclaims, or rights of return or cancellation that could reasonably be expected to cause such Portfolio Loan or Purchased Participation or a portion thereof to cease to qualify as an Eligible Loan, (iii) such Portfolio Loan or Purchased Participation is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Portfolio Loan or Eligible Split-Funded Loan or any of the defined terms (including the definitions of Preliminary Eligible Portfolio Loan, Preliminary Eligible Life Insurance, or Concentration Limits) that are used in such definitions, (iv) the original amount of, the unpaid balance of, and the amount and dates of payments on such Portfolio Loan or Purchased Participation shown on the Books of Borrower and in the schedules of same delivered to Agent are true and correct, (v) Borrower has no knowledge of any fact which is reasonably likely to materially impair the validity or collectability of such Portfolio Loan or Purchased Participation, (vi) such Portfolio Loan or Purchased Participation is subject to a first-priority perfected security interest in favor of Trustee, for the benefit of the Lender Group, (vii) such Portfolio Loan or Purchased Participation complies with all applicable laws, (viii) since delivery of the applicable Portfolio Loan Documents to Agent and Trustee, such Portfolio Loan Documents have not been amended nor any requirements relating thereto waived without the prior, written consent of Agent, other than an extension or modification in accordance with the Required Procedures then in effect, and (ix) such Portfolio Loan or Purchased Participation is an asset-based loan secured by the assets of the applicable Portfolio Company in accordance with Borrower’s or Servicer’s historical practices. Borrower represents that it is the sole legal and beneficial owner of each Eligible Loan, and all related Portfolio Loan Documents, and that Borrower has not issued or sold any participation interest or other ownership interest (legal, beneficial or otherwise) with respect thereto.

(y) Location of Collateral. The Borrower has not permitted any Collateral (other than (i) the Collateral in the possession of Trustee for the benefit of Lender Group, (ii) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, and (iii) at closing of any Portfolio Loan or Purchased Participation, with a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee, in each case otherwise in accordance with this Agreement) to be stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.1(y) (as such Schedule may be updated pursuant to Section 5.1(i)).

(z) Records. Borrower keeps (or causes to be kept) records of the Portfolio Loans and Purchased Participations owned by Borrower and its Subsidiaries and all payments thereon that are complete, correct, and accurate in all material respects.

4.2 Representations and Warranties of Servicer.

In order to induce Trustee, Agent, and the Lender Group to enter into this Agreement, Servicer makes the following representations and warranties to Trustee, Agent, and the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Due Organization and Qualification; Subsidiaries. Servicer (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Due Authorization; No Conflict.

(i) The execution, delivery, and performance by Servicer of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Servicer.

(ii) The execution, delivery, and performance by Servicer of the Loan Documents to which it is a party do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Servicer, the Governing Documents of Servicer, or any order, judgment, or decree of any court or other Governmental Authority binding on Servicer, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Servicer where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or (C) require any approval of any holder of any Equity Interest of Servicer or any approval or consent of any Person under any material agreement of Servicer or any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) Governmental Consents. The execution, delivery, and performance by Servicer of the Loan Documents to which Servicer is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

(d) Binding Obligations. Each Loan Document to which Servicer is a party has been duly executed and delivered by Servicer and is the legally valid and binding obligation of Servicer, enforceable against Servicer in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(i) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of Servicer is set forth on Schedule 4.1(f)(ii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(ii) The chief executive office of Servicer is located at the address indicated on Schedule 4.1(f)(iii) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement, it being agreed that Servicer’s delivery of written notice of any such change to Agent shall be deemed to automatically update such Schedule).

(iii) Servicer’s tax identification number and organizational identification number, if any, are identified on Schedule 4.1(f)(iv) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(f) Litigation.

(i) Except as expressly disclosed to Agent in writing by Servicer or Borrower, there are no actions, suits, or proceedings pending or, to the knowledge of Servicer, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(ii) Schedule 4.1(g)(ii) (as such Schedule may be updated from time to time to reflect changes thereto) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that could reasonably be expected to result in liabilities in excess of, $2,500,000 with respect to Servicer that is pending or, to the knowledge of Servicer, after due inquiry, threatened against Servicer, of (1) the parties to such actions, suits, or proceedings, (2) the nature of the dispute that is the subject of such actions, suits, or proceedings, (3) the procedural status with respect to such actions, suits, or proceedings, and (4) whether any liability of Servicer in connection with such actions, suits, or proceedings is covered by insurance.

(g) Compliance with Laws. Servicer is not (a) in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Servicer’s Approved Forms, Required Procedures, Portfolio Loan Documents and other standard forms and documents evidencing and executed in connection with Portfolio Loans or Purchased Participations and all actions and transactions by Servicer in connection therewith comply in all material respects with all applicable laws.

(h) Solvency.

(i) Servicer is Solvent.

(ii) No transfer of property is being made by Servicer and no obligation is being incurred by Servicer in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

(i) Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of Servicer in writing to Trustee, Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about the Loan Parties’ industry) hereafter furnished by or on behalf of Servicer in writing to Trustee, Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, that Servicer makes no representations with respect to, and shall have no responsibility for, the truth or accuracy of or omissions from any of the foregoing to the extent any of the foregoing incorporate information provided by a Person other than Servicer or one of its Affiliates relating to a Person that is not the Borrower or one of its Affiliates unless a Responsible Officer had knowledge of such inaccuracy or omission. The Projections delivered to Agent on the Closing Date represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Servicer’s good faith estimate, on the date such Projections are delivered, of Servicer’s, Borrower’s, and their respective Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Servicer to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Servicer’s good faith estimate, projections or forecasts based on methods and assumptions which Servicer believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

(j) Patriot Act. To the extent applicable, Servicer is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Patriot Act. No part of the proceeds of the loans made hereunder will be used by Servicer or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(k) Payment of Taxes. Except as otherwise permitted under Section 5.2(c), all tax returns and reports of Servicer required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Servicer has made adequate provision in accordance with GAAP for all taxes not yet due and payable. Servicer knows of no proposed tax assessment against Servicer that is not being actively contested by Servicer diligently, in good faith, and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(l) Governmental Regulation. Neither Servicer nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or Disqualified

Equity Interests or which may otherwise render all or any portion of the Obligations or Duties unenforceable. Neither Servicer nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

(m) OFAC. Servicer is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Servicer (a) is not a Sanctioned Person or a Sanctioned Entity, (b) does not have its assets located in Sanctioned Entities, and (c) does not derive revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

(n) Leases. Servicer will enjoy peaceful and undisturbed possession under all leases material to the business of Servicer and to which Servicer is a party or under which it is operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by Servicer exists under any of them that could reasonably be expected to result in a Material Adverse Effect.

(o) Location of Collateral. The Servicer has not permitted any Collateral (other than (i) the Collateral in the possession of Trustee for the benefit of Lender Group, (ii) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, and (iii) at closing of any Portfolio Loan or Purchased Participation, with a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee, in each case otherwise in accordance with this Agreement) to be stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.1(y) (as such Schedule may be updated pursuant to Section 5.1(i)).

(p) No Material Adverse Effect. All historical financial statements relating to the Servicer and Borrower and their Subsidiaries that have been delivered by a Loan Party to Agent have been prepared in accordance with GAAP (except for the exclusion of allocation of income taxes and certain corporate overhead expenses and loan loss reserves estimated on a monthly basis and trued-up quarterly) and present fairly in all material respects, the applicable Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since September 30, 2012, no event, circumstance, or change has occurred that has resulted in a Material Adverse Effect with respect to Servicer or, unless Servicer has given Agent notice thereof within 3 Business Days of any Responsible Officer of Servicer having knowledge thereof, could reasonably be expected to result in a Material Adverse Effect with respect to Servicer.

(q) Adverse Selection. Neither Servicer nor any of its Affiliates have knowingly originated or acquired any loan or participation in a manner materially adverse to the interests of the Lender Group when compared to other loans or participations originated or acquired by any Affiliate of Servicer other than Borrower and its Subsidiaries.

4.3 Representations and Warranties of Trustee.

In order to induce the Lender Group to enter into this Agreement, Trustee makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) Due Organization and Qualification; Subsidiaries. Trustee (A) is duly organized and existing under the laws of the jurisdiction of its organization, and (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Due Authorization; No Conflict.

(i) As to Trustee, the execution, delivery, and performance by Trustee of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Trustee.

(ii) As to Trustee, the execution, delivery, and performance by Trustee of the Loan Documents to which it is a party do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Trustee or its Subsidiaries, the Governing Documents of Trustee, or any order, judgment, or decree of any court or other Governmental Authority binding on Trustee, or (B) require any approval of any holder of any Equity Interest of Trustee or any approval or consent of any Person under any material agreement of Trustee, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) Governmental Consents. The execution, delivery, and performance by Trustee of the Loan Documents to which Trustee is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

(d) Binding Obligations. Each Loan Document to which Trustee is a party has been duly executed and delivered by Trustee and is the legally valid and binding obligation of Trustee, enforceable against Trustee in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) Non-Affiliation. Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with Borrower.

(f) Qualification. Trustee satisfies the criteria set forth in Section 10.10 of this Agreement.

(g) Patriot Act. To the extent applicable, Trustee is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act. No part of the proceeds of the loans made hereunder or of the Trustee Fees will be used by Trustee or any of its Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(h) OFAC. Trustee is not in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Trustee (a) is not a Sanctioned Person or a Sanctioned Entity, (b) has no assets located in Sanctioned Entities, or (c) does not derive revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5. AFFIRMATIVE COVENANTS.

5.1 Borrower Affirmative Covenants . Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Existence. Except as otherwise permitted under Section 6.1(c) or Section 6.1(d), Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, with respect to Borrower and its Subsidiaries, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

(b) Taxes. Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

(c) Inspection. Subject to the limitations set forth in Section 2.13(e), Borrower will, and will cause each of its Subsidiaries and Servicer to, permit Trustee, Agent, any Lender, and each of their respective duly authorized representatives or agents to exercise their rights pursuant to Section 11.6 of this Agreement and Borrower will, and will cause each of its Subsidiaries to, not impede and cooperate with any of the foregoing Persons in respect thereof.

(d) Compliance with Laws. Borrower will and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Environmental. Borrower will, and will cause each of its Subsidiaries to,

(i) Keep or cause to be kept any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(ii) Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(iii) Promptly notify Agent of any release of which Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(iv) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority regarding any violation of Environmental Law by Borrower or any of its Subsidiaries.

(f) Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after a Responsible Officer obtaining knowledge thereof, notify Agent and Trustee if any written information, exhibit, or report furnished to Agent, Trustee or the Lenders by or on behalf of any Loan Party or any of their Affiliates contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

(g) Further Assurances. Borrower will, at any time upon the reasonable request of Agent, execute or deliver to Agent or Trustee, as applicable, any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Loan Party Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Trustee’s Liens in all of the assets of Borrower’s Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Trustee in any Real Property acquired by Borrower or any of its Subsidiaries, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Borrower refuses or fails to execute or deliver any reasonably requested Additional Loan Party Documents within a reasonable period of time following the request to do so, Borrower hereby authorizes Agent or Servicer, at the direction of Agent, to execute any such Additional Loan Party Documents in the name of Borrower or any of its Subsidiaries and authorizes Agent or Servicer, at the direction of Agent, to file such executed Additional Loan Party Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, Borrower shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and its Subsidiaries, including all of the outstanding capital Equity Interests of Borrower’s Subsidiaries.

(h) [INTENTIONALLY DELETED]

(i) Location of Collateral. Borrower will, and will cause each of its Subsidiaries to, keep its Collateral only at the locations identified on Schedule 4.1(y) or with Trustee (other than (i) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, and (ii) at closing of any Portfolio Loan or Purchased Participation, with a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee otherwise in accordance with this Agreement) and their chief executive offices only at the locations identified on Schedule 4.1(f)(iii); provided, that Borrower may amend Schedule 4.1(y) or Schedule 4.1(f)(iii) so long as such amendment occurs by written notice to Trustee and Agent not less than 10 days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

(j) Portfolio Loan Documents. Except as otherwise expressly agreed by Agent, Borrower will, and will cause each of its Subsidiaries to, immediately upon receipt, (a) deliver or cause to be delivered to Trustee all original Portfolio Loan Documents and other documents and instruments evidencing Portfolio Loans if and to the extent that perfection or priority of Trustee’s Liens is dependent on or lien priority is enhanced by possession thereof and (b) in the case of Portfolio Loans where all or part of the Portfolio Loan Collateral is Real Property, prepare, execute and deliver or cause to be delivered to Trustee (with a copy to Agent), a collateral assignment of note and lien or other appropriate assignment for each parcel of Real Property securing such Portfolio Loan, in a form appropriate for recording in the real property records of the jurisdiction where the property securing such Portfolio Loan is located, which would evidence the assignment to Trustee of such Portfolio Loan and the Liens securing such Portfolio Loan, which assignment may be recorded by or on behalf of Trustee at the written direction of Agent.

(k) Portfolio Company Deposits. Borrower will, and will cause each of its Subsidiaries and Servicer to, deposit into a Deposit Account with Trustee (subject to the Trustee’s Lien on any interest, if any, that Borrower may have therein) all amounts advanced by Borrower to be held by Borrower on behalf of a Portfolio Company, including, without limitation all prepaid amounts such as interest, construction funds, insurance premiums and proceeds, taxes, and other funds delivered to Borrower to be held on behalf of any Portfolio Company.

(l) Disbursements to Makers of Portfolio Loans. Borrower will, and will cause each of its Subsidiaries and Servicer, to make all disbursements to any Portfolio Company or Permitted Participation Agent in connection with a Portfolio Loan or Purchased Participation only in accordance with the Required Procedures, including in the case of Portfolio Loans where all or part of the Portfolio Loan Collateral is Real Property upon which Borrower is making an advance based on the valuation thereof, the making of the initial disbursement from the Designated Account through a title insurance company or other settlement agent covered by a closing protection letter in favor of Borrower issued by the applicable title insurance company, subject to escrow instructions that require delivery by such Portfolio Company of each of the Portfolio Loan Documents and such other documents as may be appropriate or customary for the jurisdiction in which such Portfolio Loan Collateral is located.

(m) Foreclosed Property. Borrower will, and will cause each of its Subsidiaries and Servicer to, promptly upon acquisition of any Foreclosed Property, execute such Instruments evidencing the Trustee’s Liens other documentation as Agent may request in connection therewith, and deliver or cause to be delivered to Agent, a current FIRREA-Compliant Appraisal, a mortgagee policy of title insurance, environmental report, engineering report and other documentation as Agent may request in connection therewith.

5.2 Servicer Affirmative Covenants. Servicer covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Existence. Except as otherwise permitted under Section 6.1(c) or Section 6.1(d), Servicer will, at all times preserve and keep in full force and effect such Servicer’s valid existence in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to its businesses.

(b) Maintenance of Properties. Servicer will maintain and preserve all of its assets that are necessary or useful in the proper conduct of its and Borrower’s businesses in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

(c) Taxes. Servicer will pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

(d) Insurance. Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions insurance policy covering the Servicer’s, Borrower’s, and Borrower’s Subsidiaries’ officers and employees in connection with its activities under this Agreement in an amount not less than $2,000,000. In addition, Servicer shall continue to maintain at its own expense and keep in full force and effect throughout the term of this Agreement such insurance as it maintains as of the Closing Date covering the Servicer, Borrower, and Borrower Subsidiaries and the Collateral and in the same coverage amounts. Coverage of the Servicer, Borrower and Borrower’s Subsidiaries under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 5.2(d) shall satisfy the requirements of this Section 5.2(d). Coverage shall be in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrower in effect as of the Closing Date are acceptable to Agent). All property insurance policies covering the Collateral, if any, are to be made payable to Trustee, for the benefit of the Lender Group, as their interests may appear, in case of loss solely with respect to the Collateral, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Trustee and Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Trustee and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Trustee and Agent of the exercise of any right of cancellation. If Servicer fails to maintain such insurance, Trustee (at the direction of Agent) or Agent may arrange for such insurance, but at Borrower’s expense and without any responsibility on Trustee’s or Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuation of an Event of Default, Trustee shall have the sole right (at the direction of Agent and at the sole expense of Borrower) to file claims under any property liability insurance solely with respect to any Collateral and general liability insurance policies solely with respect to Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder solely with respect to any Collateral, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies solely with respect to any Collateral.

(e) Inspection. Subject to the limitations set forth in Section 2.13(e), Servicer will permit Trustee, Agent, any Lender, and each of their respective duly authorized representatives or agents to exercise their rights pursuant to Section 11.6 of this Agreement and not impede and cooperate with any of the foregoing Persons in respect thereof.

(f) Compliance with Laws. Servicer will comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(g) Disclosure Updates. Servicer will promptly and in no event later than 5 Business Days after a Responsible Officer obtaining knowledge thereof, notify Agent and Trustee if any written information, exhibit, or report furnished by or on behalf of Servicer to Agent, Trustee or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

(h) Further Assurances. Servicer will, at any time upon the reasonable request of Agent or Trustee, execute or deliver to Agent or Trustee, as applicable, any and all Additional Loan Party Documents that Agent or Trustee may reasonably request in form and substance reasonably satisfactory to Agent or Trustee, as applicable, to create, perfect, and continue perfected or to better perfect Trustee’s Liens in all Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Trustee in any Real Property that is Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Servicer refuses or fails to execute or deliver any reasonably requested Additional Loan Party Documents within a reasonable period of time following the request to do so, Servicer hereby authorizes Trustee, at the written direction of Agent, to execute any such Additional Loan Party Documents in Servicer’s name and authorizes Agent to file such executed Additional Loan Party Documents in any appropriate filing office.

(i) Location of Collateral. Servicer will cause the Collateral to be kept and will cause the Borrower and each of its Subsidiaries to keep the Collateral only at the locations identified on Schedule 4.1(y) or with Trustee (other than (i) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, and (ii) at closing of any Portfolio Loan or Purchased Participation, with a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee otherwise in accordance with this Agreement) and its chief executive offices only at the locations identified on Schedule 4.1(f)(iii); provided, that Borrower may amend Schedule 4.1(y) or Schedule 4.1(f)(iii) so long as such amendment occurs by written notice to Trustee and Agent not less than 10 days prior to the date on which such Collateral is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States and

(j) Portfolio Loan Documents. Except as otherwise expressly agreed by Trustee and Agent or expressly provided otherwise herein, Servicer will, immediately upon receipt, deliver to Trustee all original Portfolio Loan Documents and other documents and instruments evidencing Portfolio Loans.

(k) Portfolio Company Deposits. Servicer will, and will cause Borrower and each of Borrower’s Subsidiaries to, deposit into a Deposit Account with Trustee (subject to the Trustee’s Lien on any interest, if any, that Borrower may have therein) all amounts advanced by Servicer on behalf of Borrower to be held by Borrower for the benefit of a Portfolio Company, including, without limitation all prepaid amounts such as interest, construction funds, insurance premiums and proceeds, taxes, and other funds delivered to Servicer on behalf of Borrower to be held for the benefit of any Portfolio Company.

(l) Disbursements to Makers of Portfolio Loans. Servicer will make or cause to be made to make all disbursements to any Portfolio Company or Permitted Participation Agent in connection with a Portfolio Loan or Purchased Participation only in accordance with the Required Procedures, including in the case of Portfolio Loans where all or part of the Portfolio Loan Collateral is Real Property upon which Borrower is making an advance based on the valuation thereof, the making of the initial disbursement from the Designated Account through a title insurance company or other settlement agent covered by a closing protection letter in favor of Borrower issued by the applicable title insurance company, subject to escrow instructions that require delivery by such Portfolio Company of each of the Portfolio Loan Documents and such other documents as may be appropriate or customary for the jurisdiction in which such Portfolio Loan Collateral is located.

(m) Foreclosed Property. Servicer will, and will cause Borrower and each of its Subsidiaries to, promptly upon acquisition of any Foreclosed Property, execute such Instruments evidencing the Trustee’s Liens other documentation as Agent may request in connection therewith, and deliver or cause to be delivered to Trustee and Agent, a current FIRREA-Compliant Appraisal, a mortgagee policy of title insurance, environmental report, engineering report and other documentation as Agent may request in connection therewith.

(n) Pre-Funded Advances. Servicer (i) will immediately, upon the making or causing to made any withdrawal or transfer from the Designated Account of any funds that constitute a Pre-Funded Advance, provide Agent, by electronic mail, with the unique Federal Reference Number for each such transfer or withdrawal and for each other transfer of funds in connection therewith from any other deposit account, and (ii) unless otherwise consented to by Agent in its Permitted Discretion, in the event that the Portfolio Loan or Purchased Participation being funded with a Pre-Funded Advance fails to close on the originally scheduled closing date for such Portfolio Loan or Purchased Participation, the DZ Agent and the DZ Secured Parties fail to fund the DZ Borrower’s portion thereof, or Servicer reasonably believes that such Portfolio Loan or Purchased Participation will not close or that the DZ Agent and the DZ Secured Parties will fail to fund the DZ Borrower’s portion thereof, will cause the full amount of such Pre-Funded Advance to be returned to Agent within 1 Business Day of such originally scheduled closing date.

5.3 Trustee Affirmative Covenants. Trustee covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Existence. Trustee will at all times preserve and keep in full force and effect its valid existence in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, valid existence with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to its obligations as Trustee hereunder.

(b) Compliance with Laws. Trustee will comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Possession of Collateral. Subject to Section 10.8 of this Agreement, Trustee will remain at all times in possession of the original Collateral and other Portfolio Loan Documents delivered to it pursuant to this Agreement at the address set forth on Schedule 5.3(c) attached hereto except for the release or return of such Collateral in accordance with the terms of this Agreement or as otherwise consented to by Agent.

6. NEGATIVE COVENANTS.

6.1 Borrower Negative Covenants. Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness or Disqualified Equity Interests, except for Permitted Indebtedness.

(b) Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

(c) Restrictions on Fundamental Changes. Borrower will not, and will not permit any of its Subsidiaries to,

(i) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger to which Parent, Servicer, or Borrower is a party so long as such Person is the surviving entity, (ii) except as set forth in the preceding clause (i), any merger to which a Subsidiary of Borrower is a party, so long as Borrower or a Subsidiary of Borrower is the surviving entity of any such merger,

(ii) liquidate, wind up, or dissolve itself or one of its Subsidiaries (or suffer any liquidation or dissolution), except for the liquidation or dissolution of non-operating Subsidiaries of Borrower so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Subsidiary are transferred to Borrower or one of its Subsidiaries that is not liquidating or dissolving, or

(iii) suspend or cease operating a substantial portion of any Borrower’ or any of its Subsidiaries’ business, except as permitted pursuant to clauses (i) or (ii) above or in connection with a transaction permitted under Section 6.1(d).

(d) Disposal of Assets. Other than Permitted Dispositions that satisfy the Portfolio Acquisition and Disposition Requirements or transactions expressly permitted by this Agreement, Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

(e) Change Name. Borrower will not, and will not permit any of its Subsidiaries to, change its name, organizational identification number, state of organization or organizational identity; provided, that Borrower or any of Borrower’s Subsidiaries may change its name, organizational identification number, state of organization or organizational identity upon at least 10 days’ prior written notice to Agent of such change if, upon the effectiveness of such change, Borrower or such Subsidiary reaffirms, in writing, in form and substance satisfactory to Agent, its Obligations and Duties under the Loan Documents).

(f) Nature of Business. Borrower will not, and will not permit any of its Subsidiaries to, make any material change in the nature of its or their business as described in Schedule 6.1(f) (provided, that the foregoing shall not prevent a Loan Party from engaging in any business that is reasonably related or ancillary to its or their business) and Borrower will not, and will not permit any of its Subsidiaries to, acquire any properties or assets that are not reasonably related to the conduct of their business activities.

(g) Prepayments and Amendments. Borrower will not, and will not permit any of its Subsidiaries:

(i) to:

(A) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness or Disqualified Equity Interests of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement, or

(B) make any payment on account of Indebtedness or Disqualified Equity Interests that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(ii) to directly or indirectly, amend, modify, or change any of the terms or provisions of:

(A) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness or Disqualified Equity Interests other than (A) the Obligations in accordance with this Agreement or any other Loan Document, as applicable, (B) Permitted Indebtedness (other than Permitted Indebtedness pursuant to clause (b) of the definition of Permitted Indebtedness) in accordance with the terms of the Loan Documents, or (C) Permitted Indebtedness that does not increase the principal or rate of interest in respect thereof or otherwise materially increase the amounts due in connection therewith, does not in any manner accelerate or shorten the time for the payment thereof, or otherwise result in terms less favorable to Borrower or one its Subsidiaries,

(B) its Governing Documents or the Governing Documents of any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders, or

(C) the Required Procedures, except in accordance with Section 6.1(o) of this Agreement.

(h) Restricted Payments. Borrower will not, and will not permit any of its Subsidiaries, to make any Restricted Payment unless:

(i) Such Restricted Payment is permitted under applicable law;

(ii) No Default or Event of Default exists or would result from the making of such Restricted Payment; and

(iii) Borrower will be in compliance with Sections 2.19(e), 2.19(f), 6.1(q), 6.1(r), and 6.1(s) of this Agreement upon making and upon giving effect to such Restricted Payment.

(i) Investments. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments; provided that Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Trustee is contemporaneously granted a security interest therein, as Trustee for the benefit of Agent and the Lender Group, and Trustee shall have received a Control Agreement in respect of such Deposit Account or Securities Account, where required to perfect such security interest.

(j) Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for :

(i) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Borrower or its Subsidiaries in excess of $250,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(ii) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or its or Parent’s or Servicer’s comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Borrower or its applicable Subsidiary,

(iii) so long as it has been approved by Borrower’s or its applicable Subsidiary’s board of directors (or its or Parent’s or Servicer’s comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(iv) any capital contribution made by Servicer to Borrower;

(v) this Agreement and the other Loan Documents

(vi) Permitted Dispositions described in clauses (f) and (h) of the definition of “Permitted Dispositions”; and

(vii) transactions permitted by Section 6.1(c), Section 6.1(d), or Section 6.1(j) or otherwise expressly permitted to be among Affiliates of Borrower pursuant to this Agreement.

(k) Use of Proceeds. Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made or Letter of Credit issued hereunder for any purpose other than (a) on the Closing Date, (i) to purchase Portfolio Loans from Affiliates and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, only to finance or acquire Portfolio Loans and Purchased Participations in accordance with the terms of this Agreement, to provide working capital for Borrower and its Subsidiaries, and to make distributions permitted under this Agreement (including that no part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

(l) Limitation on Issuance of Equity Interests. Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests except for the issuance of Equity Interests by a Subsidiary of Borrower to Borrower.

(m) Collateral with Bailees. Borrower will not, and will not permit any of its Subsidiaries to store any Collateral at any time with a bailee, warehouseman, or similar party other than (i) with Servicer or Borrower in accordance with this Agreement, (ii) Collateral in the possession of Trustee for the benefit of Lender Group, (iii) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, (iv) Collateral at closing of any Portfolio Loan or Purchased Participation in the possession of a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee, in each case otherwise in accordance with this Agreement, or (v) at, or in-transit between, the locations identified on Schedule 4.1(y) (as such Schedule may be updated pursuant to Section 5.1(i)).

(n) Required Procedures and Approved Forms. Without advance consent by Agent, which consent will not be unreasonably withheld, or unless required by law, Borrower will not make and will not permit to be made (i) any changes or revisions to the Servicer Fee Letter or the Sale Agreement, (ii) material changes to Borrower’s Required Procedures or Approved Forms, or (iii) use of any agreements, forms or other documents other than Borrower’s Approved Forms in connection with originating or acquiring Portfolio Loans or Purchased Participations.

(o) [INTENTIONALLY OMITTED].

(p) Formation of Subsidiaries. Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary without the prior written consent of the Required Lenders, other than the acquisition of a Subsidiary that was Pledged Collateral pursuant to a foreclosure of a Portfolio Loan or Purchased Participation and the formation of any Subsidiary to take ownership of a Portfolio Company’s Real Property upon foreclosure. At the time that Borrower forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower will, at the time that it or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Trustee and Agent a Security Agreement and a Guaranty in form and substance acceptable to Agent and, together with such other Security Agreements (including mortgages with respect to any Real Property owned in fee of such new Subsidiary as well as appropriate financing statements and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Trustee a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide, or cause the applicable Loan Party to provide, to

Trustee a pledge agreement (or an addendum to a Guaranty or any Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent, and (c) provide to Trustee and Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage) and such other matters as Agent may reasonably request. Any document, agreement, or instrument executed or issued pursuant to this Section 6.1(p) shall constitute a Loan Document.

(q) Minimum Tangible Net Worth.

(i) Maintain, at all times during the Ramp-Up Period as of the last day of any calendar month, Tangible Net Worth for such calendar month equal to or greater than 125% of the largest Single Portfolio Company Loan Exposure Amount as of the applicable date of determination.

(ii) Maintain, at all times after the Ramp-Up Period as of the last day of any calendar month, Tangible Net Worth for such calendar month sufficient to be in compliance with the Borrowing Base, after taking into account the Minimum Excess Availability required pursuant to Section 6.1(s) of this Agreement.

(r) Interest Coverage Ratio. Have an Interest Coverage Ratio, measured on a month-end basis, of at least 1.25 to 1.00 for the three-month period ending on such date.

(s) Minimum Excess Availability. Maintain at all times Availability in an amount equal to or greater than the Minimum Excess Availability.

(t) Pre-Funded Advances. Borrower will not allow or permit (i) the funding of the portion of the initial advance under any Portfolio Loan or Purchase Participation consisting of Advances from any source other than funds in the Designated Account that constitute the applicable Pre-Funded Advance made in respect thereof, (ii) the withdrawal or transfer of any amounts from the Designated Account that constitute a Pre-Funded Advance unless and until the applicable Portfolio Loan or Purchase Participation has closed, and (iii) the withdrawal or transfer of any amounts from the Designated Account that constitute a Pre-Funded Advance with respect to a Split-Funded Loan unless and until the DZ Agent and the DZ Secured Parties have funded the DZ Borrower’s portion thereof and permitted the withdrawal or transfer of the same; provided, that the initial withdrawal of funds from a Designated Account that constitute a Pre-Funded Advance shall be deemed to be a representation and warranty from Borrower to the Lender Group and Trustee that the applicable Portfolio Loan or Purchase Participation has closed and Borrower has otherwise complied with the requirements of this Agreement (and in the case of a Split-Funded Loan, the Intercreditor Agreement) in respect thereof.

6.2 Servicer Negative Covenants. Servicer covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Prohibited Transactions. Servicer will not, and will not permit Borrower or any of its Subsidiaries, to enter into or permit any transactions that would result in a breach of any of Borrower’s negative covenants contained in Section 6.1 of this Agreement.

(b) Accounting Methods. Servicer will not and will not permit Borrower of any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

(c) Restrictions on Fundamental Changes. Servicer will not and will not permit its Subsidiaries to,

(i) enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger to which Parent, Servicer, or Borrower is a party so long as such Person is the surviving entity, (ii) except as set forth in the preceding clause (i), any merger to which a Subsidiary of Borrower is a party, so long as Borrower or a Subsidiary of Borrower is the surviving entity of any such merger,

(ii) liquidate, wind up, or dissolve itself or Borrower or a Subsidiary of Borrower (or suffer any liquidation or dissolution), except for the liquidation or dissolution of non-operating Subsidiaries of Borrower so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Subsidiary are transferred to Borrower or one of its Subsidiaries that is not liquidating or dissolving, or

(iii) suspend or cease operating a substantial portion of any Servicer’s asset-based lending business, except as permitted pursuant to clauses (i) or (ii) above.

(d) Change Name. Servicer will not change its name, organizational identification number, state of organization or organizational identity; provided, that Servicer or may change its name, organizational identification number, state of organization or organizational identity upon at least 10 days’ prior written notice to Agent of such change if, upon the effectiveness of such change, Servicer reaffirms, in writing, in form and substance satisfactory to Agent, its Obligations and Duties under the Loan Documents).

(e) Nature of Business. Servicer will not make any material change in the nature of its business as described in Schedule 6.1(f) (provided, that the foregoing shall not prevent a Loan Party from engaging in any business that is reasonably related or ancillary to its or their business).

(f) Collateral with Bailees. Servicer will not, and will not permit Borrower or any of Borrower’s Subsidiaries, to store any Collateral at any time with a bailee, warehouseman, or similar party other than (i) with Servicer or Borrower in accordance with this Agreement, (ii) Collateral in the possession of Trustee for the benefit of Lender Group, (iii) Collateral that consists of Goods (as defined in the Code) acquired through foreclosure with respect to a Portfolio Loan or Permitted Participation, (iv) Collateral at closing of any Portfolio Loan or Purchased Participation in the possession of a closing or escrow agent in accordance with the Required Procedures but only for so long as is necessary for closing prior to delivery to Borrower, Servicer, or Trustee, in each case otherwise in accordance with this Agreement, or (v) at, or in-transit between, the locations identified on Schedule 4.1(y) (as such Schedule may be updated pursuant to Section 5.1(i)).

6.3 Trustee Negative Covenants. Trustee covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

(a) Portfolio Loan Documents. Trustee will not dispose of any Portfolio Loan Documents in any manner that is inconsistent with the performance of its obligations as Trustee pursuant to this Agreement and will not dispose of any Collateral except as contemplated by this Agreement.

(b) Trustee Fee Letter. Trustee will not make any changes to the Trustee Fee set forth in the Trustee Fee Letter without the prior written approval of Agent.

(c) Collection Account. Trustee shall transmit to Agent’s Account for receipt on the same Business Day to the extent possible (i) all sums received in the Collection Account, when available as good funds, and 50% of all sums received in the Split-Funded Loan Collection Account, when available as good funds, to the Trust Account and (ii) all sums received in the Trust Account, when available as good funds, to the Agent’s Account for application to the Obligations.

7. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

7.1 Payments. If Borrower (a) fails to pay when due and payable, or when declared due and payable, (i) all or any portion of the Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) on the Maturity Date, or (ii) prior to the Maturity Date, all or any portion of the Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) or (b) the DZ Agent fails to make any payment of any WF Borrower Portfolio Loan Expenses (as such term is defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement, and in any such case such failure continues for two (2) Business Days;

7.2 Covenants. If any Loan Party:

(a) fails to perform or observe any covenant or other agreement of it contained in any of (i) 3.3, 5.1(a) (solely with respect to Borrower’s existence), 5.1(g), 5.2(a) (solely with respect to Servicer’s existence), 5.2(g), 5.2(n)(ii), 6.1(e), 6.1(g), 6.1(h), 6.1(k), 6.1(p), 6.1(t), 9.12(h)(ii), or 11.7(a) of this Agreement or (ii) Sections 11(a) (solely with respect to Parent’s existence), 11(c), or 12(a) of the Parent Guaranty;

(b) fails to perform or observe any covenant or other agreement of it contained in any of (i) Sections 2.18, 2.19(e), 2.19(f), 3.4(a), 5.1(c) (solely if Borrower refuses to allow Trustee or Agent or its representatives or agents to visit Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrower’s affairs, finances, and accounts with officers and employees of Borrower in accordance with said Section), 5.1(f), 5.1(i), 5.2(c) (solely if Servicer refuses to allow Trustee or Agent or its representatives or agents to visit Servicer’s or Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Servicer’s or Borrower’s affairs, finances, and accounts with officers and employees of Servicer in accordance with said Section), 5.2(d), 5.2(i), 6.1 (other than as set forth in Section 7.2(a)), 6.2, 9.12, 9.13, 11.4(a), or 11.6, of this Agreement or (ii) Section 12(a) of the Parent Guaranty, and such failure continues unremedied for a period of five (5) Business Days after the earlier of (1) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (2) the date on which written notice thereof is given to Borrower by Agent;

(c) fails to perform or observe any covenant or other agreement of it contained in any of (i) Sections 5.1(a) (other than if Borrower ceases to exist), 5.1(b), 5.1(c) (other than as set forth in Section 7.2(b)), 5.1(d), 5.1(j), 5.1(k), 5.2(b), 5.1(a) (other than if Servicer ceases to exist), 5.2(c) (other than as set forth in Section 7.2(b)), 5.2(f), 5.2(h), 5.2(j), and 5.2(k) of this Agreement or (ii) Sections 11(a) (other than if Parent ceases to exist) or 11(b) of the Parent Guaranty, and such failure continues unremedied for a period of 10 days after the earlier of (1) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (2) the date on which written notice thereof is given to Borrower by Agent;

(d) fails to perform or observe any covenant or other agreement of it contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues unremedied for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (ii) the date on which written notice thereof is given to Borrower by Agent;

7.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

7.4 Voluntary Bankruptcy, etc.If an Insolvency Proceeding is commenced by a Loan Party;

7.5 Involuntary Bankruptcy, etc.If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (a) such Loan Party consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (e) an order for relief shall have been issued or entered therein;

7.6 Default Under Other Agreements. If there is a default (a) in one or more agreements to which a Borrower or any of its Subsidiaries is a party with one or more third Persons relative to such Borrower’s or one of its Subsidiaries’ Indebtedness or Disqualified Equity Interests involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of Borrower’s or such Subsidiary’s obligations thereunder, or (b) with respect to any loan agreement or other agreement extending credit to a Loan Party or Affiliate of a Loan Party (or any amendment, restatement, supplement or other modification thereof), but only to the extent that (i) Agent or one of its Affiliates is a lender or otherwise extends credit under such agreement, (ii) such agreement provides that the occurrence of a breach or violation of or default or event of default under any one or more other loan agreements or other agreements extending credit to any Loan Party or Affiliate of a Loan Party would constitute an event of default under such agreement, and (iii) such default (1) occurs at the final maturity of the obligations thereunder, or (2) results in the acceleration of such Loan Party’s or Affiliate’s obligations thereunder by the holder thereof.

7.7 Representations, etc.If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Trustee, Agent or any Lender by any Loan Party in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof:

(a) with respect to any warranty, representation, certificate, statement, or Record in connection with (i) Sections 2.19(a)(ix), 4.1(a)(i)(A) (solely with respect to Borrower’s existence), 4.1(b)(i), 4.1(d)(i), 4.1(d)(ii) (solely with respect to creation of Trustee’s Lien), 4.1(f)(ii), 4.1(i) (solely with respect to a Material Adverse Effect that has occurred or a potential Material Adverse Effect for which Borrower has failed to give notice to Agent in accordance therewith), 4.1(j), 4.1(p), 4.1(q), 4.1(t), 4.1(v), 4.2(a)(i) (solely with respect to Servicer’s existence), 4.2(b)(i), 4.2(d), 4.2(e)(i), 4.2(h), 4.2(i), 4.2(j), 4.2(m), 4.2(p) (solely with respect to any Material Adverse Effect that has occurred or a potential Material Adverse Effect for which Servicer has failed to give notice to Agent in accordance therewith), and 6.1(t), or (ii) Sections 10(a) (solely with respect to Parent’s existence), 10(b) (solely with respect to the first sentence thereof), 10(d), 10(f), 10(g), 10(h), 10(i) or 10(k) (solely with respect to a Material Adverse Effect that has occurred or a potential Material Adverse Effect for which Parent has failed to give notice to Agent in accordance therewith) of the Parent Guaranty; or

(b) with respect to any other warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Trustee, Agent or any Lender by any Loan Party in connection with this Agreement or any other Loan Document and the same continues unremedied for a period of 15 Business Days after the earlier of (1) the date on which the same shall first become known to any Responsible Officer of any Loan Party or (2) the date on which written notice thereof is given to Borrower by Agent, unless the breach of such warranty, representation, certificate, statement, or Record has resulted in a Material Adverse Effect.

7.8 Guaranty. If the obligation of any Guarantor under any Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of the Loan Documents);

7.9 Security Documents. (a) this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected Lien on the Collateral covered thereby or (b) any Lien securing any obligation under this Agreement or any other Loan Document shall cease, after a cure period of three (3) Business Days has lapsed and except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, to be first priority Lien on the Collateral covered thereby, except, in either case, (1) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (2) as otherwise expressly permitted to be released in accordance with the terms of the applicable Loan Document, or (3) as the result of an action or failure to act on the part of Agent;

7.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or any Subsidiary of a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party or such Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or any of Subsidiary of a Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

7.11 Change of Control. A Change of Control shall occur, whether directly or indirectly.

7.12 Attachments, etc. Any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person.

7.13 Conduct of Business Enjoined. Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

7.14 Notice of Lien. A notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s or any of its Subsidiaries’ assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower’s or any of its Subsidiaries’ assets and the same is not paid before such payment is delinquent.

7.15 Payment of Subordinated Debt. Borrower or any of its Subsidiaries makes any payment on account of Indebtedness or Disqualified Equity Interests that has been contractually subordinated in right of payment to the payment of the Obligations.

7.16 Change of Management. If any Executive Officer shall become unable to perform, or cease to be employed in his or her current position with Servicer and shall not be replaced within 120 days by an individual acceptable to Agent in its Permitted Discretion with comparable education, experience, reputation and other qualifications.

7.17 Servicer Events. If (a) Servicer is enjoined, restrained or in any material way prevented by court order from continuing to conduct any of its servicing duties under this Agreement, or (b) Servicer shall be terminated in accordance with the terms of this Agreement and, at any time before the Transition Completion Date, Servicer or Borrower fails to fully cooperate with Agent and Trustee in establishing replacement arrangements for the servicing and managing of the Portfolio Loans or otherwise fails to comply with Section 9 or 12.4 of this Agreement.

7.18 Trustee Events. If Trustee shall for any reason be terminated or this Agreement shall cease to be effective with respect to Trustee and, in either case, within 30 days after written request by Agent, Trustee is not replaced with a replacement Trustee reasonably acceptable to Agent in its Permitted Discretion subject to agreements with such replacement Trustee acceptable to Agent in its Permitted Discretion.

7.19 Material Adverse Effect. The occurrence of a Material Adverse Effect.

7.20 Investment Company Registration. Any Loan Party shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940 or the transactions contemplated by the Loan Documents shall require registration within the within the meaning of the Investment Company Act of 1940.

8. RIGHTS AND REMEDIES.

8.1 Rights and Remedies. Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) upon the occurrence and during the continuation of an Event of Default, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Cash Collateralization to Trustee to be held as security for Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) upon the occurrence and during the continuation of an Event of Default, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit;

(c) upon the occurrence and during the continuation of a Material Default, settle or adjust disputes and claims directly with Portfolio Companies for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrower’s Loan Account with only the net amounts received by Agent from Trustee in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(d) upon the occurrence and during the continuation of an Event of Default, without notice to or demand upon Borrower, make such payments and do such acts or cause Trustee to make such payments or do such acts as Agent or the Required Lenders considers necessary or reasonable to protect its security interests in the Collateral.

(e) upon the occurrence and during the continuation of a Material Default, Borrower and Servicer agree to assemble the Collateral if Agent so requires, and to make the Collateral available to Trustee or Agent at a place that Agent may designate which is reasonably convenient to both parties. Borrower and Servicer authorize Trustee and Agent to enter the premises where the Collateral is located, Trustee (at the written direction of Agent) to take and maintain possession of the Collateral, or any part of it, and Agent to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the priority of Trustee’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrower’s Loan Account therefor. With respect to any of Servicer’s or Borrower’s owned or leased premises where Collateral that consists of Goods (as such term is defined in the Code), if any, maybe located, Servicer and Borrower hereby grant Trustee and Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(f) upon the occurrence and during the continuation of an Event of Default, without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by the Lender Group (including any amounts received in the Collection Account, the Split-Funded Loan Collection Account, the Trust Account, or any other Cash Management Accounts), or (ii) Indebtedness or Disqualified Equity Interests at any time owing to or for the credit or the account of Borrower held by the Lender Group;

(g) upon the occurrence and during the continuation of an Event of Default, hold or cause Trustee to hold, as cash collateral, any and all balances and deposits of Borrower held by Trustee or any member of the Lender Group, and any amounts received in the Collection Account, the Split-Funded Loan Collection Account, the Trust Account, or any other Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(h) upon the occurrence and during the continuation of a Material Default, ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Agent, Servicer and Trustee a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(i) upon the occurrence and during the continuation of a Material Default, sell or cause Trustee (at the written direction of Agent) to sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places as Agent determines is commercially reasonable (provided, that it is not necessary that the Collateral be present at any such sale; provided, further, that so long as Borrower is not subject to any Insolvency Proceeding or subject to a receivership or conservatorship and without prejudice to the Trustee’s or Agent’s right to seek the foregoing, upon notice to Borrower from Agent of any such sale pursuant to this Section 8.1(i), Borrower or Initial Servicer shall have the right, on the Business Day following the Business Day on which Borrower receives such notice of Agent, to purchase the Revolving Credit Notes and the Lender Groups’ interests therein and in the other Loan Documents at a purchase price equal to the amount of Obligations as of the date of such proposed sale, it being understood that Borrower or Initial Servicer may make such purchase combined with any other parties);

(j) upon the occurrence and during the continuation of an Event of Default, except in those circumstances where no notice is required under the Code, Agent shall or shall cause Trustee (at the written direction of Agent) to give notice of the disposition of the Collateral as follows:

(i) upon the occurrence and during the continuation of an Event of Default, Trustee (at the written direction of Agent) shall give Borrower a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) upon the occurrence and during the continuation of an Event of Default, the notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 14, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(k) Trustee or Agent, on behalf of the Lender Group, may credit bid and purchase at any public sale;

(l) upon the occurrence and during the continuation of a Material Default, Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(m) upon the occurrence and during the continuation of a Material Default, Agent may file or cause Trustee to file any collateral assignments of note and lien or other assignment instruments delivered to Trustee evidencing the assignment to Trustee of any Portfolio Loan and the Liens securing such Portfolio Loan and may file mortgages, deeds of trust or similar instruments evidencing Trustee’s Lien on Real Property (and Borrower agrees that upon request of Agent or the Required Lenders it will provide such document or documents);

(n) upon the occurrence and during the continuation of a Material Default or Servicer Termination Event, assume or assign servicing rights of Servicer under this Agreement and assume or assign Servicer’s or Borrower’s capacity as administrative agent or collateral agent with respect to any Eligible Loan under the applicable Portfolio Loan Documents; and

(o) except as limited pursuant to the terms of this Agreement, upon the occurrence and during the continuation of an Event of Default, exercise or cause Trustee to exercise all other rights and remedies available to Trustee, Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable, and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Cash Collateralization to Trustee to be held as security for Borrower’s reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of are expressly waived by Borrower.

8.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. ADMINISTRATION AND SERVICING OF CONTRACTS.

9.1 Designation of Servicer.

(a) Initial Servicer. The servicing, administering and collection of the Loan Portfolio shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 9.1. Until the Servicing Termination Date, NewStar Business Credit, LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities of, Servicer pursuant to the terms hereof.

(b) Successor Servicer. Upon Borrower’s and Servicer’s receipt of a termination notice from Agent in accordance with Section 9.11(b), Servicer agrees that it will, until the Transition Completion Date, and in accordance with Section 9.10, terminate its activities as Servicer hereunder in a manner that will facilitate the transition of the performance of such activities to a successor Servicer, as reasonably determined by Agent, and the successor Servicer shall assume each and all of Servicer’s obligations to service and administer the Loan Portfolio, on the terms and subject to the conditions herein set forth, and Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations.

(c) Appointment. Borrower hereby appoints Servicer as its agent, as from time to time designated pursuant to this Section 9.1, to service the Loan Portfolio and enforce its rights in, to and under the Loan Portfolio. In order to facilitate the servicing of the Loan Portfolio, Trustee is hereby directed by Agent to and does authorize Servicer to perform the duties of Servicer under this Agreement and the other Loan Documents. Servicer hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. Each of Servicer and Borrower hereby acknowledges that Agent, Trustee and the other Lender Group are third party beneficiaries of the obligations undertaken by Servicer hereunder. The parties hereto each acknowledge that Servicer, as Servicer under this Agreement, possesses only such rights with respect to the enforcement of rights and remedies with respect to the Loan Portfolio as have been transferred to Borrower with respect to the related Portfolio Loan, Purchased Participation, or Portfolio Loan Collateral included therein.

9.2 Servicing Duties.

(a) Servicer agrees to provide servicing and management of the Loan Portfolio at all times on and after the Closing Date and continuing through the earliest of (the “Servicing Termination Date”): (i) the termination of Servicer hereunder, in its capacity as servicer, by the mutual written consent of Servicer, Borrower, and Agent; provided, that neither Servicer nor Borrower shall be released from any obligations to perform its duties under this Agreement, and each of Servicer and Borrower shall continue performance of such obligations in full compliance with the standards prescribed by Section 9.5, until the date (the “Transition Completion Date”) when the transition and establishment of replacement arrangements for servicing and managing the Loan Portfolio have been completed to Agent’s satisfaction, in its Permitted Discretion, (ii) the date upon which Agent has terminated Servicer, in its capacity as servicer hereunder in accordance with Section 9.9 of this Agreement, by written notice to each of Servicer and Borrower, after the occurrence and continuation of a Servicer Termination Event, subject to each of Servicer’s and Borrower’s continuing transition obligations as provided herein, and (iii) the date upon which this Agreement and the Lenders’ Commitments have been terminated and the Obligations have been paid in full in all cases subject to the terms of this Agreement. Such services include, without limitation, (A) possessing, keeping and maintaining Books, (B) receiving, processing, accounting for, and delivering, or arranging for the delivery of, all Collections with respect to the Loan Portfolio to Trustee or as Trustee otherwise designates until the Servicing Termination Date, (C) monitoring and pursuing payment of Portfolio Loans and Purchased Participations, (D) monitoring and managing all Portfolio Loan Collateral, (E) subject to Section 9.7, monitoring and managing non-judicial and judicial enforcement, liquidation and collection of the Portfolio Loans and Purchased Participations, including engagement of attorneys or other professionals for such purpose, and (F) taking all lawful actions and procedures as are reasonably required to (1) promptly and diligently comply with Borrower’s obligations under Portfolio Loans and Purchased Participations, (2) maximize the value of the Loan Portfolio, and (3) collect the Portfolio Loans and Purchased Participations included therein. Further, in the event that the Servicing Termination Date occurs as a result of termination of Servicer’s servicing obligations hereunder by Agent pursuant to Section 9.11(b), Servicer will continue to process, account for, and deliver to Trustee any Collections with respect to the Loan Portfolio that Servicer or Borrower receives following termination of this Agreement pursuant to Section 9.11(b).

(b) Notwithstanding anything to the contrary contained herein, the exercise by the Lender Group of their rights hereunder shall not release Borrower from any of its duties or responsibilities with respect to the Loan Portfolio and shall not, prior to the Transition Completion Date, release Servicer from any of its duties under this Section 9 or from any liability with respect to any such duties. The Lender Group and Trustee shall not have any obligation or liability with respect to the Loan Portfolio (except as otherwise provided herein in the case of Trustee), nor shall any of them be obligated to perform any of the obligations of Servicer hereunder.

(c) Each of Borrower, Trustee, and the Lender Group hereby authorizes Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of Servicer and not inconsistent with the sale of the Loan Portfolio to Borrower under the Sale Agreement and, thereafter, the pledge by Borrower to Trustee, for the benefit of the Lender Group, hereunder, to collect all amounts due under the Loan Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loan Portfolio and, after the delinquency of any Portfolio Loan or Purchased Participation included therein, and to the extent permitted under and subject to Section 9.7, to commence proceedings with respect to enforcing payment thereof, to the same extent as Servicer could have done if it had continued to own the Loan Portfolio. Borrower, and Trustee, on behalf of the Lender Group, shall furnish Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with Servicer to the fullest extent in order to ensure the collectability of the Loan Portfolio. In no event shall Servicer be entitled to make any member of the Lender Group or Trustee a party to any litigation without such party’s express prior written consent, or to make Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s consent in its Permitted Discretion. Foreclosure shall not be made in the name of Trustee without the express written consent of the Trustee in its sole and absolute discretion.

9.3 Servicer’s Reporting Duties. Servicer will, until the Servicing Termination Date, provide such reports and information with respect to the Loan Portfolio as may be requested by Agent or Trustee pursuant to Section 9.12 of this Agreement. Without limitation, until the Servicing Termination Date, Servicer or Borrower will timely deliver to Trustee or Agent, as applicable, all reporting required by Section 9.12 of this Agreement and any other items or information in respect of the Portfolio Loans and Purchased Participations required to be delivered by Borrower to Trustee or Agent from time to time pursuant to this Agreement, in each case in form satisfactory to Agent.

9.4 Servicing Fee. In consideration of Servicer’s services, prior to the Transition Completion Date, Borrower shall be allowed to pay to Servicer, and the Lender Group shall permit Borrower to pay to Servicer, a servicing fee in an amount agreed between Borrower and Servicer in the Servicer Fee Letter (the “Servicing Fee”).

9.5 Servicer’s Performance; Standard of Care and Diligence. At all times Servicer shall perform its duties under this Agreement with respect to the Loan Portfolio in compliance, in all material respects, with applicable laws and in accordance with the Required Procedures and prudent industry standards for the servicing and management of similar property. Servicer will use commercially reasonable efforts to maximize Collections in respect of the Loan Portfolio. Except as otherwise provided in this Agreement, Servicer will not engage or use any sub-servicer or agent in connection with its obligations under this Agreement.

9.6 Compromise Authority. Unless and until otherwise instructed by Agent at any time when an Event of Default is in existence, Servicer shall have authority in its sole discretion, subject to Section 9.5, to compromise and settle Portfolio Loans and to consent to the compromise and settlement of Purchased Participations and other obligations included in the Loan Portfolio, provided, that Servicer has concluded, in its commercially reasonable judgment, that such compromise and settlement is necessary for maximizing the value of the Loan Portfolio, or in the best interests of Borrower.

9.7 Litigation; Court Costs; Professional Costs. Servicer will not institute legal proceedings for collection against a Portfolio Company in respect of a Portfolio Loan, or consent to such action in respect of a Purchased Participation unless Servicer has determined, in its commercially reasonable judgment, that to do so is reasonably expected to enhance the likelihood of maximizing the amount recoverable in respect of such Portfolio Loan or Purchased Participation. Servicer will prosecute such legal proceedings as it deems appropriate or necessary, provided, that following notice by Trustee (at the written direction of Agent) or Agent at any time when an Event of Default has occurred and is continuing, such proceedings shall be conducted solely at the direction of Agent. Each of Servicer and Borrower shall be solely responsible for payment of all Collection Costs to the extent not recovered by Servicer directly from Portfolio Companies; provided that Borrower shall reimburse Servicer for any such amounts actually paid by Servicer in accordance with the Servicer Fee Letter.

9.8 Servicer’s Additional Covenants. In addition to the other covenants and agreements made by Servicer under this Agreement, Servicer covenants and agrees that during the term of this Agreement, it will timely perform, or confirm that Borrower timely performs, each of the following:

(a) perfect and maintain Borrower’s interests in the Loan Portfolio;

(b) collect and deposit all Collections with respect to Portfolio Loans and Purchased Participations that are not Split-Funded Loans in the Collection Account as required by this Agreement and all Collections with respect to Portfolio Loans and Purchased Participations that are Split-Funded Loans in the Split-Funded Loan Collections Account as required by this Agreement and the Intercreditor Agreement, unless otherwise directed by Trustee (at the written direction of Agent) or Agent after the Servicing Termination Date;

(c) maintain complete and accurate files with respect to each Portfolio Loan and Purchased Participation and all documents in respect thereof, with complete and accurate notations of all collection activities;

(d) provide such information and documentation in respect of the Loan Portfolio and Servicer’s activities in performance of its duties under this Agreement, in reasonable detail, as Agent or Trustee (at the written direction of Agent) may otherwise request or require;

(e) maintain personnel, equipment, facilities and support services necessary to perform its duties under this Agreement;

(f) verify, in connection with pre-loan surveys and ongoing examinations of Portfolio Collateral, as appropriate, that all real estate and other ad valorem taxes have been paid by Portfolio Companies in respect of real and/or personal property included in the Portfolio Loan Collateral and that all Portfolio Loan Collateral is properly insured as required by the related Portfolio Loan Documents;

(g) verify, in connection with pre-loan surveys and ongoing examinations of Portfolio Collateral, as appropriate, that Portfolio Companies have paid all payroll and other taxes that could be or become superior Liens on real and/or personal property included in the Portfolio Loan Collateral;

(h) promptly notify Agent and Trustee of the failure of any Portfolio Company to perform any material obligations under any Portfolio Loan or Purchased Participation, and also of any of the following of which Servicer has notice: (i) sale or transfer of any material Portfolio Loan Collateral not in the ordinary course of business, (ii) to the extent Borrower or Servicer have knowledge thereof, any change of address, death, incapacity, bankruptcy or insolvency of a Portfolio Company or material guarantor of any Portfolio Loan or Purchased Participation, and (iii) material loss or damage to any Portfolio Loan Collateral;

(i) preserve and keep in full force and effect its existence, qualification and licensing necessary for the conduct of its business and performance of its obligations hereunder, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and comply, in all material respects, with all applicable laws;

(j) cause its master computer records relating to each of the Portfolio Loans and Purchased Participations owned by Borrower to clearly and unambiguously reflect that such Portfolio Loans and Purchased Participations are owned by Borrower and pledged to Trustee, for the benefit of the Lender Group;

(k) deliver possession and control of the Portfolio Loans, Portfolio Loan Documents, and all other items in the Loan Portfolio requested by Trustee (at the written direction of Agent) to Trustee or such other parties as is consistent with this Agreement and the other Loan Documents, to hold possession as agent, bailee, custodian and in trust for the benefit of and on behalf of Trustee, as holder of a first priority security interest granted by Borrower to Trustee, for the benefit of the Lender Group;

(l) use proceeds of Advances to make advances under the Portfolio Loans to or for the account of Portfolio Companies on behalf of Borrower;

(m) other than Permitted Dispositions, not release the Portfolio Loans or other obligations included in the Loan Portfolio to any Person other than Trustee, without the prior, written consent of Agent; and

(n) furnish such additional information regarding the operations, business affairs, and financial condition of Servicer (as it relates to the Collateral or the performance by Servicer of its obligations under this Agreement) and Borrower as Agent or Trustee may reasonably request pursuant to this Agreement.

9.9 Termination of Servicer.

(a) Prior to the date upon which this Agreement and the Lenders’ Commitments have been terminated and the Obligations have been paid in full in all cases subject to the terms of this Agreement and the Intercreditor Agreement, the Servicer’s rights and duties under this Section 9 may be terminated only (i) by mutual consent of Servicer, Borrower, and Agent, or (ii) by Agent at any time when a Servicer Termination Event has occurred and is continuing (provided, that, not more than once in any twelve (12)-month period and not more than three (3) times before the Transition Completion Date, Servicer shall have five (5) days from the date Agent delivers written notice to Servicer of a Servicer Termination Event that is not an Event of Default hereunder to cure such Servicer Termination Event and, if such Servicer Termination Event is cured, Agent shall not exercise its rights under this Section 9.9(a) solely as a result of such Servicer Termination Event), by written notice to each of Trustee, Servicer, and Borrower, subject to each of Servicer’s and Borrower’s continuing transition obligations as provided in Section 9.10.

(b) On the date upon which this Agreement and the Lenders’ Commitments have been terminated and the Obligations have been paid in full in all cases subject to the terms of this Agreement, Servicer’s obligations hereunder shall be terminated automatically.

(c) Borrower and Servicer hereby acknowledge and agree that, to the extent that the Borrower or Servicer is the administrative agent or collateral agent with respect to any Eligible Loan under the applicable Portfolio Loan Documents, (i) upon termination of Servicer pursuant to this Section 9.9, such Person may be replaced by Agent or its designee in such capacity and (ii) the Portfolio Loan Documents will not prohibit, restrict, or condition such replacement.

9.10 Transition in Respect of Termination Prior to Maturity Date. In connection with any termination of Servicer’s obligations, as servicer, under this Agreement prior to the date upon which this Agreement and the Lenders’ Commitments have been terminated and the Obligations have been paid in full in all cases subject to the terms of this Agreement:

(a) Each of Servicer and Borrower shall cooperate fully with Trustee, any successor Servicer, and Agent in establishing replacement arrangements for servicing and managing the Loan Portfolio, which arrangements shall be satisfactory to Agent in its sole discretion. Without limitation, each of Servicer and Borrower will (i) deliver to such successor Servicer (with a copy to Agent) or its designee all documents and Books relating to the Loan Portfolio, including, without limitation, all litigation files, data, tapes or disks, credit files, ledger cards, printout and other computer records, (ii) execute any notices to Portfolio Companies as may be requested by any successor Servicer or Agent, and (iii) provide full assistance and cooperation to Trustee, any successor Servicer, or Agent and their respective designee(s) in the transfer and transition of servicing and managing the Loan Portfolio, as Trustee, such successor Servicer, or Agent may reasonably request. Trustee agrees to provide opportunities to Borrower to make copies or extracts of information delivered without unreasonable interference with the use of such information.

(b) Notwithstanding any stated effective date of any such termination, neither Servicer nor Borrower shall be released from any obligations to perform its duties under this Agreement, and each of Servicer and Borrower shall continue performance of such obligations in full compliance with the standards prescribed by Section 9.5, until the Transition Completion Date.

9.11 Financing. Until the Servicing Termination Date, notwithstanding any other provision of this Agreement:

(a) Acknowledgement of Trustee’s Lien. Each of Servicer and Borrower acknowledges Trustee’s continuing security interest, lien and collateral assignment in and to the Collateral, including without limitation, the Portfolio Loans and Purchased Participations, for the benefit of the Lender Group.

(b) Continued Servicing Following Notice. On and after written notice by Agent to each of Servicer and Borrower at any time when a Servicer Termination Event has occurred and is continuing, Servicer shall continue to perform all of its respective obligations and duties under this Section 9 for the benefit of Trustee, as secured party, for the account of Borrower, in full compliance with the standards prescribed by Section 9.5. Servicer expressly acknowledges and agrees that at all times on and after any notice by Agent under this Section 9.11(b), Trustee is acting solely as a secured party of Borrower, and Servicer shall be an independent contractor and not an agent of Trustee. Notwithstanding the occurrence and continuation of such Servicer Termination Event and the delivery of notice thereof to Servicer, for so long as Servicer continues to perform its obligations under this Agreement, Servicer shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.7, the Servicing Fee with respect to such period and such other fees and expenses owed to it in connection with its performance hereunder.

(c) Miscellaneous. Each of Servicer and Borrower acknowledges that all Collections with respect to the Loan Portfolio are subject to an express Lien in favor of Trustee, for the benefit of the Lender Group, and agrees that it will cause all Collections in respect of the Loan Portfolio to be deposited daily to the Collection Account or the Split-Funded Loan Collection Account, as applicable, without offset or deduction, in accordance with the requirements of the Loan Agreement. Each of Servicer and Borrower acknowledges and agrees that any and all instruments, agreements and other documents in respect of the Loan Portfolio which come into its custodial possession at all times remain subject to the Trustee’s Liens, and each expressly agrees to promptly deliver possession thereof to Trustee in accordance with the terms hereof and of the other Loan Documents. Nothing contained in this Agreement shall authorize either Servicer or Borrower to take any action under this Agreement which is prohibited by applicable law. Nothing in this Agreement shall in any manner release or discharge either Servicer or Borrower from its continuing obligations and duties under this Agreement or any other Loan Document to which it is a party.

9.12 Financial Statements, Reports, Certificates. Borrower (or Servicer on behalf of Borrower) will deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days after the end of each month during each year,

(i) an unaudited consolidated and consolidating balance sheet and income statement covering each of Servicer’s (and, with respect to consolidating, its Subsidiaries) and Borrower’s operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and the figures contained in the Closing Date Business Plan or most recent Projections, and

(ii) a Compliance Certificate, demonstrating in reasonable detail, compliance at the end of such calendar month with the applicable financial covenants contained in Sections 2.19(e), 2.19(f), 6.1(q), 6.1(r), and 6.1(s).

(b) as soon as available, but in any event within 120 days after the end of each fiscal year,

(i) consolidated and special-purpose (with respect to this Agreement) consolidating financial statements of Servicer (and, with respect to consolidating, its Subsidiaries) for each such fiscal year, including audited consolidated and consolidating balance sheet and income statement covering each of Servicer’s (and, with respect to consolidating, its Subsidiaries) and Borrower’s operations during such period, in each case setting forth in comparative form the figures for the corresponding periods in the prior year (if applicable), audited by an KPMG, LLP, or such other independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) prior to the Maturity Date, “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 2.19(e), 2.19(f), 6.1(q), 6.1(r), or 6.1(s)), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow and footnotes), and

(ii) a Compliance Certificate, demonstrating in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Sections 2.19(e), 2.19(f), 6.1(q), 6.1(r), and 6.1(s),

(c) within 30 days of the commencement of each calendar year, but in any event not later than 5 Business Days after the approval by the Parent’s Board of Directors thereof, Servicer’s Projections (including a budget), in form and substance (including as to scope and underlying assumptions) reasonably similar to the Servicer’s Projections provided to Agent on the Closing Date, for the forthcoming (or recently commenced) fiscal year, month-by-month, certified by the Authorized Person of Servicer as being such Authorized Person’s good faith estimate of the financial performance of Borrower and Servicer during the period covered thereby,

(d) if and when filed by Parent (provided, however, that publication on the website of the Securities and Exchange Commission by Parent will be deemed delivery by Borrower),

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and

(ii) any other public filings made by Parent with the SEC,

(e) promptly, but in any event within 5 days after a Responsible Officer of Borrower or Servicer has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Person proposes to take with respect thereto,

(f) promptly, but in any event within 5 days after a Responsible Officer of Borrower or Servicer has knowledge thereof, notify Agent of the resignation, termination or long-term disability of any Executive Officer or other Authorized Person of such Person,

(g) promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Loan Party (including Parent in its capacity as Guarantor), notice of all actions, suits, or proceedings brought by or against any Loan Party before any Governmental Authority which, if determined adversely to such Person, could reasonably be expected to result in a Material Adverse Effect, and

(h) (i) promptly, notice that a new proposed Split-Funded Loan will be included in the calculation of availability for extensions of credit under the DZ Loan Documents (in each case before the application of any concentration limits under the DZ Loan Documents applicable to loans and participations generally), and (ii) promptly, but in any event within 3 Business Days after a Responsible Officer of Borrower or Servicer has knowledge thereof, notice that a Split-Funded Loan or new proposed Split-Funded Loan has been or will be excluded from the calculation of availability for extensions of credit under the DZ Loan Documents (in each case before the application of any concentration limits under the DZ Loan Documents applicable to loans and participations generally); provided, that with respect to any proposed Split-Funded Loan that will be excluded from the calculation of availability for extensions of credit under the DZ Loan Documents (subject in each case to application of concentration limits under the DZ Loan Documents applicable to loans and participations generally) before actually being included, the notice to be provided by this clause (ii) will be delivered prior to the making of any extension of credit with respect thereto under this Agreement.

9.13 Reporting. Borrower (or Servicer on behalf of Borrower) will deliver to Agent and Trustee (and if so requested by Agent or Trustee, with copies for each member of the Lender Group) each of the reports set forth on the following schedule at the times specified therein:

Date of each Advance or issuance of a Letter of Credit (calculated as of the date of such advance or issuance)

(a) a Borrowing Base Certificate with a detailed calculation of the Borrowing Base (or in the case of Pre-Funded Advances, a calculation of the Borrowing Base on a pro-forma basis after giving to the inclusion of the applicable Portfolio Loan or Purchased Participation in the Borrowing Base), including detail regarding all Portfolio Loans and Purchased Participations with respect to eligibility and concentrations, Dollar Equivalents, details with respect to Foreclosed Property, and other relevant information, including Portfolio Loans and Purchased Participations that are not Eligible Loans, and including a reconciliation to the most recently provided Borrowing Base;

Monthly (not later than the 15th day of each month, calculated or determined as of the last day of the preceding month)

(b) a Borrowing Base Certificate which includes (i) a detailed calculation of the Borrowing Base as of the last day of the preceding month, (ii) a detailed list of Borrower’s Portfolio Loans and Purchased Participations by total, (iii) detail regarding Collections and delinquency of Portfolio Loans and Purchased Participations, and (iv) detail regarding those Portfolio Loans and Purchased Participations of Borrower that are not Eligible Loans;

(c) a summary by Portfolio Company of all Portfolio Loans and Purchased Participations by Risk Rating and noting any changes in Risk Rating from the prior month;

(d) a report detailing all Portfolio Loans and Purchased Participations charged off during such month;

(e) monthly Portfolio Loan Reports;

(f) Notice of all claims, offsets or disputes asserted by any Portfolio Company with respect to any Portfolio Loan or Purchased Participation; and

Promptly, but no later than 15 days following request by Agent	(g) copies of credit files in connection with Borrower’s and its Subsidiaries’ Portfolio Loans and Purchased Participations.

In connection with the foregoing reports, (i) Borrower shall maintain and utilize accounting and reporting systems for all reporting of the foregoing information to Trustee and Agent, (ii) Borrower agrees to use commercially reasonable efforts in cooperation with Trustee and Agent to facilitate and implement Agent’s electronic collateral reporting system in order to provide electronic reporting of each of the items set forth above, and (iii) after implementation of such electronic collateral reporting system, Borrower shall use such electronic reporting system for all reporting of the foregoing information to Trustee and Agent.

10. THE TRUSTEE.

10.1 Designation of Trustee.

(a) Initial Trustee. The role of Trustee hereunder and under the other Loan Documents to which Trustee is a party shall be conducted by the Person designated as Trustee hereunder from time to time in accordance with this Section 10.1. Until Agent shall give to U.S. Bank a Trustee

Termination Notice, U.S. Bank is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Trustee pursuant to the terms hereof and of the other Loan Documents to which it, as Trustee, is a party.

(b) Successor Trustee. Upon Trustee’s receipt of a Trustee Termination Notice from Agent of the designation of a successor Trustee pursuant to the provisions of Section 10.5, Trustee agrees that it will terminate its activities as Trustee hereunder.

(c) Appointment. Agent and each other member of the Lender Group (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) hereby appoint U.S. Bank in its capacity as Trustee, as their trustee for purposes of perfection of a security interest in the Collateral. U.S. Bank in its capacity as Trustee, hereby accepts such appointment and agrees to perform the duties set forth in Section 10.2(b) and 10.2(c). Agent and each other member of the Lender Group (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) hereby further authorizes Trustee to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.

10.2 Duties of Trustee.

(a) Appointment. Borrower and Agent each hereby appoints U.S. Bank to act as Trustee, for the benefit of the Lender Group. Trustee hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein and in the other Loan Documents to which it, as Trustee, is a party.

(b) Duties. From the Closing Date until its removal pursuant to Section 10.5, Trustee shall perform, on behalf of Agent and the Lender Group, the following duties and obligations:

(i) Trustee shall take and retain custody of the Portfolio Loan Documents delivered by or on behalf of Borrower pursuant to this Agreement and the other Loan Documents in accordance with the terms and conditions of hereof or thereof, as applicable, as bailee for the purposes of the relevant Code, all for the benefit of the Lender Group and subject to the Trustee’s Lien. Within two Business Days of its receipt of any Required Loan File, Trustee shall review such Required Loan File to confirm that (A) such Required Loan File has been executed and has no missing or mutilated pages, (B) there is evidence that Code and other filings (to extent identified on the related Loan Checklist) have been made, (C) if listed on the Loan Checklist, an insurance policy exists with respect to any real or personal property constituting the Portfolio Loan Collateral, and (D) the related original Portfolio Loan or Purchased Participation balance, loan number assigned to such Portfolio Loan or Purchased Participation, if any, and Portfolio Company name with respect to such Portfolio Loan or Purchased Participation is referenced on the related Loan Checklist and is not a duplicate Loan (based on the Loan number) (such items (A) through (D) collectively, the “Review Criteria”). In order to facilitate the foregoing review by Trustee, in connection with each delivery of Required Loan Files hereunder to Trustee, Servicer shall provide to Trustee an electronic file (in Microsoft EXCEL® or a comparable format) that contains the Portfolio Loan number, Portfolio Company name, original loan balance and the related Loan Checklist. At the conclusion of such review, Trustee shall deliver to Servicer, Borrower and Agent a collateral receipt in the form of Exhibit C-2 attached hereto (a “Collateral Receipt”). If any Collateral Receipt discloses any deficiencies from the Review Criteria (a “Deficiency”) in any of the Required Loan Files, Trustee shall promptly notify Agent and Servicer of such Deficiency and provide them with an exception report specifying the Portfolio Loans or Purchased Participations which have a Deficiency and the Review Criteria that they fail to satisfy (each such report, an “Exceptions Report”).

(ii) Trustee makes no representations as to the enforceability of any Portfolio Loan Documents or the existence, perfection or priority of any Lien on the Portfolio Loan Collateral, and Trustee’s duties as agent shall be limited to those expressly contemplated herein.

(iii) All Portfolio Loan Documents that are originals or printed copies shall be kept in fire resistant facilities in accordance with Trustee’s customary standards for such custody, at the locations specified on Schedule 10.2(b)(iii) attached hereto, or at such other office as shall be specified to Agent and Servicer by Trustee in a written notice delivered at least 45 days prior to such change. All Portfolio Loan Documents shall be identified using a barcode system and maintained in such a manner so as to permit retrieval and access.

(iv) On the third Business Day of each month, Trustee shall provide to Agent and Servicer (in a form acceptable to Agent and Trustee) an updated list of Portfolio Loan Documents in its possession and an updated Exceptions Report.

(v) In performing its custodial duties, Trustee shall use the same degree of care and attention as it employs with respect to similar collateral that it holds as custodian for others.

(c) Each of Agent and each other member of the Lender Group further authorizes Trustee to take such action as Trustee hereunder and to exercise such powers under this Agreement and the other Loans Documents as are delegated to Trustee by the terms hereof and thereof. In furtherance, and without limiting the generality of the foregoing, each member of the Lender Group hereby appoints Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that Agent deems necessary and directs in writing in order to perfect, protect or more fully evidence the security interests granted by Borrower under this Agreement or any other Loan Document, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Collateral now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.2(c) shall be deemed to relieve Servicer or Borrower of its obligation to protect the interest of Trustee (for the benefit of the Lender Group) in the Collateral, including filing financing and continuation statements in respect of the Collateral in accordance with Sections 5.1(j) and 11.4.

(d) Agent may direct Trustee in writing to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to Trustee hereunder, Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of Agent; provided, that Trustee shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of Trustee, (x) shall be in violation of any applicable law or contrary to any provisions of this Agreement or (y) shall expose Trustee to liability hereunder or otherwise (unless it has received a reasonably satisfactory indemnity with respect thereto). In the event the Trustee requests the consent of the Administrative Agent and the Trustee does not receive a response (either consenting or declining to consent) from the Administrative Agent with 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(e) Except as expressly provided herein, Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Portfolio Loan Documents (i) unless and until expressly so directed by Agent or (ii) prior to the occurrence of the Maturity Date pursuant to clause (c) of the definition of

“Maturity Date” (and upon such occurrence, Trustee shall act in accordance with the written instructions of Agent pursuant to clause (i)). Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any member of the Lender Group, to the extent that this Agreement provided such member of the Lender Group has the right to so direct Trustee, or Agent. Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless an Authorized Person of Trustee has actual knowledge of such matter or written notice thereof is actually received by an Authorized Person of Trustee. Trustee shall not be subject to any fiduciary or other implied duties, (b) Trustee shall not have any duty to take any discretionary action or exercise any discretionary powers and (c) Trustee shall not be named owner of any life insurance policy or be required to pay premiums on such life insurance policy. Trustee shall have no responsibility for or be required to make decisions with respect liens or security interests in the Collateral and may rely solely on the directions of Agent and the Lender Group in respect thereof. Except for performance of its obligations expressly set forth herein and in any Loan Document to which it is or becomes a party, Trustee shall not have any obligation to monitor the enforceability or perfection of such liens or security interests in the Collateral.

10.3	Merger or Consolidation. Any Person (i) into which Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which Trustee shall be a party, or (iii) that may succeed to the properties and assets of Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Trustee hereunder, shall be the successor to Trustee under this Agreement without further act of any of the parties to this Agreement.

10.4	Trustee Compensation. As compensation for its Trustee activities hereunder, Trustee shall be entitled to the Trustee Fee and other amounts payable to it pursuant to the Trustee Fee Letter. Trustee’s entitlement to receive the Trustee Fee and such other amounts shall cease (excluding any outstanding amounts unpaid as of such date) on the earlier to occur of (i) its removal as Trustee pursuant to Section 10.5 or (ii) the Maturity Date.

10.5	Trustee Removal. Trustee may be removed, with or without cause, by Agent or the Required Lenders by notice given in writing to Trustee (the “Trustee Termination Notice”); provided that notwithstanding its receipt of a Trustee Termination Notice, Trustee shall continue to act in such capacity until a successor Trustee acceptable to Agent or the Required Lenders, as applicable, that meets the requirements set forth in Section 10.10 has been appointed, has agreed to act as Trustee hereunder, and has received all Portfolio Loan Documents and original Collateral held by the previous Trustee; provided, however, that Trustee shall not be required to deliver the Portfolio Loan Documents and original Collateral to a successor until it has received all contractually due fees and reasonable out-of-pocket expenses then owing to it pursuant to the Loan Documents.

10.6	Limitation on Liability; Certain Rights of Trustee.

(a) Trustee may conclusively rely on and shall be fully protected in acting upon, and need not verify, any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Trustee may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of Agent.

(b) Trustee may consult counsel satisfactory to it, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except, notwithstanding anything to the contrary contained herein, in the case of its willful misconduct or grossly negligent performance or omission of its duties and in the case of its negligent performance of its duties in taking and retaining custody of the Portfolio Loan Documents and original Collateral.

(d) Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement, and no covenants or obligations shall be implied in this Agreement against Trustee.

(f) Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder, including making advances or payments with respect to the Portfolio Loan Collateral.

(g) It is expressly agreed and acknowledged that Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) Notwithstanding anything to the contrary herein, Trustee shall not be liable for any delays in performance for causes beyond its control, including, but not limited to, acts of war or terrorism, power line failures, fire, flood, epidemic, acts of Borrower, Servicer or Agent or restriction by civil or military authority in their sovereign or contractual capacities. In the event of any such delay, performance shall be extended for so long as such period of delay.

(i) Trustee shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement on behalf of Borrower, the initial Servicer or the Lender Group.

(j) Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note or other paper or document, but Trustee may make such further inquiry or investigation into such facts or matters as it is directed in writing by Agent, and, if Agent shall determine that Trustee should make such further inquiry or investigation, Trustee shall be entitled to examine the books, records and premises of Borrower, upon reasonable notice and at reasonable times personally or by agent or attorney.

(k) Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney or the supervision of those agents or attorneys, appointed with due care by it hereunder.

(l) Whenever in the administration of this Agreement Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an a certificate of an Authorized Person of the applicable Person.

(m) Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of Agent relating to the time, method and place of conducting any proceeding for any remedy available to Trustee, or exercising any trust or power conferred upon Trustee, under this Agreement or any other Loan Document.

(n) Trustee shall be under no obligation to institute any suit, or to take any remedial action under this Agreement, or to enter any appearance or in any way defend in any suit in which it may be made defendant, or to take any steps in the execution of the trusts hereby created or in the enforcement of any rights and powers hereunder until it shall be indemnified to its reasonable satisfaction against any and all costs and expenses, outlays and counsel fees and other reasonable disbursements and against all liability, except liability resulting from Trustee’s negligence or willful misconduct as adjudicated, in connection with any action so taken.

10.7 Trustee Not to Resign . Trustee shall not resign from the obligations and duties hereby imposed on it except (a) upon Trustee’s determination that (i) the performance of its duties hereunder is or has become illegal under applicable law and (ii) there is no reasonable action that Trustee could take to make the performance of its duties hereunder legal under applicable law or (b) with the written consent of Agent. Any such determination permitting the resignation of Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to Agent. No such resignation shall become effective until a successor Trustee that meets the requirements set forth in Section 10.10 shall have assumed the responsibilities and obligations of Trustee hereunder.

10.8 Release of Documents.

(a) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Collateral, Trustee is hereby authorized, upon written receipt from Servicer of a request for release in the form annexed hereto as Exhibit R-2 (a “Request for Release”) and consented to by Agent, to release to Servicer within two Business Days of receipt of such request, the related Portfolio Loan Documents set forth in such Request for Release to Servicer. All documents so released to Servicer shall be held by Servicer in trust for the benefit of Agent in accordance with the terms of this Agreement. Servicer shall return to Trustee the Portfolio Loan Documents (i) promptly upon the request of Agent, or (ii) otherwise in accordance with this Agreement.

(b) Release for Payment. Upon receipt by Trustee of Servicer’s Request for Release (which certification shall include a statement to the effect that all amounts received in connection with such payment, purchase or repurchase have been credited to the Collection Account or the Split-Funded Loan Collection Account, as applicable, as provided in this Agreement), Trustee, with the prior written consent of Agent (not to be unreasonably withheld), shall promptly release the related original Collateral to Servicer or as directed by Servicer.

10.9 Return of Required Loan Files and Servicing Files . Borrower (or Servicer on its behalf) may, with the prior written consent of Agent (not to be unreasonably withheld), require that Trustee return each Portfolio Loan Document (a) delivered to Trustee in error, (b) as to which the lien on the Portfolio Loan Collateral has been so released in accordance with this Agreement, or (c) that is required to be redelivered to Borrower in connection with the termination of this Agreement, in each case by submitting to Agent a Request for Release signed by Borrower and, if and when executed by Agent, such Request for Release to Trustee (signed by both Borrower and Agent) specifying the Collateral to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). Trustee shall upon its receipt of each such Request for Release executed by Borrower and Agent promptly, but in any event within two (2) Business Days, return the Portfolio Loan Documents so requested to Borrower.

10.10 Eligibility; Disqualification. Trustee hereunder shall at all times (i) be a national banking association or banking corporation or trust company organized and doing business under the laws of the United States or any state thereof, (ii) be authorized under such laws to exercise corporate trust powers, (iii) have a combined capital and surplus of at least $500,000,000, (iv) have unsecured and unguaranteed long-term debt obligations rated at least “A2” by Moody’s and “A” by S&P, and (v) be subject to supervision or examination by federal or state authority. If such banking association publishes reports of condition at least annually, pursuant to applicable law or the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.10 its combined capital and surplus shall be deemed to be as set forth in its most recent report of condition so published. In case at any time Trustee shall cease to be eligible in accordance with the provisions of this Section 10.10, Trustee shall give prompt notice to Borrower, Servicer and Agent that it has so ceased to be eligible to be Trustee.

11. SECURITY INTEREST.

11.1 Grant of Security Interest. Borrower hereby unconditionally grants, assigns and pledges to Trustee, for the benefit of each member of the Lender Group, a continuing security interest in all of Borrower’s right, title and interest in all currently existing and hereafter acquired or arising Collateral to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. The Trustee’s Liens in and to the Collateral shall attach to all Collateral without further act on the part of Trustee, any member of the Lender Group, or any Loan Party. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, no Loan Party has authority, express or implied, to dispose of any item or portion of the Collateral. Without limiting the generality of the foregoing and except as expressly set forth herein to the contrary, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Borrower or any other Loan Party to Trustee, Agent, the Lender Group, the Bank Product Providers or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving Borrower or any other Loan Party due to the existence of such Insolvency Proceeding.

11.2 Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Trustee or any other member of the Lender Group of any of the rights hereunder shall not release Borrower from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the members of the Lender Group shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the members of the Lender Group be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until a Material Default shall occur and be continuing, except as otherwise provided in this Agreement or any other Loan Document, Borrower shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of its business, subject to and upon the terms hereof and the other Loan Documents.

11.3 Collection of Accounts, General Intangibles and Negotiable Collateral. At any time after the occurrence and during the continuation of a Material Default or a Servicer Termination Event, Trustee may, and at the written direction of Agent will, notify Portfolio Companies and Account Debtors of Borrower that Borrower’s Portfolio Loans, Purchased Participations, Accounts, chattel paper, or General Intangibles have been assigned to Trustee or that Trustee has a security interest therein. Further, at any time after the occurrence and during the continuation of a Material Default or a Servicer Termination Event, Agent may (a) terminate Servicer and cause a replacement servicer to take possession of (to the extent not in the possession of Trustee), and collect, Borrower’s Portfolio Loans, Purchased Participations, Accounts, chattel paper, or General Intangibles, or (b) terminate Servicer and collect Borrower’s Portfolio Loans, Purchased Participations, Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Borrower and Servicer each agrees that it will, hold in trust as trustee for Trustee, as Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Trustee or a Cash Management Bank in their original form as received by Borrower.

11.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) Borrower authorizes Trustee or Agent to file in any appropriate filing office: (i) any financing statement describing Collateral to perfect Trustee’s Liens in any of the Collateral, and Agent or Trustee may describe the Collateral as “all personal property” or “all assets” of Borrower or describe specific items of Collateral including without limitation any Commercial Tort Claims, and (ii) any amendment or continuation of any filed financing statement. All financing statements filed before the date of this Agreement to perfect the Trustee’s Liens were authorized by Borrower and are hereby ratified.

(b) If Borrower acquires any commercial tort claim after the date hereof, Borrower shall promptly (but in any event within five (5) Business Days) after such acquisition) deliver to Trustee and Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, granting to Trustee, as security for the payment of the Obligations, a perfected security interest in all of Borrower’s right, title and interest in and to such commercial tort claim.

(c) At any time upon the request of Agent, Borrower shall execute and deliver to Trustee, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Borrower Documents”) that Agent may request in their Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect and continue perfected or better perfect the Trustee’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Trustee, for the benefit of the Lender Group, in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, and to the extent that Borrower fails to execute and deliver such Additional Borrower Documents within a reasonable time (as determined by Agent in its sole discretion) following Agent’s request therefor, Borrower authorizes Trustee to execute any such Additional Borrower Documents in Borrower’s name and authorizes Agent or Trustee to file such executed Additional Borrower Documents in any appropriate filing office. In addition, on such periodic basis as Agent shall reasonably require, Borrower shall (i) provide Agent and Trustee with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrower during the prior period, (ii) cause all patents, copyrights, and trademarks acquired or generated by Borrower that are not already the subject of a registration with the appropriate filing office (or an application therefor diligently prosecuted) to be registered with such appropriate filing office in a manner sufficient to impart constructive notice of Borrower’s ownership thereof, and (iii) cause to be prepared, executed, and delivered to Agent and Trustee supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder; provided, that neither

Borrower nor any of its Subsidiaries shall register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the Closing Date or thereafter acquired, arising, or developed) unless (A) Borrower provides Agent and Trustee with written notice of its intent to register such copyrights not less than 30 days prior to the date of the proposed registration, and (B) prior to such registration, the applicable Person executes and delivers to Agent and Trustee a copyright security agreement in form and substance satisfactory to Agent, supplemental schedules to any existing copyright security agreement, or such other documentation as Agent reasonably deems necessary in order to perfect and continue perfected Trustee’s Liens on such copyrights following such registration.

11.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Trustee (and any of Trustee’s officers, employees, or agents designated by Trustee) as Borrower’s true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 11.4, sign the name of Borrower on any of the documents described in Section 11.4, (b) at any time that a Material Default or Servicer Termination Event has occurred and is continuing, sign Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Portfolio Companies, or notices to Portfolio Companies, (c) at any time that a Material Default or Servicer Termination Event has occurred and is continuing, send requests for verification of Accounts, (d) endorse Borrower’s name on any Collection item that may come into Trustee‘s possession, including without limitation proceeds of insurance, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (f) at any time that an Event of Default has occurred and is continuing, take control, in any manner, of any item of payment or proceeds relating to any Collateral, (g) at any time that a Material Default or Servicer Termination Event has occurred and is continuing, prepare, file, and sign Borrower’s name to a proof of claim in bankruptcy or similar document against any Portfolio Company, or to any notice of lien, assignment, or satisfaction of lien or similar document in connection with any of the Collateral, (h) at any time that an a Material Default or Servicer Termination Event has occurred and is continuing, receive, open and dispose of all mail addressed to Borrower, and notify postal authorities to change the address for delivery thereof to such address as Trustee may designate, (i) at any time that an Event of Default has occurred and is continuing, use the information recorded on or contained in any data processing equipment, computer hardware, and software relating to the Collateral, (j) at any time that an a Material Default or Servicer Termination Event has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, General Intangibles, Portfolio Loans, or Purchased Participations directly with Portfolio Companies, for amounts and upon terms that Agent determines to be reasonable, and Trustee (at the written direction of Agent) or Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary, (k) at any time that an Event of Default or Servicer Termination Event has occurred and is continuing, at any time file UCC-3 assignments reflecting Trustee as assignee of Borrower (or Servicer) with respect to UCC-1 financing statements filed by Borrower or Servicer in connection with Collateral, (l) at any time that an a Material Default or Servicer Termination Event has occurred and is continuing, cause Portfolio Companies’ insurers to add Trustee as loss payee under the relevant insurance policy, and (m) upon the occurrence and during the continuation of an Event of Default or Servicer Termination Event, should Borrower, Servicer or any replacement servicer default in performance of its servicing obligations in respect of any Portfolio Loan or Purchased Participation, or fail to take any action necessary to preserve the ongoing performance, enforceability or value thereof then, in any such event, Agent shall have the right to take such action or cause Trustee to take such action as Agent may deem necessary in its sole discretion to preserve the ongoing performance and enforceability of any such Portfolio Loan or Purchased Participation and preserve the value thereof, respectively, including without limitation, taking any action that Borrower or Servicer is required or authorized to take in respect thereof or to otherwise properly service same, or contract with any Person to take or perform any such actions. The appointment of Trustee as Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the

Obligations have been fully and finally repaid and performed and Lender Group’s obligations to extend credit hereunder are terminated. Any advances by Agent or any member of the Lender Group, payments or other costs or expenses made or incurred by Agent or Trustee in taking any action authorized under this Section 11.5 shall be included within the Obligations and reimbursed to Agent or Trustee, as applicable, on demand or, with respect to any payments made by Agent or any member of the Lender Group, at Agent’s discretion charged to the Loan Account and treated as Advances. Agent’s and Trustee’s rights under this Section 11.5 are cumulative of all other rights of Agent and Trustee under the Loan Documents and may be exercised in whole or in part, in Agent’s discretion. Neither Agent nor Trustee shall have any obligation to take any action under this Section 11.5, and no undertaking by Agent or Trustee under this Section 11.5 shall obligate Agent or Trustee to continue any such action or to take any other or additional action under this Section 11.5.

11.6 Right to Inspect and Verify. Trustee, Agent and each Lender (through any of their respective officers, employees, representatives, or agents) shall have the right, from time to time hereafter (a) to inspect and examine the Collateral and the Borrower’s and Servicer’s Books and Records, in each case solely in relation to the Borrower, the Collateral, the Servicer’s duties hereunder, or the matters contemplated herein or in the other Loan Documents, to examine and make copies of such Books and Records, and to discuss Borrower’s and Servicer’s affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of Borrower or Servicer shall be allowed to be present) at such reasonable times and intervals as Trustee, Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during regular business hours, (b) at any time a Material Default or Servicer Termination Event has occurred and is continuing, to communicate directly with any and all Portfolio Companies to verify the existence and terms of Collateral, and (c) subject to the limitations set forth in Section 2.13(e), to check, test, and appraise the Collateral and to conduct stratifications of Servicer’s and its Subsidiaries total global portfolio of loans and participations, or any portion thereof, in order to verify Borrower’s and Servicer’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral, and, subject to the limitations set forth in Section 2.13(e) and in accordance with Sections 5.1(c) and 5.2(e), Borrower and Servicer shall permit any designated representative of Trustee, Agent or any Lender to visit and inspect any of the properties of Borrower or Servicer to inspect and to discuss Borrower’s finances and properties and the Collateral, during normal business hours. For the avoidance of doubt, nothing in this Section 11.6 shall grant Trustee, Agent, or any Lender any right of access to review of any legal files, credit analysis, or other documents and information specific only to a particular Portfolio Loan or Purchased Participation except with respect to the Loan Portfolio.

11.7 Servicing of Portfolio Loans. Until such time as Agent shall notify Borrower of the revocation of such right after the occurrence and during the continuation of a Servicer Termination Event or otherwise in accordance with this Agreement, Borrower (a) shall, at its own expense, engage Servicer to and Servicer shall service all of the Portfolio Loans and Purchased Participations, including, without limitation, (i) the billing, posting and maintaining complete records applicable thereto, and (ii) taking of such action with respect to the Portfolio Loans and Purchased Participations as Borrower or Servicer may deem advisable, and (b) may grant, in the ordinary course of business, to any Portfolio Company any adjustment to which such Portfolio Company may be lawfully entitled, and may take such other actions relating to the settling of any such Portfolio Company’s claims as may be commercially reasonable, but in each case in accordance with Borrower’s Required Procedures. Agent may, at its option, at any time or from time to time, after the occurrence and during the continuation of an Application Event or a Servicer Termination Event or otherwise in accordance with this Agreement, revoke the collection and servicing rights given to Borrower and Servicer herein by giving notice to Borrower and Servicer in accordance with the terms of this Agreement.

11.8 Borrower’s Perfection. Borrower represents to the Lender Group that: (a) all necessary financing statements and (b) all related financing statement amendments or assignments in order to cause Borrower (or a representative of Borrower in accordance with the terms of an effective written secured party representative agreement approved, in writing, by Agent) to be properly noted as secured party of record with respect thereto, have been filed in all filing locations as may be required to perfect and protect in favor of Borrower all security interests, liens and rights evidenced by all Portfolio Loan Documents with respect to all personal property securing Borrower’s Portfolio Loans existing as of the Closing Date and as of the date of each Advance thereafter, and that such filings remain effective as of such date. Unless otherwise expressly agreed by Agent, Borrower covenants that it will take all action necessary to maintain the effectiveness of such filings so long as Borrower has any commitment to extend credit under such Portfolio Loans or Purchased Participations or any sum remains owing under such Portfolio Loan or Purchased Participation. Agent and Trustee are each authorized to file any UCC-3 statements of continuation, assignment or amendment as it may determine in its Permitted Discretion to be necessary to enable it to protect and maintain its interests under this Agreement.

12. WAIVERS; INDEMNIFICATION.

12.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees on which Borrower may in any way be liable or guarantees at any time held by the Lender Group in connection with the Obligations.

12.2 The Lender Group’s Liability for Collateral. Borrower hereby agrees that: (a) so long as Agent and Trustee each materially complies with its obligations, if any, under the Code and the Loan Documents, neither Agent nor Trustee nor any member of the Lender Group shall be in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

12.3 Indemnification by Borrower. Borrower shall pay, indemnify, defend, and hold the Trustee-Related Persons, Agent-Related Persons (including Agent in its capacity as Special Servicer under the Intercreditor Agreement), the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrower shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party’s compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand (except to the extent resulting from the gross negligence or willful misconduct of Agent), or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 2.17), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Advances or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Advances or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 12.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto in an amount no greater than the original Indemnified Liability.

12.4 Indemnification by Servicer. Servicer shall pay, indemnify, defend, and hold the Indemnified Persons harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other reasonable costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the failure of Servicer to perform any of its obligations under this Agreement or any other Loan Document, any breach of any representation or warranty made by Servicer to any Indemnified Person in connection herewith that results to be untrue or misleading, performing any obligation on behalf of Servicer, or any violation or claimed violation by Servicer (or by others acting on behalf of or at the direction of Servicer) of any applicable law. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. The foregoing to the contrary notwithstanding, Servicer shall have no obligation to any Indemnified Person under this Section 12.4 that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. Any amounts due under this Section 12.4 may not be paid from the Collateral or any proceeds of the foregoing.

12.5 Payments by Indemnified Parties. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower or Servicer was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed jointly and severally by Borrower and Servicer with respect thereto in an amount no greater than the original Indemnified Liability.

13. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Trustee, Collection Bank, Borrower, Servicer, Agent or Issuing Bank, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	NEWSTAR BUSINESS FUNDING 2012-1, LLC
500 Boylston Street, Suite 1250
Boston, MA 02116
Attn: Brian Forde
Fax No. (617) 848-4300
Email: bforde@newstarfin.com

with courtesy copies to (which shall not constitute Notice for purposes of this Section 13):	DECHERT LLP
200 Clarendon Street, 27th FL
Boston, MA 02116
Attn: Cindy Williams, Esq.
Fax No.: (617) 654-8604

If to Servicer:	NEWSTAR BUSINESS CREDIT, LLC
500 Boylston Street, Suite 1250
Boston, MA 02116
Attn: Brian Forde
Fax No. (617) 848-4300
Email: bforde@newstarfin.com

with courtesy copies to (which shall not constitute Notice for purposes of this Section 13):	DECHERT LLP
200 Clarendon Street, 27th FL
Boston, MA 02116
Attn: Cindy Williams, Esq.
Fax No.: (617) 654-8604

If to Trustee or Collection Account Bank:	U.S. BANK NATIONAL ASSOCIATION
60 Livingston Avenue
EP-MN-WS3D
St. Paul, MN 55107
Attn: Global Structured Finance/NewStar
Fax No. (866) 831-7910

Email: toby.robillard@usbank.com

If to Agent or Issuing Bank:	WELLS FARGO BANK, NATIONAL ASSOCIATION
14241 Dallas Parkway, Suite 1300
Dallas, TX 75254
Attn: Loan Portfolio Manager - Newstar
Fax No.: (972) 387-4375
Email: Ginger.H.Brown@wellsfargo.com and
Candice.C.Cooper@wellsfargo.com

with courtesy copies to (which shall not constitute Notice for purposes of this Section 13):	K&L GATES LLP

301 Commerce Street, Suite 3000
Fort Worth, Texas 76102
Attn: Javier Martinez, Esq.
Fax No.: (817) 347-5299
Email: javier.martinez@klgates.com

Any party hereto may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section 13, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

14. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE

COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, SERVICER, TRUSTEE, AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 14(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, SERVICER, TRUSTEE, AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER, SERVICER, TRUSTEE, AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) BORROWER AND SERVICER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR TRUSTEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST TRUSTEE, AGENT, SWING LENDER, ANY OTHER LENDER OR ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f) IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i) WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii) THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A)—(D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii) UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v) THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi) THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii) THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

15.1 Assignments and Participations.

(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an “Assignee”), with the prior written consent (such consent not to be unreasonably withheld or delayed) of Agent, Swing Lender, and Issuing Bank, and, so long as an Event of Default has not occurred and is continuing, Borrower.

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made to a natural person,

(B) no assignment may be made to any Person unless such assignment is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act,

(C) no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(D) the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(E) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement,

(F) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee,

(G) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500, and

(H) the assignee shall deliver to Agent and Borrower a Transferee Letter and, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and Transferee Letter and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Sections 12.3 and 12.4) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 17 and Section 18.9(a).

(c) By executing and delivering an Assignment and Acceptance and Transferee Letter, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan

Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent and Trustee to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to it, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 15.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party, (vi) no participation shall be sold to any Person unless such Person has delivered a Transferee Letter to Agent and Borrower and sale of such participation is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws, and is made only to either an “accredited investor” as defined in paragraphs (a)(1), (2), (3), or (7) of Rule 501 of Regulation D under the Securities Act or any entity in which all of the equity owners come within such paragraphs or to a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Trustee, Lenders, Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 18.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

15.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations or Duties unless such Obligation or Duty is expressly released in writing in accordance herewith. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 15.1 and, no consent or approval by Borrower is required in connection with any such assignment, except as expressly set forth in this Agreement.

16. AMENDMENTS; WAIVERS.

16.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letters), and no consent with respect to any departure by Borrower or any other Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.3(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.9(b) (which waiver shall be effective with the written consent of the Required Lenders),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 17.11 or in connection with any Permitted Disposition,

(vi) other than as expressly permitted by this Agreement (including without limitation pursuant to Section 17.11), permit the release of the Trustee’s Liens in and to any of the Collateral,

(vii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share,”

(viii) contractually subordinate any of Trustee’s Liens,

(ix) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(x) amend, modify, or eliminate any of the provisions of Section 2.7(b)(i) or (ii);

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, any Fee Letter, without the written consent of Agent, Borrower and any other Person party thereto (but shall not require the written consent of any of the Lenders),

(ii) any provision of Section 17 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, Servicer, and the Required Lenders;

(c) No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrower, Servicer, and the Supermajority Lenders, amend, modify, or eliminate the definition of (i) Borrowing Base or any of the defined terms (including the definitions of Preliminary Eligible Portfolio Loan, Eligible Life Insurance, Preliminary Eligible Split-Funded Loan, Eligible Portfolio Loan, Eligible Split-Funded Loan, or Concentration Limits but without prejudice any rights of Agent expressly set forth therein) that are used in such definition to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, (ii) the definition of Maximum Revolver Amount, or (iii) Section 3.1 or 3.2;

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrower, Servicer, and the Required Lenders;

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrower, Servicer, and the Required Lenders;

(f) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Trustee, or any other rights or duties of Trustee under this Agreement or the other Loan Documents, without the written consent of Trustee, Agent, Servicer and, Borrower (provided, that Trustee’s consent shall only be required in such instances); and

(g) Anything in this Section 16.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 16.1(a)(i) through (iii) that affect such Lender.

16.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 2.17, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance and Transferee Letter, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 15.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

16.3 No Waivers; Cumulative Remedies. No failure by Trustee, Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Trustee, Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Trustee, Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Trustee, Agent or any Lender on any occasion shall affect or diminish Trustee’s, Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement except as expressly waived by such Person. Trustee’s, Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Trustee, Agent or any Lender may have.

17. AGENT; THE LENDER GROUP.

17.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents (including without limitation the Intercreditor Agreement) on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 17. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain or cause to be maintained, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations and Duties, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file or cause to be executed or filed any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive (directly to the extent permitted herein or through Trustee), apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce or cause to be performed, exercised, or enforced any and all other rights and remedies of the Lender Group with respect to any Loan

Party, the Obligations, or Duties, the Collateral, or otherwise related to any of same as provided in the Loan Documents, including the determination of eligibility of Portfolio Loans and Purchased Participations, the necessity and amount of reserves against the Borrowing Base, Borrower’s compliance with the Required Procedures and all other determinations and decisions relating to ordinary course administration of the credit facilities contemplated hereunder, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact (including Trustee) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

17.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or their Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party.

17.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation reasonably (without any obligation on the part of Agent to make any inquiry or investigation in respect thereof) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Borrower or Servicer or counsel to Trustee or any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

17.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

17.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Loan Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to Trustee or any Lender (or Bank Product Provider). Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide Trustee or any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Trustee and each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide Trustee or such Lender (or Bank Product Provider) with any credit or other information with respect to Borrower, Servicer, or their Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

17.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent, Trustee, or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent (whether directly or from Trustee) to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

17.8 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of Trustee or the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

17.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days’ if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

17.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group and Trustee acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

17.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release or direct Trustee to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under this Agreement, specifying the relevant section hereof (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time any Trustee’s Lien was granted nor at any time thereafter, or (iv) in connection with a credit bid or purchase authorized under this Section 17.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders and subject to Borrower’s rights under Section 8.1(i), to (A) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (B) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (C) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (1) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of any entities that are used to consummate such credit bid or purchase), and (2) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver or cause the execution or delivery of a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release or cause the release of any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, that (I) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action (including directing Trustee to take or refrain from taking any action) necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (II) such release shall not in any manner discharge, affect, or impair the Obligations, or Duties, or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate or cause to be subordinated any Lien granted to or held by Trustee under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to Trustee or any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Trustee’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent or Trustee pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

17.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

17.13 Agency for Perfection. Trustee hereby appoints each Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Trustee’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent and Trustee thereof, and, promptly upon Agent’s or Trustee’s request therefor shall deliver possession or control of such Collateral to Trustee or in accordance with Trustee’s instructions.

17.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

17.15 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents (including without limitation the Intercreditor Agreement). Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

17.16 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f) In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

17.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.

Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

18. GENERAL PROVISIONS.

18.1 Effectiveness . This Agreement shall be binding and deemed effective when executed by Borrower, Servicer, Trustee, Agent, and each Lender whose signature is provided for on the signature pages hereof and all conditions precedent in Section 3.1 of this Agreement have been satisfied or waived in accordance with the terms hereof.

18.2 Section Headings . Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3 Interpretation . Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4 Severability of Provisions . Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5 Bank Product Providers . Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and (a) by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents, and (b) Wells Fargo, in its capacity as a Bank Product Provider, appoints Agent as Wells Fargo’s agent with respect to any Bank Products provided by Wells Fargo or its Affiliates to Borrower or one of its Subsidiaries. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Trustee and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

18.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

18.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

18.8 Revival and Reinstatement of Obligations. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Trustee’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Trustee’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Trustee’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

18.9	Confidentiality.

(a) Trustee, Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Servicer, Borrower and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Trustee, Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Trustee or any member of the Lender Group and to employees, directors and officers of Trustee or any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Trustee or any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (1) prior to any disclosure under this clause (iv), the disclosing party agrees to provide the applicable Loan Party with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the applicable Loan Party pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (2) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by the applicable Loan Party, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (1) prior to any disclosure under this clause (vi) the disclosing party agrees to provide the applicable Loan Party with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to the applicable Loan Party pursuant to the terms of the subpoena or other legal process and (2) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Trustee, Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge or proposed assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 18.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 18.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by such Person as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Trustee, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any

Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide the applicable Loan Party with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent. Further, nothing in this Section 18.9 shall restrict or prohibit Agent, Trustee, Servicer, or any member of the Lender Group from issuing notices or otherwise complying with their respective obligations under the Intercreditor Agreement.

(c) The Loan Parties hereby acknowledge that Trustee, Agent or their respective Affiliates may make available to the Lenders or each other materials or information provided by or on behalf of Borrower or Servicer hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Trustee, Agent and their respective Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Trustee, Agent, and their respective Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

18.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Trustee, Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

18.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower and Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and Servicer, which information includes the name and address of Borrower and Servicer and other information that will allow such Lender to identify Borrower and Servicer in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b)

OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower and Servicer each agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.

18.12 Currency Conversion.

(a) If, for any purpose hereunder, it becomes necessary on any date to convert any amount denominated in Canadian Dollars, then conversion shall be made at the prevailing Exchange Rate on such date. Except for purposes of financial statements delivered by Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of Canadian Dollars for purposes of the Loan Documents shall be such Dollar Equivalent amount. Agent shall determine the Exchange Rate as of each date of determination to be used for calculating Dollar Equivalent amounts. Such Exchange Rate shall become effective as of such date of determination and shall be the Exchange Rate employed in converting any amounts between Canadian Dollars and Dollars until the next date of determination occurs.

(b) If, for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which Agent would be prepared on the relevant date, to sell the currency of the amount due hereunder in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, Borrower will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement or any other Loan Documents in Dollars. Any additional amount due under this Section will be due as separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of this Agreement.

(c) Except as otherwise provided in Section 18.12(d) of this Agreement, if in connection with the determination by Borrower or any other Person, as to whether such Person is in compliance with any provision hereof, it is required that financial information or other computations otherwise denominated in any currency other than Dollars needs to be converted to Dollars, then such conversion shall be made at the rate of exchange prevailing on the applicable “as of”, “as at” or “effective” date of such financial information or other computation. For this purpose, unless otherwise specified herein, “rate of exchange” means the rate at which Agent would be prepared to sell Dollars in exchange for the applicable amount of such other currency.

(d) Notwithstanding the provisions of Section 18.12(c) of this Agreement, in connection with its preparation of any Compliance Certificate or other calculations to determine compliance with the provisions of Sections 2.19(e), 2.19(f), 6.1(q), 6.1(r) and 6.1(s) of this Agreement in respect of any fiscal period, all currency conversions from amounts denominated in a currency other than Dollars shall be converted to Dollars pursuant to a methodology acceptable to Agent.

18.13 Acknowledgement of Intent. The parties to this Agreement hereby acknowledge and agree that the Revolving Credit Notes evidence a commercial loan to finance Borrower’s current operations made by one or more banks, finance companies, insurance companies, or other financial institutions that are engaged in the making, purchasing or otherwise investing in commercial loans in the ordinary course of business and are not intended to be “securities” for purposes of Article 8 of the Code.

18.14 Acknowledgement of Intercreditor Agreement. Each of the parties to this Agreement hereby acknowledges and agrees that (a) this Agreement and certain other Loan Documents are subject to the Intercreditor Agreement, (b) it shall take no action to terminate its obligations under the Intercreditor Agreement except in connection with the termination thereof in accordance therewith, (c) it will otherwise be bound by and take no actions contrary to the Intercreditor Agreement, (d) no act or omission by Agent, Trustee, or any member of the Lender Group in accordance therewith shall constitute or be deemed to be a breach by such party or violation of its duties under any of the this Agreement or any of the other Loan Documents, and hereby consents to such acts and omissions, (e) it hereby recognizes all rights granted thereby to Agent and the Lender Group therein, and (f) it will not do any act or perform any obligation which is not in accordance with the agreements set forth therein.

18.15 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	NEWSTAR BUSINESS FUNDING 2012-1, LLC, a Delaware limited liability company, as Borrower

	By:	NEWSTAR FINANCIAL, INC.,
its designated manager

		By:	/s/ JOHN J. FRISHKOPF
		Name:	John J. Frishkopf
		Title:	Treasurer

SERVICER:	NEWSTAR BUSINESS CREDIT, LLC, a Delaware limited liability company, as initial Servicer

	By:	NEWSTAR FINANCIAL, INC.,
its sole member

		By:	/s/ JOHN J. FRISHKOPF
		Name:	John J. Frishkopf
		Title:	Treasurer

TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, a national banking association, as initial Trustee and Collection Account Bank

	By:	/s/ TOBY ROBILLARD
	Name:	Toby Robillard
	Title:	Vice President

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, Issuing Bank, Swing Lender, and as a Lender

	By:	/s/ JOHN RENIGER
	Name:	John Reniger
Its Authorized Signatory

[Signature Page to Loan and Security Agreement]